As filed with the Securities and Exchange Commission on ____________ , 1997
                                                    Registration No. 33
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                           ------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           ------------------------
                    LABORATORY SPECIALISTS OF AMERICA, INC.
                (Name of small business issuer in its charter)

           OKLAHOMA                        8734                  73-1451065
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

  101 PARK AVENUE, SUITE 810             JOHN SIMONELLI, CHIEF EXECUTIVE OFFICER
OKLAHOMA CITY, OKLAHOMA 73102            LABORATORY SPECIALISTS OF AMERICA, INC.
       (405) 232-9800                          101 PARK AVENUE, SUITE 810
                                              OKLAHOMA CITY, OKLAHOMA 73102
                                                     (405) 232-9800
  (Address and telephone number,          (Name, address and telephone number,
including area code, of registrant's            of agent for service)
   principal executive offices)
                           ------------------------
                                   Copies To:
                             MICHAEL E. DUNN, ESQ.
                            DUNN SWAN & CUNNINGHAM
                              2800 OKLAHOMA TOWER
                                210 PARK AVENUE
                      OKLAHOMA CITY, OKLAHOMA 73102-5604
                           ------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           ------------------------
                        CALCULATION OF REGISTRATION FEE
================================================================================
                                                         PROPOSED
                                                          MAXIMUM
  TITLE OF EACH CLASS      AMOUNT         PROPOSED       AGGREGATE    AMOUNT OF
    SECURITIES TO BE       TO BE      MAXIMUM OFFERING    OFFERING  REGISTRATION
       REGISTERED        REGISTERED   PRICE PER UNIT(1)   PRICE(1)        FEE
--------------------------------------------------------------------------------
Common Stock(2)........  1,452,000         $ 2.00        $2,904,000   $  880(2)
--------------------------------------------------------------------------------
Units(3)...............     66,000         $ 7.32        $  483,120   $  147(3)
--------------------------------------------------------------------------------
Common Stock(4)(5).....    132,000         $ 3.60        $  475,200   $  144(4)
--------------------------------------------------------------------------------
1994 Warrants(4)(5)....     66,000         $  .12        $    7,920   $    3(4)
--------------------------------------------------------------------------------
Common Stock(6)........    170,000         $2.375        $  403,750   $  123
--------------------------------------------------------------------------------
      Total............                                  $4,273,990   $1,295
--------------------------------------------------------------------------------
(1) Based upon exercise price of the 1994 Warrants and Underwriters' Warrants for purchase of underlying securities.
(2) The Common Stock underlying the 1994 Warrants, of which 1,440,000 shares of the Common Stock are being carried forward from Registration Statement No. 33-82058-D and the previously paid registration fee associated with such Common Stock is $1,886.90.
(3) The Units underlying the Underwriters' Warrants, of which 60,000 of the Units are being carried forward from Registration Statement No. 33-82058-D and the previously paid registration fee associated with such Units is $151.45.
(4) Underlying the Units, of which 120,000 shares of the Common Stock, and 60,000 of the 1994 Warrants are being carried forward from Registration Statement No. 33-82058-D and the previously paid registration fees associated with such Common Stock and 1994 Warrants are $148.97 and $2.48.
(5) Pursuant to Rule 416, includes such indeterminate number of additional securities as may be required for issuance on exercise of Representative's Warrants as a result of adjustment in the number of securities issuable on such exercise by reason of anti-dilution provisions of the Representative's Warrants.
(6)  Underlying the Managing Agent's warrants for purchase of common stock.
                           ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY

ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     THIS REGISTRATION STATEMENT CONTAINS A PROSPECTUS WHICH CONSTITUTES A COMBINED PROSPECTUS RELATED TO REGISTRANT'S REGISTRATION STATEMENT NO. 33-82058-D IN ACCORDANCE WITH RULE 429.
================================================================================

********************************************************************************
|INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         |
|REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE | |SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY | |OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES|
|EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       |
|SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE        |
|SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE | |UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF |
|ANY SUCH STATE.                                                               |
********************************************************************************

SUBJECT TO COMPLETION, DATED JULY 7, 1997                             PROSPECTUS

                    LABORATORY SPECIALISTS OF AMERICA, INC.

                       1,452,000 SHARES OF COMMON STOCK

                  ISSUABLE UPON EXERCISE OF THE 1994 WARRANTS

                                 66,000 UNITS

     (EACH CONSISTING OF TWO SHARES OF COMMON STOCK AND ONE 1994 WARRANT)

                      ISSUABLE UPON EXERCISE OF WARRANTS

                     NOTICE OF REDEMPTION OF 1994 WARRANTS

     Laboratory Specialists of America, Inc. (the "Company" or "LSAI") hereby
notifies the holders (the "Warrant Holders") as of           , 1997 (the "Record
Date") of the Company's election to redeem the outstanding 1994 Warrants (the "Warrant Redemption") at $.01 each (the "Redemption Price") at 5:00 p.m.,
Central Standard Time, on             , 1997, unless extended, in the sole
discretion of the Company, to a date not later than      , 1997 (the "Redemption
Date"). Each 1994 Warrant is exercisable at any time on or before the Redemption Date to purchase two shares of Common Stock, $.001 par value per share (the "Common Stock") for $2.00 per share. The Company's right to redeem the 1994 Warrants is exercisable without restriction and is not subject to any conditions other than the required notice which is made pursuant hereto. The Redemption Price will be paid as soon as practicable following the Redemption Date with respect to the unexercised 1994 Warrants.
                                                     (Continued on inside cover)
                           ------------------------

     SEE "RISK FACTORS," BEGINNING AT PAGE 10, FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK AND UNITS OFFERED HEREBY.
                           ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                        PRICE TO        UNDERWRITING DISCOUNTS     PROCEEDS TO
                         PUBLIC         AND COMMISSIONS (1)(2)    COMPANY (2)(3)
--------------------------------------------------------------------------------
Per Share              $     2.00                $.10               $     1.90
--------------------------------------------------------------------------------
Per Unit               $     7.32                 --                $     7.32
--------------------------------------------------------------------------------
Total                  $3,387,120              $145,200             $3,241,120
================================================================================
(1) The Company will pay broker-dealers responsible for exercise of the 1994 Warrants a fee of up to but not in excess of five percent of the aggregate exercise price of such 1994 Warrants, subject to certain conditions, and the Company will agree to indemnify such broker-dealers against certain liabilities under the Securities Act of 1933, as amended (the "1933 Act"). See "Plan of Distribution." Proceeds to Company assumes exercise of the 1994 Warrants in full at an exercise price of $2.00 per share and the Underwriters' Warrants in full at an exercise price of $7.32 per Unit.
(2) Before deducting a non-accountable expense allowance equal to four percent of the public offering price of the shares sold pursuant to exercise of the 1994 Warrants and a fee of up to $50,000, proportionately reduced in the event less than 90 percent of the 1994 Warrants are exercised, and warrants (the "Managing Agent Warrants") to purchase up to 170,000 shares of Common Stock at an exercise price of $2.375 per share during period of up to three years commencing on the Redemption Date, payable and issuable to Barber & Bronson Incorporated (the "Managing Agent"). See "Exercise of 1994 Warrants--Managing Agent."
(3) Before deducting offering expenses payable by the Company estimated to be $100,000. See "Use of Proceeds."

     It is expected that delivery of the certificates representing the Common Stock and the Units will be made as promptly as practicable following exercise of the 1994 Warrants and/or Underwriters' Warrants, as the case may be, and payment of the exercise price. See "Description of Securities--1994 Warrants" and "--Underwriters' Warrants."


           THE DATE OF THIS PROSPECTUS IS                      , 1997

     The units (each consisting of two shares of Common Stock and one 1994 Warrant (the "Units")) of the Company are offered to the holders (the "Selling Shareholders") of certain warrants exercisable for the purchase of the Units (the "Underwriters' Warrants"), and, thereafter, the resale of the Common Stock and 1994 Warrants by the Selling Shareholders. The Company will receive the proceeds from exercise of the 1994 Warrants and the Underwriters' Warrants, but will not receive any proceeds from the resale of the Common Stock and 1994 Warrants by the Selling Shareholders. The Common Stock and 1994 Warrant comprising the Units will be separately transferrable immediately upon issuance and will trade only as separate securities. Each Underwriters' Warrant may be exercised at any time on or before October 11, 1999, to purchase one Unit for $7.32. As a result of the Warrant Redemption, each of the Selling Shareholders may only exercise the Underwriters' Warrants with respect to the 1994 Warrants comprising the Units for $.12 per 1994 Warrant and continue to have the right to exercise the Underwriters' Warrants with respect to the two shares of Common Stock comprising the Units for $7.20. "Description of Securities--1994 Warrants" and "--Underwriters' Warrants."

     The Common Stock and 1994 Warrants are quoted on Nasdaq SmallCap Market under the symbols LABZ and LABZW, respectively. On July 7, 1997, the closing sale prices of the Common Stock and 1994 Warrants were $3.38 and $1.44, respectively.

          CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION


     Certain statements under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus and the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. See "Risk Factors." As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                               TABLE OF CONTENTS

                               PAGE
                               ----

Prospectus Summary...........     3
Risk Factors.................    10
The Company..................    13
Use of Proceeds..............    16
Selling Shareholders.........    17
Price Range of Common Stock
    and Warrant; Dividends...    17
Capitalization...............    18
Selected Financial
    Information..............    18
Unaudited Pro Form
    Consolidated Financial
    Information of the
    Company..................    20
Management's Discussion and
   Analysis of Financial
   Condition and Results
   of Operations.............    27
Warrant Redemption...........    32
Exercise of 1994 Warrants....    33
Business.....................    37
Management...................    45
Certain Transactions.........    51
Security Ownership of Certain
   Beneficial Owners and
   Management................    52
Description of Securities....    53
Shares Eligible for Future
   Sale......................    58
Plan of Distribution.........    59
Legal Matters................    60
Experts......................    60
Additional Information.......    60
Index to Financial
   Statements................   F-1

                                 PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. In connection with the further expansion of its forensic drug testing business, the Company acquired the capital stock of National Psychopharmacology Laboratory, Inc. on January 2, 1996 ( the "NPLI Acquisition") and (ii) certain forensic drug testing assets of Pathology Laboratories Limited ("PLL") on January 31, 1997 (the "PLL Asset Purchase"). See "The Company-- Background--NPLI Acquisition" and "--PLL Asset Purchase." Unless the context otherwise requires, all references in this Prospectus to the Company are to Laboratory Specialists of America, Inc., an Oklahoma corporation ("LSAI"), and its wholly-owned subsidiaries, Laboratory Specialists, Inc., a Louisiana corporation ("LSI") and National Psychopharmacology Laboratory, Inc., a Tennessee corporation ("NPLI"). Furthermore, except as otherwise indicated, the information contained in this Prospectus assumes that (i) 103,333 shares of Common Stock are issued to the former shareholders of NPLI in connection with the NPLI Acquisition (see "The Company--Background--NPLI Acquisition" and "Business--Litigation") and (ii) the 1994 Warrants and the Underwriters' Warrants are not exercised, in whole or in part. Prospective investors should carefully consider the information set forth in "Risk Factors." All references in this Prospectus to fiscal years are to the Company's fiscal year ended December 31 of each year.

THE COMPANY

     The Company through LSI, its wholly-owned subsidiary, owns and operates an independent drug testing laboratory providing drug testing services to corporate and institutional customers seeking to detect, both on a pre- and post-employment basis, and deter the use of illegal drugs. LSI's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ("NIDA"), to conduct drug testing using procedures required for legal defensibility of test results. See "Risk Factors--Certification" and "Business--Certification and Government Regulation." The drug testing procedures provide accurate and reliable testing and a secure chain-of-custody for each specimen from its collection to the reporting of the test results. The test results are reported to the customer for its use in screening of prospective employees and, to an increasing extent, testing of employees in order to maintain safety standards especially with respect to safety-sensitive jobs such as trucking, aviation, public transportation, railroads and pipelines. LSI tests for drugs of abuse, including cocaine, methamphetamine, heroin, PCP, marijuana and alcohol, primarily by urinalysis. In conjunction with the drug testing services, LSI offers a range of services which are customized to assist customers in implementing cost-effective drug testing programs. See "Business."

     The market for drug testing services has grown rapidly in recent years as a result of heightened public awareness of the national drug abuse problem. Concerns about drug abuse have generated a broad base of government and private sector initiatives, including federal regulations mandating drug testing under certain circumstances and a significant increase in the number of companies that have instituted drug testing programs. Certain regulations of the Department of Transportation, which became effective in 1995, increased the number of workers required to be tested for drug abuse in safety-sensitive jobs, including trucking, public transportation, aviation, railroads and pipelines. Under these regulations, it is estimated that approximately 7.5 million workers are required to be tested each year, and it is estimated that the annual market for drug testing is approximately $625 million for drug testing of the approximately 20 million U.S. work force.

     The Company has and intends to continue its growth in part through the acquisition of additional established drug testing companies and the assets of companies engaged in the drug testing business. The Company expects to utilize, in part, the proceeds of this offering to further implement this acquisition strategy. See "The Company--Background" and "Business--Growth Strategy."

     The Company's principal executive offices are located at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102 and its telephone number is (405) 232-9800. The executive offices and laboratory of LSI and the executive offices of NPLI are located at 1111 Newton Street, Gretna, Louisiana 70053, which is near New Orleans, and their telephone numbers are (504) 361-8989 and (800) 433-3823.

WARRANT REDEMPTION

     Pursuant to this Prospectus, the Company is notifying the holders (the "Warrant Holders") of the outstanding 1994 Warrants and the holders (the
"Selling Shareholders") of warrants (the "Underwriters' Warrants") as of      ,
1997 (the "Record Date"), of the election of the Company to redeem (the
"Warrant Redemption") the 1994 Warrants at 5:00 p.m. Central Standard Time, on
       , 1997 (the "Redemption Date"). Each 1994 Warrant is exercisable for the purchase of two shares of Common Stock, $.001 par value per share, for $2.00 per share on or before the Redemption Date. The Redemption Date may be extended by the Company such number of times as determined in the sole discretion of the
Company to a date not later than                , 1997.  See "Warrant
Redemption."

     The 1994 Warrants may only be exercised by a Warrant Holder in the event the Registration Statement of which this Prospectus in a part is effective with the United States Securities and Exchange Commission and the Common Stock is qualified for sale in the state of residence of the Warrant Holder. See "Risk Factors--Securities Laws Restrictions on Exercise of Warrants," "Exercise of 1994 Warrants--Acceptance of 1994 Warrants; Delivery of Common Stock" and "Description of Securities--1994 Warrants." Subject to the foregoing, the 1994 Warrants are exercisable at any time by the Warrant Holders prior to the Redemption Date by delivery of (i) the warrant certificate evidencing the 1994 Warrants, with the "Subscription Form" on the reverse side of the certificate duly filled in and executed, and (ii) payment of the Exercise Price of the shares of Common Stock (and any applicable transfer taxes) specified in the Subscription Form, in cash, or by certified or official bank check, payable to the order of the Company, to Liberty Bank and Trust Company of Oklahoma City, N.A. (the "Warrant Agent") at 100 Broadway, Oklahoma City, Oklahoma 73102,
Attention: Stock Transfer Department or to Liberty Bank and Trust Company of Oklahoma City, N.A., Post Office Box 25848, Oklahoma City, Oklahoma 73125, Attention Stock Transfer Department.

     The Selling Shareholders may exercise the Underwriters' Warrants for purchase of the Units or only with respect to the 1994 Warrants comprising in part the Units by presentation and surrender of the Underwriters' Warrants and the Purchase Form annexed thereto duly executed and accompanied by payment, in cash, certified or official bank check payable to the order of the Company in the amount of the exercise price of the Units or the 1994 Warrants specified in the Purchase Form, as the case may be, at the Company's office at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102.

THE OFFERING

Securities offered.........  1,452,000 shares of Common Stock offered to the holders of 1994 Warrants (the "Warrant Holders") in connection with the exercise of the 1994 Warrants, including the 1994 Warrants comprising in part the Units. Each 1994 Warrant entitles the Warrant Holder to purchase two shares of Common Stock at an exercise price of $2.00 per share.
                             The 1994 Warrants are exercisable at any time on or before the Redemption Date. Those 1994 Warrants not exercised on or before the Redemption Date will be redeemed by the Company for $.01 each. See "Description of Securities--1994 Warrants."

                             66,000 Units (each consisting of two shares of Common Stock and one 1994 Warrant) offered to the holders (the "Selling Shareholders"), and in connection with the exercise of, the Underwriters' Warrants and the resale by the Selling Shareholders of the Common Stock and 1994 Warrants comprising the Units. Each share of Common Stock and the 1994 Warrant comprising each Unit will be separately tradable upon issuance. Each Underwriters' Warrant entitles the Selling Shareholder

                             (or the holder) to purchase one Unit at $7.32 at any time each on or before October 11, 1999. Furthermore, each Underwriters' Warrant, in connection with the Warrant Redemption, entitles the Selling Shareholder (or holder) to exercise the Underwriters' Warrant only with respect to the 1994 Warrant comprising the Unit at $.12 per 1994 Warrant on or before the Redemption Date. See "Description of Securities--Underwriters'
                             Warrants."

Offering exercise price:

    Common Stock...........  $2.00 per share of Common Stock.  See "Description of Securities--1994 Warrant."

    Per Unit...............  $7.32 per Unit, each comprised of two shares of
                             Common Stock and one 1994 Warrant, or $3.60 per share of Common Stock and $.12 per 1994 Warrant comprising each Unit, pursuant to exercise of the Underwriters' Warrants. See "Description of Securities--Underwriters' Warrants."

Common Stock outstanding...  3,416,738 shares of Common Stock as of the date of this Prospectus; 5,000,738 after completion of this offering, assuming exercise of the 1994 Warrants and Underwriters' Warrants in full. In the event only the 1994 Warrants are exercised in full (including the 1994 Warrants comprising in part the Units) 4,868,738 shares of Common Stock will be outstanding immediately after the Redemption Date.

Net proceeds Indeterminable  $2,986,320 (after deduction of commissions and other estimated expenses of this offering of $400,800) estimated net proceeds in the event the 1994 Warrants and the Underwriters' Warrants are exercised in full. In the event only the 1994 Warrants are exercised in full (including the 1994 Warrants comprising the Units), the estimated net proceeds will be $2,511,120. There is no assurance that any portion of the 1994 Warrants and/or the Underwriters' Warrants will be exercised; therefore, the net proceeds to the Company are not determinable as of the date of this Prospectus.

Use of proceeds............  The acquisition of  established drug testing companies, marketing development and advertising, and working capital. See "Use of Proceeds."

Consequences to
 Non-Exercising Warrant
 Holders...................  The 1994 Warrants not exercised or that are not exercisable because of securities laws
                             restrictions or limitations (see "--Acceptance of 1994 Warrants," below, and "Risk Factors--Securities Laws Restrictions on Exercise of 1994 Warrants" and "Exercise of 1994 Warrants--Acceptance of 1994 Warrants; Delivery of Common Stock") prior to the Redemption Date will be redeemed by the Company at $.01 per 1994 Warrant. See "Exercise of 1994 Warrants--Advantages and Disadvantages of 1994 Warrant Exercise."

How to Exercise Warrants...  Each Warrant Holder electing to exercise the 1994
                             Warrants should either (i) fill out the
                             "Subscription Form" on the back of the 1994
                             Warrant certificate and forward it along with cash or a certified or official bank check in the amount of the proper exercise price and any other required documents to the Warrant Agent, or (ii) request a broker or bank to effect the transaction. Warrant Holders owning 1994 Warrants registered in the name of a broker, dealer, bank, trust company or nominee should instruct such broker, dealer, bank, trust company or nominee to tender the 1994 Warrants. See "Exercise of 1994 Warrants--How to Exercise."

How to Exercise
 Underwriters' Warrants....  Each holder of an Underwriters' Warrant electing to exercise an Underwriters' Warrant, either for purchase of the Units or only the 1994 Warrants in part comprising the Units, should fill out the "Purchase Form" annexed to the Underwriters' Warrant and forward it along with cash or a certified or official bank check payable to the Company in the amount of the proper exercise price to the Company's office. See "Description of Securities--Underwriters' Warrants."

Acceptance of 1994 Warrants
  and Underwriters'
  Warrants..............     The Company will accept any and all 1994 Warrants
                             and Underwriters' Warrants duly exercised, subject to certain conditions. In certain cases, the sale of shares of Common Stock pursuant to exercise of the 1994 Warrants could violate the securities laws of certain states or other jurisdictions.
                             The Company has undertaken registration or qualification of the Common Stock and the Units
                             (including the Common Stock and 1994 Warrants comprising the Units) for sale in California, Colorado, Florida, Georgia, Kentucky, Illinois,
                             Louisiana, New Hampshire, New York, Ohio,
                             Oklahoma, Tennessee, Texas, Virginia, Washington and Wisconsin; however, there is no assurance that such registration or qualification will become effective in any such states. In addition, the Company may undertake registration of the Common
                             Stock and Units in additional states as determined in the sole discretion of the Company. Those
                             Warrant Holders residing in states in which the Common Stock has not been registered or otherwise qualified for sale in such state, will not be permitted to exercise their 1994 Warrants. Prior to tendering of the 1994 Warrants for exercise, the Warrant Holder should either contact the Company or the Warrant Agent to determine whether the Common

                             Stock has been registered or qualified in the state of such Warrant Holder's residence. The Company has used and will continue to use its best efforts to cause the sale of the Common Stock and Units to be lawful. See "Exercise of 1994 Warrants--Acceptance of 1994 Warrants; Delivery of Common Stock."

                             The Company is not required to accept the exercise of the 1994 Warrants, if, in the opinion of counsel, the sale of the Common Stock upon such exercise would be unlawful. In such cases, the 1994 Warrants will not be accepted for exercise, and the Warrant Holder will be required to sell the 1994 Warrants in the open market, or hold until expiration or, if applicable, redemption by the Company. See "Risk Factors--Securities Laws Restrictions on Exercise of 1994 Warrants," "Exercise of 1994 Warrants--Acceptance of 1994 Warrants; Delivery of Common Stock" and "Description of Securities--1994 Warrants."

Delivery of Securities.....  The Company will deliver the certificates for the shares of Common Stock issuable upon exercise of the 1994 Warrants, and the shares of Common Stock and 1994 Warrants comprising the Units and issuable upon exercise of the Underwriters' Warrants, as promptly as practicable after exercise. See "Exercise of 1994 Warrants--Acceptance of 1994 Warrants; Delivery of Common Stock" and "Description of Securities-- Underwriters' Warrants."

Warrant Agent..............  Liberty Bank and Trust Company of Oklahoma City,
                             N.A. The Warrant Agent may be contacted at the address and telephone number set forth on the back cover of this Prospectus.

Additional Information.....  The Company may be contacted at the address and telephone number set forth on the back cover of this Prospectus.

Nasdaq SmallCap Market
 System symbols:
   Common Stock............  LABZ
   1994 Warrants...........  LABZW

SUMMARY FINANCIAL AND OPERATING INFORMATION

    The following table sets forth summary financial and operating information of the Company for the three months ended March 31, 1996 and 1997, and for the
fiscal years ended December 31, 1996 and 1995.   See "Selected Financial
Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following information should be read in conjunction with the consolidated financial statements and the related notes thereto of the Company, and other information relating to the Company presented elsewhere in this Prospectus. The results of operations during fiscal years and periods presented are not necessarily indicative of the Company's future operations. In the opinion of management of the Company, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information.

                               FOR THE THREE MONTHS ENDED    FOR THE YEAR ENDED
                                        MARCH 31,                DECEMBER 31,
                               ------------------------   ----------------------
                                   1997         1996         1996       1995
                               -----------   ----------   ----------  ----------
STATEMENT OF INCOME DATA:
Revenues...................... $ 2,587,222   $1,948,536   $8,726,799  $6,925,716
Cost of revenues..............   1,186,084      840,161    3,816,114   3,246,470
Gross profit..................   1,401,138    1,108,375    4,910,685   3,679,246
Operating expenses............     968,594      764,128    3,673,201   2,951,415
Other income (expense)........     (24,920)        (315)     (21,808)    421,134
Income from continuing
  operations before income
  taxes.......................     407,624      343,932    1,215,676   1,148,965
Income tax expense............     173,621      141,686      527,171     474,405
Income from continuing
  operations..................     234,003      202,246      688,505     674,560
Loss from operations of
  discontinued clinical
  business, net of tax
  benefit.....................          --           --     (500,636)         --
Loss on disposal of clinical
  business, net of tax
  benefit.....................          --           --     (773,580)         --
Dividends on preferred stock..          --           --           --      13,344
Net income (loss) available
  to common stockholders......     234,003      202,246     (585,711)    661,216
Primary earnings per share:
  Weighted average number
    of common stock and
    common stock equivalents..   3,315,656    3,310,112    3,316,198   3,301,582
        outstanding
    Continuing operations.....         .07          .06          .21         .20
    Discontinued operation....          --           --         (.39)         --
        Total.................         .07          .06         (.18)        .20
Fully diluted earnings per
   share:
    Weighted average number of
      common stock and common
      stock equivalents
      outstanding.............   3,891,723    4,025,117    3,954,787   3,843,391
    Continuing operations.....         .06          .05          .17         .17
    Discontinued operation....          --           --         (.32)         --
        Total.................         .06          .05         (.15)        .17

                                           MARCH 31,          DECEMBER 31,
                                          -----------   -----------------------
                                             1997          1996         1995
                                          -----------   ----------   ----------
BALANCE SHEET DATA(1):
Current assets........................... $ 3,209,457   $3,194,480   $3,842,187
Working capital..........................    (224,496)   1,002,712    3,128,818
Total assets.............................  12,143,307    9,394,808    7,319,036
Short-term debt..........................   2,348,913    1,312,650           --
Long-term debt, net of current portion...   2,518,000    1,245,690      353,123
Stockholders' equity.....................   5,884,254    5,650,250    6,211,586

------------------------
(1) Gives no effect to exercise of the 1994 Warrants and the Underwriters' Warrants.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following table presents selected unaudited pro forma information for the Company on the assumption that the PLL Asset Purchase occurred on January 1, 1996, with respect to the statement of operations data presented for the fiscal year ended December 31, 1996, and as of December 31, 1996, with respect to balance sheet data presented. The information presented below is derived from, and should be read in conjunction with, the audited financial statements of the Company as of and for the fiscal year ended December 31, 1996, and the audited statement of net assets and the related statements of divisional operations as and for the year ended December 31, 1996, of the Forensic Drug Testing Division of Pathology Laboratories, Ltd. presented elsewhere in this Prospectus. The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the results of operations that would have been achieved if the transactions included in the pro forma adjustments had been consummated in accordance with the assumptions set forth in the notes to the unaudited pro forma consolidated balance sheet and statement of income of the Company, nor is it necessarily indicative of future operating results. See "Unaudited Pro Forma Consolidated Financial Information of the Company."

                                                               PRO FORMA
                                                                COMBINED
                                                            -----------------
                                                                 FOR THE
                                                                YEAR ENDED
                                                            DECEMBER 31, 1996
                                                            -----------------
STATEMENT OF INCOME DATA:
Revenues...................................................    $11,286,799
Cost of laboratory services................................      4,942,514
Gross profit...............................................      6,344,285
Operating expenses.........................................      4,351,534
Other expense..............................................        170,558
Income from continuing operations before income taxes            1,822,193
Income tax expense.........................................        728,877
Income from continuing operations..........................      1,093,316
Loss from operations of discontinued clinical business,
  net of tax benefit.......................................       (500,636)
Loss on disposal of clinical business, net of tax benefit..       (773,580)
Net loss...................................................       (180,900)
Primary earnings per share:
    Weighted average number of common stock and
      common stock equivalents outstanding.................      3,316,198
    Continuing operations..................................            .33
    Discontinued operation.................................           (.38)
        Total..............................................           (.05)
Fully diluted earnings per share:
    Weighted average number of common stock and common
      stock equivalents outstanding........................      3,954,787
        Continuing operations..............................            .28
        Discontinued operation.............................           (.32)
            Total..........................................           (.04)


                                                               PRO FORMA
                                                                COMBINED
                                                            -----------------
                                                            DECEMBER 31, 1996
                                                            -----------------
BALANCE SHEET DATA(1):
Current assets.............................................    $ 3,194,480
Working capital............................................        102,712
Total assets...............................................     11,994,808
Short-term debt............................................      1,312,650
Long-term debt, net of current portion.....................      2,945,690
Stockholders' equity.......................................      5,650,250

------------------------
(1) Gives no effect to exercise of the 1994 Warrants and the Underwriters' Warrants.

                                  RISK FACTORS



    The purchase of the shares of Common Stock and Units offered hereby involves a high degree of risk. In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and the Offering should be considered when evaluating an investment in the Units and Common Stock offered hereby.

    SECURITIES LAWS RESTRICTIONS ON EXERCISE OF 1994 WARRANTS. The sale of the Common Stock by the Company upon exercise of 1994 Warrants could violate the securities laws of certain states or other jurisdictions. The Company will use its best efforts to cause the Registration Statement of which this Prospectus is a part to be declared effective under the laws of various states or qualify the Common Stock for sale under available registration exemptions as may be required to cause the sale of the Common Stock upon exercise of 1994 Warrants to be lawful. However, the Company is not required to accept the exercise of the 1994 Warrants if, in the opinion of counsel, the sale of the Common Stock upon such exercise would be unlawful. In such cases, the 1994 Warrants will not be accepted for exercise, and the Warrant Holder will be required to sell the 1994 Warrants in the open market, if such market is available, or hold the 1994 Warrants until redemption by the Company for $.01 per 1994 Warrant. See "Exercise of 1994 Warrants--Acceptance of 1994 Warrants; Delivery of Common Stock."

    MANAGEMENT DISCRETION OVER APPLICATION OF PROCEEDS. The Company will allocate the net proceeds of this offering to general corporate purposes, including acquisitions and working capital. See "Business--Growth Strategy." The application of such proceeds will be at the sole discretion of management of the Company. Individual shareholders will have no control over decisions regarding the application or use of the net proceeds of this offering. See "Use of Proceeds."

    NON-SPECIFIC ACQUISITION STRATEGY. As part of its business strategy, the Company has and intends to continue its growth principally through the acquisition of additional complementary drug testing laboratories and assets, and intermediate drug testing service providers. These acquisitions, if any, could be completed through the issuance of Common Stock or Preferred Stock of LSAI, utilization of available cash equivalents, proceeds of this offering (if any), borrowings or other sources of equity capital. The non-specific nature of the acquisitions makes an estimation of amount to be allocated to acquisitions from these sources not determinable or subject to estimation at the date of this Prospectus. The Company's growth strategy has and will continue to require expanded customer services and support, increased personnel, expanded operational and financial systems and implementation of control procedures. There can be no assurance that the Company will be able to manage expanded operations effectively. Furthermore, failure to implement financial and other systems and to add control procedures could have a material adverse impact on the Company's results of operations and financial condition. Although the Company, since December 1994, has completed three acquisitions in expansion of the Company's drug testing operations (see "The Company--Background"), as of the date of this Prospectus, the Company has not entered into any agreements or commitments regarding any additional acquisitions, and there can be no assurance that additional acquisitions will be consummated. The Company's shareholders will, in all likelihood, not be afforded the opportunity to approve the terms of any such acquisitions because the Board of Directors will, in most cases, have the authority to consummate an acquisition without shareholder approval. Shareholders will also not have an opportunity to review the financial statements of an acquisition candidate, except where shareholder approval is required.

    The Company's acquisitions could involve a number of risks including the diversion of management's attention to the assimilation of the acquired companies, adverse short-term effects on the Company's results of operations, the amortization of acquired intangible assets, the possibility that the acquired company or assets will not contribute to the Company's business, profitability and cash flows as expected, as well as the acquisition of operations other than legally defensible ("forensic") drug testing which may be discontinued or disposed of at a loss. See "Business--Growth Strategy."

    COMPETITION. Drug testing laboratories compete primarily on the basis of price per specimen, technical superiority, and customer service. Price per specimen is an important factor in obtaining and maintaining customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." The Company believes LSI competes favorably in each of these categories. LSI competes with a variety and number of companies offering forensic drug testing services including national laboratory chains, independent national drug testing laboratories and numerous regional and local laboratories, many of which have greater financial resources than the Company. In addition, some potential customers of LSI operate their own drug testing facilities, or may develop such facilities in the future. Further, LSI competes in certain areas of the market with companies that offer hand-held devices and on-site equipment that can be used to screen for the presence of drugs, although without forensic results. See "Business--Competition."

    CERTIFICATION. LSI's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ('NIDA"), the College of American Pathologist ("CAP"), as well as eight state and local jurisdictions. SAMHSA is a federal regulatory agency charged with the responsibility and authority to license laboratories performing drug testing services for the federal government and its agencies and federally regulated industries, such as the Department of Transportation, Department of Defense, etc. SAMHSA inspects, monitors and certifies laboratories that perform drug testing services under specific mandated guidelines. In order to obtain certification a laboratory must apply for certification, meet certain minimum facility requirements and then successfully complete a series of proficiency tests, which takes approximately 12 months to complete. CAP is a private organization which primarily focuses on the safety of working conditions in laboratories.

    Certification by SAMHSA is essential to LSI's business, because some of its customers are required to use SAMHSA certified laboratories, and many of its customers look to such certification as an indication of reliability and accuracy of tests. In order to remain certified, LSI is subject to frequent inspections and proficiency tests. Failure to meet any of the numerous certification requirements to which LSI is subject could result in suspension or loss of certification. Such suspension or loss of certification could have a material adverse effect on LSI and LSAI. NIDA suspended LSI's certification from January 24 to April 26, 1990, citing LSI's alleged failure to conform to NIDA regulations concerning certain operating procedures and failure to segregate the processing of specimens from those specimens that were not being processed in accordance with NIDA regulations. Laboratory remodeling was necessary to effect the required division of specimen processing. Upon LSI's compliance with NIDA regulations and reinspection by NIDA, the suspension was lifted. Many of LSI's competitors are also certified by one or more certifying bodies in addition to SAMHSA and CAP. See "Business--Certification and Government Regulation."

    DEFICIT WORKING CAPITAL. At March 31, 1997, the Company had a deficit working capital of $224,496. Management believes that the deficit working capital will be eliminated by payment of certain short-term debt by delivery of shares of Common Stock of the Company and operating activities in the near term; however, there is no such assurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." To the extent that the Company receives net proceeds of this offering, such net proceeds may reduce or eliminate the deficit working capital.

    FLUCTUATIONS IN OPERATING RESULTS. The Company's operations are affected by decreases in the price per specimen tested principally due to increased price competition amongst provides of drug testing services, the price per specimen being an important factor in obtaining and maintaining customers. During the three months ended March 31, 1997, and the year ended December 31, 1996, the price per specimen decreased 4.8 percent and 4.7 percent, respectively, compared to the three months ended March 31, 1996, and the year ended December 31, 1995. There can be no assurance that the price decline per specimen will not further decline during 1997 and thereafter. In general, the Company's operations are affected by general economic conditions, as well as seasonal trends, to which drug testing laboratories are subject. Recessionary periods generally result in fewer new employee hires, and, therefore, may lead to fewer pre-employment drug tests for customers. Budget cuts at the federal, state or local government level may reduce business from LSI's institutional and governmental customers. Because expenses associated with maintaining LSI's testing work force are relatively fixed over the short term, LSI's margins tend to increase in periods of higher testing volume and decrease in periods of lower testing volume. These effects are not always readily predictable because of the effect and timing of the startup of new business and other factors, such as timing and amount of general and administrative expense increases and price increases of laboratory supplies, most of which are not within the control of the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations."

    DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent in part on its key management and technical personnel. Although LSAI and LSI have employment contracts with certain of their key employees, each such contract may be terminated by the employee and the loss of one or more could have a material adverse effect on the Company. The Company believes that its future success will depend in part upon the continued ability to attract, retaia and motivate additional highly skilled personnel. See "Business--Employees" and "Management--Directors and Executive Officers" and "--Employment Arrangements."

    JUDICIAL DECISIONS AND GOVERNMENT POLICY. State and federal courts have generally permitted the use of drug testing under certain circumstances and using certain kinds of procedures, generally those imposed by SAMHSA regulations. However, challenges to drug testing programs are raised from time to time by employees, unions and other groups in litigation on constitutional, privacy and other grounds. In addition, laws in a number of states regulate the circumstances under which employers may test employees and the procedures under which such tests must be conducted. Although the Company believes that, to date, no such legislation or law has had a material adverse impact upon its business, new court and administrative decisions, legislation or policies, that restrict the use of drug testing could have a material effect on the Company. See "Business--Certification and Government Regulation."

    HAZARDOUS MATERIALS. Certain testing procedures employed by LSI require the use of hazardous materials. Failure to comply with current or future federal, state or local environmental laws or regulations could have a material adverse effect on the Company. See "Business--Environmental Matters."

    COMMON STOCK ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Common Stock in the public market following completion of this offering could adversely affect the market price of the Common Stock. At the date of this Prospectus, 1,886,405 shares of LSAI's outstanding Common Stock are "restricted securities," which may in the future be sold in compliance with Rule 144 as promulgated by the Commission pursuant to the 1933 Act. Rule 144 generally provides that beneficial owners of shares who have held such shares for one year may sell within a three-month period a number of shares not exceeding one percent of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. John Simonelli and Larry E. Howell, executive officers and directors of the Company, pursuant to an agreement with the Oklahoma Department of Securities, agreed not to transfer, assign or otherwise dispose of each of their 200,000 shares of Common Stock during the period ending September 27, 1997. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

    UNITS ISSUABLE PURSUANT TO UNDERWRITERS' WARRANTS. The Underwriters' Warrants are exercisable any time on or before October 11, 1999, for the purchase of 66,000 Units (132,000 shares of Common Stock) at $7.20 per Unit ($3.60 per share of Common Stock) following the Redemption Date. In addition, in connection with the Warrant Redemption, the Company has agreed to issue to Barber & Bronson Incorporated (the "Managing Agent") up to 170,000 warrants (the "Managing Agent Warrants") exercisable for the purchase of up to 170,000 shares of Common Stock at $2.375 during a period of up to three years following the Redemption Date. During the term of the Underwriters' Warrants and the Managing Agent Warrants, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and the exercise of the such warrants may dilute the net book value per share of Common Stock at the time of exercise.
The existence of the Underwriters' Warrants and Managing Agent Warrants may adversely affect the terms on which the Company may obtain additional equity financing in the future. Furthermore, the holders are likely to exercise their such warrants at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such warrants. See "Exercise of 1994 Warrants--Managing Agent" and "Description of Securities--Underwriters' Warrants."

    LACK OF DIVIDENDS. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion in the future. See "Price Range of Common Stock and Warrants; Dividends."

    ANTI-TAKEOVER PROVISIONS. Provisions of LSAI's Certificate of Incorporation and the Oklahoma General Corporation Act may make it difficult to effect a change in control of LSAI and replace incumbent management, and such provisions could limit the price investors might be willing to pay in the future for shares of Common Stock. See "Description of Securities--Anti-Takeover Provisions."
The Certificate of Incorporation authorizes the issuance of Preferred Stock in classes or series, and the Board of Directors to set and determine voting, redemption and conversion rights and other rights related to such class or series of Preferred Stock, which in some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Company's Board of Directors opposes. See "Description of Securities--Anti-Takeover Provisions--Preferred Stock" and
"Description of Securities--Preferred Stock."   Following this offering or at
some
time in the future, the Company may become subject to the anti-takeover provisions of the Oklahoma General Corporation Act, which in such case and in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval. See "Description of Securities--Anti-Takeover Provisions--Oklahoma Anti-Takeover Statutes."

                                  THE COMPANY

    Laboratory Specialists of America, Inc. (the "Company" or "LSAI"), through its wholly-owned subsidiary Laboratory Specialists, Inc. ("LSI"), owns and operates a laboratory providing drug testing services to corporate and institutional customers seeking to detect and deter the use of illegal drugs. The drug testing market currently is in an expansion mode in part due to the adoptions of additional Department of Transportation regulations, which became effective in 1995, that substantially expanded the regulations mandating random drug testing of workers, especially in safety-sensitive jobs, such as trucking, aviation, railroads and pipelines. Under these amended regulations, 50 percent of transportation workers (mass-transit workers and interstate truckers and bus drivers) are required to be tested annually. It is expected that 7.5 million workers will be required to undergo drug testing each year, up from 3.5 million workers in years prior to 1995. In addition, testing is on the rise generally as more companies test job applicants and employees. Since 1987, the number of companies with drug testing programs has more than tripled. Government data indicates that drug abuse costs American business $100 billion annually in lost productivity, increased accidents, absenteeism, medical claims and employee theft.

    In the 1970s, drug testing was limited largely to criminal justice agencies and drug treatment programs. In the 1980s, however, increased awareness of the drug abuse problem and its consequences led to increased drug testing in the workplace. Since a 1986 Executive Order by President Reagan, there has been a broad base of governmental and private sector initiatives, including federal regulations mandating drug testing in certain circumstances. There has been a significant increase in the number of companies which have instituted drug testing programs. It is estimated that approximately 20 million U.S. workers will be tested for drug use in 1997.

    LSI is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ("NIDA"), to conduct drug testing using legally defensible (forensic) procedures required for legal defensibility of test results. The essential elements of these procedures are a secure chain-of-custody for each specimen from its collection to the reporting of test results and accurate and reliable testing in which a second independent test is performed to confirm each positive test result. The drug testing services offered by LSI also include assisting customers with the development of drug testing programs, training customer personnel, managing specimen collection, arranging for transportation of specimens to LSI's laboratory, identifying trends in local and national drug use, interpreting test results and providing expert testimony concerning challenged test results. All of these services are customized to the individual needs of the customers to assist in the implementation and cost-effective maintenance of test programs.

    More than 70,000 urine specimens are currently analyzed by LSI monthly for corporate and institutional employers. LSI's customers use drug testing principally as a part of their hiring decisions in order to reduce costs associated with drug abuse in the workplace. In addition, an increasing number of customers test employees in safety-sensitive positions on a periodic or random basis and test other employees upon reasonable suspicion of drug abuse.

    LSAI was incorporated in Oklahoma on March 24, 1994, and its executive offices are located at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102 with a telephone number of (405) 232-9800. LSI's executive offices and laboratory are located at 1111 Newton Street, Gretna, Louisiana 70053, which is near New Orleans, and its telephone numbers are (504) 361-8989 and (800) 433-3823.

BACKGROUND

    LSI was organized in 1978. In 1989, Arthur R. Peterson, Jr. exchanged all of the outstanding common stock of LSI in part for shares of common stock of American Drug Screens, Inc. ("ADS") and LSI became a wholly-owned subsidiary of ADS. At that time ADS was a publicly-held company which owned and operated a laboratory which provided drug testing services, and the principals of ADS were John Simonelli and Larry E. Howell, who are currently officers and directors of LSAI. On February 27, 1992, ADS approved a transaction whereby American Health Products Corporation ("AHP"), a wholly-owned subsidiary of MBf International Limited, a publicly held Malaysian conglomerate corporation, acquired control of ADS and immediately following the transaction, AHP held 56 percent of the outstanding common stock of ADS. AHP is currently, as well as at the time of such transaction, engaged in the sale and distribution of disposable medical products, principally sales of latex examination gloves manufactured in Malaysia by a division of MBf International Limited, and, until consummation of the Peterson Share Exchange, was engaged in the providing of drug testing services through LSI. The transaction was accounted for under the purchase method of accounting. The excess purchase price over the fair value of the net assets acquired was accounted for as goodwill of which $1,125,703 was allocated to LSI. Thereafter, the financial statements of LSI reflected expenses associated with the amortization of the goodwill which is being amortized over a 40 year period. ADS subsequently changed its name to MBf USA, Inc. ("MBf USA").

    PETERSON SHARE EXCHANGE. In April 1994, LSI issued 706,244 shares of LSI Preferred Stock to MBf USA with a stated value of $1.00 per share, and pursuant to a Stock Exchange Agreement, MBf USA transferred to Arthur R. Peterson, Jr. all of the outstanding common stock of LSI in exchange for 1,300,000 shares of the common stock of MBf USA (having a market value of $1,178,125), and, effective February 23, 1994, LSI issued the MBf Promissory Note in the principal amount of $353,123 to MBf USA, which resulted in LSI ceasing to be a wholly-owned subsidiary of MBf USA (the "Peterson Share Exchange"). The MBf Promissory Note bears interest at the rate of seven percent per annum and becomes due and payable on February 23, 1999. The acquisition of the LSI common stock by Mr. Peterson was accounted for under the purchase method of accounting. The purchase price exceeded the fair market value of the net tangible assets of LSI by approximately $1,565,000 and represented a material payment for goodwill, an intangible asset, which is being amortized at over 40 years. See "Management's Discussion and Analysis of Financial Position and Results of Operations-- Liquidity and Capital Resources" and "Certain Transactions."

    LSI ACQUISITION. Pursuant to an Exchange Agreement dated June 30, 1994, Arthur R. Peterson, Jr. exchanged the outstanding common stock of LSI for 1,000,000 shares of Common Stock and 300,000 shares of Series I Preferred Stock of LSAI and MBf USA exchanged the LSI Preferred Stock for 239,405 shares of Common Stock of LSAI (the "LSI Acquisition"). As a result of the LSI Acquisition, LSI became a wholly-owned subsidiary of LSAI on July 8, 1994. The LSI Acquisition was accounted for as a reverse acquisition of LSAI by LSI. Therefore, the results of operations and other historical information of the Company prior to June 30, 1994, presented in this Prospectus are those of LSI. On July 10, 1995, the Series I Preferred Stock was redeemed by LSAI in full and ceased to be issued and outstanding. See "Certain Transactions." Upon consummation of the LSI Acquisition, Mr. Peterson became a director and an officer of LSAI.

    PRIVATE PLACEMENT AND PRIOR OPERATIONS OF LSAI. Prior to the LSI Acquisition, the operations of LSAI were limited to completion of a private placement of 150,000 shares of its Common Stock for net proceeds of approximately $145,000 and the operations associated with the LSI Acquisition. See "Risk Factors--Future Operating Results" and "Management's Discussion and Analysis of Financial Position and Results of Operations--Liquidity and Capital Resources."

    INITIAL PUBLIC OFFERING. On October 11, 1994, the Company completed its offering of 1,320,000 shares of Common Stock and 660,000 1994 Warrants in units of two shares of Common Stock and one 1994 Warrant at a price of $5.49 per unit, which represented a 10 percent discount of the public offering price of $6.10 per unit (the "IPO Offering"). The proceeds after offering expenses to the Company were $3,261,660. As a portion of underwriting compensation, the Company issued to Barron Chase Securities, Inc. and its designees the Underwriters' Warrants. The Company has registered (pursuant to Registration Statement of which this Prospectus is a part thereof) and will use its best efforts to continue to maintain registration of the shares of Common Stock underlying the 1994 Warrants and the Units underlying the Underwriters' Warrants under the Securities Act of 1933, as amended (the "1933 Act"), at its expense, during the respective exercise periods of the 1994 Warrants and the Underwriters' Warrants.

    NDAC ASSET PURCHASE. On December 1, 1994, the Company acquired from National Drug Assessment Corporation ("NDAC") certain intangible assets pursuant to an Asset Purchase Agreement, dated November 30, 1994, ("NDAC Asset Purchase"). The assets purchased included the customer list of NDAC and all contracts, contract rights and agreements, correspondence with the customers for which NDAC provided drug testing services (the "Customer List"), all urine specimens with respect to which testing was in process and had not been completed, all rights to business conducted by NDAC related to drug testing, and all rights in the name "National Drug Assessment" or "National Drug Assessment Corporation" and all trade names, trade marks and service marks, and registrations thereof and applications for registration thereof, logos, designs and intellectual rights related to or utilized in the marketing of drug testing services provided by NDAC (the "NDAC Purchased Assets").

    In connection with the acquisition of the NDAC Purchased Assets, the Company
(i) paid $750,000 and issued and delivered 189,000 shares of Common Stock, (ii) assumed the obligations of NDAC under an office lease agreement, and (iii) reimbursed NDAC $82,731 for certain costs and expenses incurred by NDAC. The $1,070,940 purchase price of the NDAC Purchased Assets was allocated entirely to the Customer List, which was recorded as an intangible asset on December 1, 1994, which is being amortized over 15 years.

    NPLI ACQUISITION.   On January 2, 1996, LSAI acquired all of the issued and
outstanding capital stock (the "NPLI Stock") of National Psychopharmacology Laboratory, Inc., a Tennessee corporation ("NPLI"), and purchased goodwill (the "NPLI Goodwill"), pursuant to a Stock Purchase Agreement dated January 1, 1996 (the "NPLI Purchase Agreement"), and NPLI became a wholly-owned subsidiary of the Company. NPLI was engaged in forensic drug testing and clinical testing and analysis.

    Pursuant to the Purchase Agreement, the Company agreed to pay (i) $1,513,000 for the NPLI Stock (the "NPLI Stock Purchase Price") of which $800,000 was paid at closing to the shareholders of NPLI (the "NPLI Shareholders"), two unsecured promissory notes (the "Promissory Notes"), in the aggregate principal amount of $638,000, were issued and delivered to the NPLI Shareholders, and NPLI conveyed to the NPLI shareholders an office building and NPLI's leasehold interest in the real property on which the office building is located and affixed at an agreed market value of $75,000, and (ii) $140,000 for the NPLI Goodwill payable in 24 monthly installments commencing on February 1, 1996.

    Pursuant to the NPLI Purchase Agreement, the aggregate principal amount of the Promissory Notes was reduced to $510,000 effective January 2, 1996, further reduced by principal payments, and eliminated based upon the revenues from forensic testing (employee urine drug screens that have a chain of custody) being less than $1,000,000 during the 12 months ending on January 2, 1997 (the "Testing Revenues Adjustment"). The Company is required to issue and deliver 153,282 shares of Common Stock ("Contingent Shares") to the former NPLI shareholders in connection with the Testing Revenues Adjustment of the
outstanding principal amounts of the Promissory Notes.   The Company has not
issued and delivered the Contingent Shares to the NPLI Shareholders based upon certain representations made by the NPLI Shareholders which management believes to have been misleading and false at closing of the NPLI Acquisition. See "Business--Litigation."

    Furthermore, pursuant to the NPLI Purchase Agreement, (i) the Company paid certain NPLI shareholder loans in the aggregate amount of $275,000, (ii) entered into a certain First Amendment of Lease Agreement with DJ Associates, a general partnership of which the NPLI Shareholders are the general partners, and pursuant to which the Company and NPLI leased certain office and laboratory facilities for a term of six months and agreed to pay monthly rent of $3,000, and (iii) entered into a certain Registration Rights Agreement with each of the NPLI Shareholders, pursuant to which the Company, at its expense, agreed to include the Contingent Shares, if issued and delivered pursuant to the Purchase Agreement, in a registration statement filed by the Company for the registration of its common stock under the 1933 Act, subject to certain conditions.

    The Company consolidated and assimilated the forensic drug testing operations of NPLI with those of LSI during the first quarter of 1996. The Company discontinued the clinical testing and analysis operations of NPLI during the fourth quarter of 1996 after several attempts to dispose of the clinical testing and analysis operations.

    PLL ASSET PURCHASE. On January 31, 1997, LSAI acquired from Pathology Laboratories, Ltd., a Mississippi corporation ("PLL"), certain forensic drug testing assets (the "PLL Asset Purchase") pursuant to an Asset Purchase Agreement dated January 31, 1997 (the "PLL Purchase Agreement"). The assets purchased included the customer list of PLL and all contracts, contract rights and agreements, correspondence with the customers for which PLL has provided forensic drug testing services, and all assets owned by PLL used in connection with the PLL office in Greenville, South Carolina.

    Pursuant to the Purchase Agreement, LSAI (i) paid $1,600,000 at closing and
(ii) assumed the obligations of PLL under a certain Lease between Edith Schlien and PLL, dated September 16, 1996, covering approximately 2,500 square feet of office space located in Greenville, South Carolina, which requires monthly base rental payments of

$2,083 and which expires on September 16, 1999. Furthermore, LSAI agreed to make four additional installment payments to PLL within 60 days following the end of each three month period during the 12 months ending January 31, 1998, as follows: (i) the first installment payment being equal to 75 percent of Forensic Testing Revenues (as defined below) during the first three month period ending April 30, 1997, in excess of $400,000; (ii) the second installment payment being equal to 75 percent of Forensic Testing Revenues during the six month period ending July 31, 1997, in excess of the aggregate sum of the prior installment payment and $800,000, (iii) the third installment payment being equal to 85 percent of Forensic Testing Revenues during the nine month period ending October 30, 1997, in excess of the aggregate sum of the prior installment payments and $1,200,000, and (iv) the fourth installment being equal to Forensic Testing Revenues during the 12 month period ended January 31, 1998, in excess of the aggregate sum of the prior installment payments and $1,600,000. Under the Purchase Agreement, "Forensic Testing Revenues" defined as the gross revenues during the calendar quarter or 12 month period ending January 31, 1998, directly attributable to each customer comprising the customer base of PLL acquired by LSAI.

                                USE OF PROCEEDS

    The net proceeds of this offering to be received by the Company will be dependent upon the number of shares of Common Stock and Units purchased by the Warrant Holders and the Selling Shareholders pursuant to exercise of the 1994 Warrants and the Underwriters' Warrants. Therefore, the net proceeds of this offering are not determinable as of the date of this Prospectus. In the event the 1994 Warrants and/or Underwriters' Warrants are exercised in full the estimated net proceeds to the Company, after deduction of estimated commissions and other offering costs of $400,800 and commissions, will be $2,986,320. In the event only the 1994 Warrants are exercised, the net proceeds to the Company will be $2,511,120. However, there is no assurance that any of the 1994 Warrants and Underwriters' Warrants will be exercised; therefore, the proceeds
of this offering are not determinable as of the date of this Prospectus.   Such
net proceeds will be used for general corporate purposes, including working capital and acquisitions in the Company's current and related business area. See "Business--Growth Strategy."

    The Company's business plan contemplates acquisitions (with the net proceeds of this offering and the other available cash equivalents of the Company) of companies and the assets of companies engaged in the providing of drug testing services compatible with, or complementary to, the Company's business. As of the date of this Prospectus, the Company has not entered into any definitive agreements or commitments with respect to any additional acquisitions, and there can be no assurance that any additional acquisitions will be consummated. The amount of net proceeds expended with respect to an acquisition will be determined by the Board of Directors of LSAI, and, in most cases, it is anticipated that each acquisition will be consummated without approval by the shareholders of LSAI. The amount, if any, of net proceeds of this offering and the current available cash equivalents to be utilized in the consummation of any acquisition cannot be determined at the date of this Prospectus; however, in the event LSAI enters into any binding commitments or definitive agreements with respect to an acquisition, this Prospectus will be appropriately supplemented or amended. It is anticipated by management of LSAI that the acquisitions funded with the net proceeds of this offering, assuming exercise of the 1994 Warrants and the Underwriters' Warrants in full, and the available cash equivalents of the Company, will be completed within three years after completion of this offering. In the event the net proceeds of this offering, if any, and the available cash equivalents of the Company are not sufficient to complete an acquisition, additional sums will be drawn from the earnings of the Company, if any, and thereafter from borrowings or other sources of equity capital. See "Risk Factors--Non-Specific Acquisition Strategy."

    Although not anticipated as of the date of this Prospectus, the Company may utilize up to $1,600,000 of the estimated net proceeds to fund in whole or in part the Company's obligations to make installment payments in connection with the PLL Asset Purchase. See "The Company--Background--PLL Asset Purchase." The installment payments are dependent upon the amount of forensic drug testing revenues directly attributable to the customer list acquired; therefore, the amount of the installment payments are not determinable as of the date of this Prospectus.

    Furthermore, the estimated net proceeds may, although not anticipated as of the date of this Prospectus, be utilized to repay all or a portion of the outstanding borrowings under LSI's credit facility which is comprised of a five-year term loan of $1,700,000 and a one-year revolving loan of $250,000 which, in part, were used for the acquisition of the forensic drug testing assets of Pathology Laboratories Limited. The outstanding principal amount of the revolving loan bears interest at the Citibank, N.A. rate and the term loan bears interest at such rate plus one-half percent, which were 7.5 and 8.0 percent, respectively, at March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Furthermore, the estimated net proceeds may be utilized in payment of the acquisition and renovation costs of LSI's recently acquired building for relocation of its laboratory in mid 1997. The acquisition and renovation costs are estimated to be $840,000. See "Business--Properties."

    Pending use, the estimated net proceeds will be invested by the Company in investment grade, short-term, interest-bearing securities.

                              SELLING SHAREHOLDERS

    The Underwriters' Warrants were issued to the Selling Shareholders on October 11, 1994, in connection with the initial public offering of LSAI. Each Underwriters' Warrant is exercisable for the purchase one Unit (comprised of two shares of Common Stock and one 1994 Warrant) at $7.32. The following table presents certain information as to the named Selling Shareholders, the ownership of Common Stock and 1994 Warrants as of the date of this Prospectus, as adjusted to give effect to exercise of the Underwriters' Warrants in full by the named Selling Shareholders, together with the percentage holdings of the outstanding shares of Common Stock and 1994 Warrants, and, as adjusted, after giving effect to this offering. Each of the Selling Shareholders has not held any position or office or had any other material relationship with the Company or its affiliates during the past three years, other than in connection with the Company's initial public offering.

                                                               SECURITIES OFFERED
                                                       ------------------------------------   COMMON STOCK OWNED
                 SECURITIES OWNED BEFORE THE OFFERING                          COMMON STOCK   AFTER THE OFFERING
                 ------------------------------------                          SHARES AFTER   ------------------
                    COMMON                               COMMON                EXERCISE OF    NUMBER
NAME OF SELLING     STOCK     1994     UNDERWRITER'S     STOCK       1994         1994          OF       PERCENT
SHAREHOLDER         SHARES   WARRANTS    WARRANTS(1)   SHARES(2)  WARRANTS(2)  WARRANTS(3)    SHARES      OWNED
---------------     ------   --------  -------------   ---------  -----------  ------------   ------     -------
Robert Kirk.........  --        --         30,000        60,000       30,000       120,000      --          --
Roger Lockhart......  --        --         10,000        20,000       10,000        40,000      --          --
Michael Morrisett...  --        --          5,000        10,000        5,000        20,000      --          --
Glenn Desort........  --        --          5,000        10,000        5,000        20,000      --          --
Paul Medrano........  --        --          2,000         4,000        2,000         8,000      --          --
Joe Cornwell........  --        --          2,000         4,000        2,000         8,000      --          --
Mike Ferraro........  --        --          2,000         4,000        2,000         8,000      --          --
Larry Turel.........  --        --          2,000         4,000        2,000         8,000      --          --
Brian Herman........  --        --          2,000         4,000        2,000         8,000      --          --
Jack Gilbert........  --        --          2,000         4,000        2,000         8,000      --          --
Ken Kamen...........  --        --          2,000         4,000        2,000         8,000      --          --
Dan O'Halloran......  --        --          1,000         2,000        1,000         4,000      --          --
Kent Grimm..........  --        --          1,000         2,000        1,000         4,000      --          --

------------------------
(1) Each Underwriters' Warrant is exercisable for the purchase of one Unit comprised of two shares of Common Stock and one 1994 Warrant. See "Description of--Underwriters' Warrants."

(2) Assumes exercise of the Underwriters' Warrants in full and the purchase by the named Selling Shareholders of the Units (and the two shares of Common Stock and the 1994 Warrant comprising each Unit).

(3) The number of Common Stock shares offered include the number of shares of Common Stock comprising each Unit and the two shares of Common Stock underlying each 1994 Warrant to be received by the named Selling Shareholder upon exercise of the Underwriters' Warrants.

              PRICE RANGE OF COMMON STOCK AND WARRANTS; DIVIDENDS

    The Company's Common Stock and 1994 Warrants are traded in the over-the-counter market and are quoted on NASDAQ SmallCap Market under the symbols LABZ and LABZW, respectively. Prior to September 27, 1994, there was no public trading market for the Company's Common Stock and the 1994 Warrants. The following table sets forth, for the periods presented, the high and low closing bid quotations in the over-the-counter market as quoted by NASDAQ SmallCap Market System of the Common Stock and 1994 Warrants. The bid quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.

                                 CLOSING BID
                      ---------------------------------
                      COMMON STOCK       1994 WARRANTS
                      -------------      --------------
QUARTER ENDED         HIGH     LOW        HIGH     LOW
-------------         -----   -----       -----   -----
March 31, 1997....... $3.13   $2.25       $1.06   $ .41

December 31, 1996.... $4.00   $2.88       $1.06   $ .63
September 30, 1996...  3.69    3.00        1.63     .63
June 30, 1996........  3.38    2.38        2.00    1.38
March 31, 1996.......  3.26    2.56        2.06    1.00

December 31, 1995.... $3.75   $2.88       $2.00   $1.00
September 30, 1995...  4.00    2.88        2.50    1.25
June 30, 1995........  3.63    3.13        1.81    1.13
March 31, 1995.......  3.44    3.00        1.50    1.06

          On July 7, 1997, the closing bid and asked prices of the Common Stock as quoted on Nasdaq Small-Cap Market were $3.00 and $3.38, respectively, and the closing bid and asked prices of the 1994 Warrants were $1.13 and $1.44. On July 7, 1997, there were approximately 850 holders of the Common Stock and 625 holders of the 1994 Warrants.

          LSAI's dividend policy is to retain its earnings to support the expansion of its operations. The Board of Directors of LSAI does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, LSAI's financial condition and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

          The following table sets forth the capitalization of the Company as of March 31, 1997, without giving effect to or assuming exercise of the 1994 Warrants and the Underwriters' Warrants. This table should be read in conjunction with the unaudited consolidated financial statements and notes thereto of the Company appearing elsewhere in this Prospectus.

                                                                        AS OF
                                                                      MARCH 31,
                                                                         1997
                                                                      ----------
Current portion of long-term debt..................................   $  460,463

Long-term debt, net of current portion.............................    2,518,000
Stockholders' equity:
  Preferred Stock, $.001 par value, 10,000,000 authorized;
    none outstanding...............................................          --
  Common Stock, $.001 par value, 20,000,000 shares authorized;
    3,313,405 shares issued and outstanding........................        3,313
  Paid-in capital in excess of par, common stock...................    5,366,027
  Retained earnings................................................      514,914
                                                                      ----------
    Total stockholders' equity.....................................    5,884,254
                                                                      ----------
Total capitalization...............................................   $8,862,717
                                                                      ==========

                        SELECTED FINANCIAL INFORMATION

    The following selected financial information is qualified by reference to, and should be read in conjunction with, the consolidated financial statements
and related notes of the Company and "Management's Discussion and Analysis   of
Financial Condition and Results of Operations" contained elsewhere herein. The selected financial information presented below is not necessarily indicative of the future results of operations or financial performance of the Company. The selected financial information as of and for the years ended December 31, 1996 and 1995, is derived from the Company's audited financial statements which are presented elsewhere in this Prospectus. The selected financial information presented as of and for the three months ended March 31, 1997 and 1996, is derived from the unaudited financial statements of the Company which are presented elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information.



                                                   FOR THE
                                             THREE MONTHS ENDED         FOR THE YEAR ENDED
                                                  MARCH 31,                DECEMBER 31,
                                          -------------------------  ------------------------
                                             1997          1996         1996         1995
                                          -----------  ------------  -----------  -----------
STATEMENTS OF OPERATIONS DATA:
Revenues................................. $2,587,222   $ 1,948,536   $8,726,799   $6,925,716
Cost of laboratory services..............  1,186,084       840,161    3,816,114    3,246,470
                                          ----------   -----------   ----------   ----------
    Gross profit.........................  1,401,138     1,108,375    4,910,685    3,679,246
                                          ----------   -----------   ----------
Operating expenses:
  Selling expenses.......................    132,129       148,269      601,945      561,470
  General and administrative.............    695,616       524,523    2,442,602    2,157,410
  Depreciation and amortization..........    140,849        91,336      504,123      232,535
                                          ----------   -----------
  Asset impairment.......................         --            --      124,531           --
                                          ----------   -----------   ----------   ----------
    Total operating expenses.............    968,594       764,128    3,673,201    2,951,415
                                          ----------   -----------   ----------   ----------
  Interest expense.......................    (36,876)      (10,493)     (67,185)     (29,651)
  Interest income........................     11,653         9,971       41,208      126,939
  Other income...........................        303           207        4,169      323,846
                                          ----------   -----------   ----------   ----------
    Total other (expense) income.........    (24,920)         (315)     (21,808)     421,134
                                          ----------   -----------   ----------   ----------
    Income from operations before
     income taxes........................    407,624       343,932    1,215,676    1,148,965
Income tax expense.......................    173,621       141,686      527,171      474,405
                                          ----------   -----------   ----------   ----------
    Income from continuing operations....    234,003       202,246      688,505      674,560
Discontinued Operations:
  Loss from operations of discontinued
   clinical business, net of tax benefit.         --            --     (500,636)          --
  Loss on disposal of clinical
        business, net of tax benefit.....         --            --     (773,580)          --
                                          ----------   -----------   ----------   ----------
Net income (loss)........................    234,003       202,246     (585,711)     674,560
Dividend on preferred stock(1)...........         --            --           --       13,344
                                          ----------   -----------   ----------   ----------
Net income (loss) available for common
 stockholders............................ $  234,003   $   202,246   $ (585,711)  $  661,216
                                          ==========   ===========   ==========   ==========
Primary earnings per share:
    Weighted average number of common
     stock and common stock equivalents
     outstanding.........................  3,315,656     3,310,112    3,316,198    3,301,582
    Continuing operations................ $      .07           .06          .21          .20
    Discontinued operation...............         --            --         (.39)          --
                                          ----------   -----------   ----------   ----------
        Total............................ $      .07   $       .06   $     (.18)  $      .20
                                          ==========   ===========   ==========   ==========
Fully diluted earnings per share:
    Weighted average number of common
     stock and common stock equivalents
     outstanding.........................  3,891,723     4,025,117    3,954,787    3,843,391
    Continuing operations................        .06           .05          .17          .17
    Discontinued operation...............         --            --         (.32)          --
                                          ----------   -----------   ----------   ----------
        Total............................ $      .06   $       .05   $     (.15)  $      .17
                                          ==========   ===========   ==========   ==========
CASH FLOW DATA:
Net cash provided by operating
 activities.............................. $  392,623   $   159,888   $  472,801   $  734,475
Net cash used in investing activities....  2,060,922     1,137,390    1,402,328      313,712
Net cash provided by (used in)
 financing activities....................  1,584,331      (548,754)    (754,143)    (454,154)

                                                        MARCH 31,         DECEMBER 31,
                                                       -----------   -----------------------
                                                           1997         1996         1995
                                                       -----------   ----------   ----------
BALANCE SHEET DATA(2):
Current assets........................................ $ 3,209,457   $3,194,480   $3,842,187
Working capital.......................................    (224,496)   1,002,712    3,128,818
Total assets..........................................  12,143,307    9,394,808    7,319,036
Short-term debt.......................................   2,348,913    1,312,650           --
Long-term debt, net of current portion................   2,518,000    1,245,690      353,123
Stockholders' equity..................................   5,884,254    5,650,250    6,211,586

------------------------
(1) The Series I Cumulative Convertible Preferred Stock ("Series I Preferred Stock") of the Company issued in connection with the LSI Acquisition was redeemed in full on July 10, 1995. See "The Company-- Background--LSI Acquisition."

(2) Gives effect no effect to exercise of the Underwriters' Warrants and 1994 Warrants.


     UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

     Set forth below are certain unaudited pro forma consolidated statements of the Company as of and for the fiscal year ended December 31, 1996, presenting the pro forma effects of the PLL Asset Purchase, assuming the PLL Asset Purchase occurred as of the date of the balance sheet and at the beginning of the fiscal year for which the statement of income is presented. The PLL Asset Purchase was accounted for using the purchase method of accounting. The information presented below is derived from, and should be read in conjunction with, the audited financial statements of the Company as of and for the fiscal year ended December 31, 1996, and the audited statement of net assets and the related statements of divisional operations as and for the year ended December 31, 1996, of the Forensic Drug Testing Division of Pathology Laboratories, Ltd. presented elsewhere in this Prospectus. The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the results of operations that would have been achieved if the transactions included in the pro forma adjustments had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             DECEMBER 31, 1996                     (PAGE 1 OF 2)

                                            LABORATORY      FORENSIC DRUG
                                          SPECIALISTS OF   TESTING DIVISION
                                          AMERICA, INC.      OF PATHOLOGY
                                          --------------  LABORATORIES, LTD.
                                           DECEMBER 31,   ------------------     PRO FORMA       PRO FORMA
                                               1996       DECEMBER 31, 1996     ADJUSTMENTS      COMBINED
                                          --------------  ------------------  ----------------  -----------
                                                                                  (NOTE 2)
           ASSETS
           ------
CURRENT ASSETS:
   Cash and cash equivalents................. $  727,381            $     --    $       --      $   727,381
   Accounts receivable, net of
    allowances of $597,499 and
    $43,000, respectively....................  1,696,744             333,385      (333,385)(a)    1,696,744
   Income tax refund receivable..............    312,664                  --            --          312,664
   Inventories...............................     99,754                  --            --           99,754
   Prepaid expenses and other................    146,859                  --            --          146,859
   Deferred tax asset........................    211,078                  --            --          211,078
                                              ----------            --------  ------------      -----------

               Total current assets..........  3,194,480             333,385      (333,385)       3,194,480
                                              ----------            --------  ------------      -----------

PROPERTY, PLANT AND EQUIPMENT,
   net of accumulated depreciation of
    $900,948 and $14,000, respectively.......  1,592,599             163,455      (163,455)(a)    1,592,599
                                              ----------            --------  ------------      -----------

OTHER ASSETS:
   Goodwill, net of accumulated
    amortization of $171,355.................  2,663,850                  --            --        2,663,850
   Customer lists, net of accumulated
    amortization of $216,429.................  1,863,061                  --     2,600,000 (b)    4,463,061
  Excess of cost over net assets of
   business acquired, net of accumulated
   amortization of approximately $14,000.....         --              55,284       (55,284)(a)           --
  Non-compete agreements, net of
   accumulated amortization of approximately
   $9,000....................................         --               6,000        (6,000)(a)           --
   Deferred costs............................     80,818                  --            --           80,818
                                              ----------            --------  ------------      -----------

               Total other assets............  4,607,729              61,284     2,538,716        7,207,729
                                              ----------            --------  ------------      -----------

               Total assets.................. $9,394,808            $558,124    $2,041,876      $11,994,808
                                              ==========            ========  ============      ===========



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             DECEMBER 31, 1996                     (PAGE 2 OF 2)


                                            LABORATORY      FORENSIC DRUG
                                          SPECIALISTS OF   TESTING DIVISION
                                          AMERICA, INC.      OF PATHOLOGY
                                          --------------  LABORATORIES, LTD.
                                           DECEMBER 31,   ------------------     PRO FORMA       PRO FORMA
                                               1996       DECEMBER 31, 1996     ADJUSTMENTS      COMBINED
                                          --------------  ------------------  ----------------  -----------
                                                                                  (NOTE 2)
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
    Accounts payable......................... $  521,705             $    --    $       --      $   521,705
    Accrued customer list costs..............         --                  --       900,000 (c)      900,000
    Accrued payroll expenses.................    300,103                  --            --          300,103
    Other accrued expenses...................     57,310                  --            --           57,310
    Short-term debt..........................    410,293                  --            --          410,293
    Current portion of long-term debt........    118,085                  --            --          118,085
    Current maturities on equipment
        note and lease obligations...........         --              63,375       (63,375)(a)           --
    Obligations related to discontinued
     operation...............................    784,272                  --            --          784,272
                                              ----------             -------    ----------      -----------

               Total current liabilities.....  2,191,768              63,375       836,625        3,091,768
                                              ----------             -------    ----------      -----------

LONG-TERM DEBT, net of current portion.......  1,245,690                  --     1,700,000 (d)    2,945,690
EQUIPMENT NOTE AND LEASE OBLIGATIONS,
 less current maturities.....................         --              33,314       (33,314)(a)           --

DEFERRED INCOME TAXES........................    307,100                  --            --          307,100
                                              ----------             -------    ----------      -----------

              Total liabilities..............  3,744,558              96,689     2,503,311        6,344,558
                                              ----------             -------    ----------      -----------

STOCKHOLDERS' EQUITY:
    Common stock.............................      3,313                  --            --            3,313
    Paid in capital in excess of par,
     common stock............................  5,366,027                  --            --        5,366,027
    Retained earnings........................    280,910                  --            --          280,910
                                              ----------             -------     ---------      -----------

               Total stockholders'
                equity.......................  5,650,250                  --            --        5,650,250
                                              ----------             -------     ---------      -----------

               Total liabilities and
                   stockholders' equity...... $9,394,808             $96,689     $2,503,311      $11,994,808
                                              ==========             =======     ==========      ===========




  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996



                                                              FORENSIC DRUG
                                            LABORATORY      TESTING DIVISION
                                          SPECIALISTS OF      OF PATHOLOGY         PRO FORMA       PRO FORMA
                                           AMERICA, INC.   LABORATORIES, LTD.     ADJUSTMENTS       COMBINED
                                          ---------------  -------------------  ----------------  ------------
                                                                                     (NOTE 2)

REVENUES..................................... $8,726,799           $       --      $      --      $ 8,726,799
LAB REVENUES.................................         --            3,238,460       (678,460)(e)    2,560,000
                                              ----------           ----------   ------------      -----------
    Total revenues...........................  8,726,799            3,238,460       (678,460)      11,286,799
                                              ----------           ----------   ------------      -----------
                                                                                  (2,163,081)(f)
COST OF LABORATORY SERVICES..................  3,816,114            2,163,081      1,126,400 (g)    4,942,514
                                              ----------           ----------   ------------      -----------
    Gross profit.............................  4,910,685            1,075,379        358,221        6,344,285
                                              ----------           ----------   ------------      -----------
OPERATING EXPENSES:
    Selling..................................    601,945                   --         75,000(h)       676,945
    General and administrative...............  2,442,602                   --        250,000(i)
                                                                                     180,000(j)     2,872,602
    Depreciation and amortization............    504,123                   --        173,333(k)       677,456
    Asset impairment.........................    124,531                   --             --          124,531
                                              ----------           ----------   ------------      -----------
        Total operating expenses.............  3,673,201                   --        678,333        4,351,534
                                              ----------           ----------   ------------      -----------
INDIRECT COST ALLOCATIONS....................         --            1,290,091     (1,290,091)(l)           --
                                              ----------           ----------   ------------      -----------
OTHER INCOME (EXPENSE):
    Interest expense.........................    (67,185)                  --       (148,750)(m)     (215,935)
    Interest income..........................     41,208                   --             --           41,208
    Other income.............................      4,169                   --             --            4,169
                                              ----------           ----------   ------------      -----------
        Total other expense..................    (21,808)                  --       (148,750)        (170,558)
                                              ----------           ----------   ------------      -----------
        Income (loss) from continuing
            operations before income
             taxes...........................  1,215,676             (214,712)       821,229        1,822,193
                                                                                     (80,088)(n)
INCOME TAX BENEFIT (EXPENSE).................   (527,171)              80,088       (201,706)(o)     (728,877)
                                              ----------           ----------   ------------      -----------

        Income (loss) from continuing
            operations.......................    688,505             (134,624)       539,435        1,093,316
DISCONTINUED OPERATION:
    Loss from operations of
     discontinued clinical
     business, net of tax benefit
     of $257,905.............................   (500,636)                  --             --         (500,636)
    Loss on disposal of clinical
     business, net of tax benefit
     of $489,420.............................   (773,580)                  --             --         (773,580)
                                              ----------           ----------   ------------      -----------
            Net loss......................... $ (585,711)          $ (134,624)     $ 539,435      $  (180,900)
                                              ==========           ==========   ============      ===========
PRIMARY EARNINGS PER SHARE:
    Weighted average number of common
        shares outstanding...................  3,316,198                                            3,316,198
                                              ==========                                          ===========
    Continuing operations.................... $      .21                                          $       .33
    Discontinued operation...................       (.39)                                                (.38)
                                              ----------                                          -----------
        Total................................ $     (.18)                                         $      (.05)
                                              ==========                                          ===========
FULLY DILUTED EARNINGS PER SHARE:
    Weighted average number of common
     stock and common stock equivalents
     outstanding.............................  3,954,787                                            3,954,787
                                              ==========                                          ===========
    Continuing operations.................... $      .17                                          $       .28
    Discontinued operation...................       (.32)                                                (.32)
                                              ----------                                          -----------
        Total................................ $     (.15)                                         $      (.04)
                                              ==========                                          ===========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

            LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARY

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS FOR PRESENTATION:

  The pro forma balance sheet and statement of income present the pro forma effects of the acquisition on January 31, 1997, of certain intangible assets of Pathology Laboratories, Ltd. ("PLL"), constituting the Forensic Drug Testing Division of PLL, by Laboratory Specialists of America, Inc. (the "Company") pursuant to an Asset Purchase Agreement (the "Purchase Agreement"). PLL is a privately held corporation. The assets purchased included the forensic drug testing customer list of PLL and all contracts, contract rights and agreements, correspondence with the customers for which PLL has provided forensic drug testing services, and all assets owned by PLL used in connection with the PLL office in Greenville, South Carolina (the "PLL Asset Purchase"). The PLL Asset Purchase was accounted for using the purchase method of accounting.

  Pursuant to the Purchase Agreement, (i) the Company paid $1,600,000 at closing and (ii) the Company assumed the obligations of PLL under a certain lease, dated September 16, 1996, which requires monthly base rental payments of $2,083 and which expires on September 16, 1999. Furthermore, the Company is required to make four additional installment payments to PLL within 60 days following the end of each three month period during the 12 months ending January 31, 1998. These quarterly payments are based on gross revenues directly attributable to each customer comprising in part the customer base of PLL for the year ending January 31, 1998, exceeding $1,600,000. The gross revenues attributable to this customer base for the year ended December 31, 1996, were approximately $3,200,000. The initial purchase price of $1,600,000 was financed with additional long-term bank indebtedness. The Company consolidated the drug testing services with its current laboratory in March 1997.

  In connection with the PLL Asset Purchase, substantially all of the purchase price of the assets acquired was recorded as a customer list, an intangible asset, which will be amortized on a straight-line basis over 15 years, the estimated period that the Company believes it will be benefitted by the assets acquired pursuant to the PLL Asset Purchase. The carrying value and recoverability of the customer list will be periodically reviewed by management of the Company. If the facts and circumstances suggest that the customer list may be impaired, the carrying value of the customer list will be adjusted which will result in an immediate charge against income during the period of adjustment and/or the length of the remaining amortization period may be shortened which will result in an increase in the amount of amortization during the period of adjustment and each period thereafter until fully amortized. Once adjusted, there can be no assurance that there will not be further adjustments for impairment and recoverability in future periods of such intangible assets. Of the various factors to be considered by management of the Company in determining impairment of the customer list, the most significant will be (i) the loss of all or a portion of the PLL customer base acquired, (ii) losses from operations, (iii) developments within the drug and clinical testing industry, including the Company's inability to maintain PLL market share, development of forensic testing technologies, imposition of additional regulatory and certification requirements, and (iv) loss or suspension for an extended period of laboratory certification. In the event management of the Company determines that the customer list has become impaired, the adjustments for impairment and recoverability may occur during a period of operations in which the Company has sustained losses or has only marginal profitability from operations, and the impairment and/or increased amortization amount will either increase such losses from operations or reduce profitability.

  The accompanying unaudited pro forma financial statements are presented assuming the PLL Asset Purchase occurred or was consummated as of December 31, 1996, the date of the balance sheet, or on January 1, 1996, the first day of the year ended December 31, 1996, the period presented. The historical information presented for the Company as of and for the year ended December 31, 1996, is derived from the audited financial statements of the Company as of such date and for such period. The historical information presented for PLL as of and for the period ended December 31, 1996, is derived from the audited statements of net assets of the Forensic Drug Testing Division of PLL as of such date.

  The pro forma financial information presented in these unaudited pro forma financial statements is not necessarily indicative of the financial position or results of operations that would have been achieved had the operations been those of a single consolidated corporate entity. The results of operations presented in the unaudited pro forma statement of operations are not necessarily indicative of the consolidated results of future operations of the Company following consummation of the PLL Asset Purchase.

2.  ADJUSTMENTS:

  The accompanying unaudited pro forma consolidated financial statements have been adjusted to record and give effect to the PLL Asset Purchase as follows:

  (a) The elimination of assets and liabilities of the Forensic Drug Testing Division of PLL that were not acquired or assumed by the Company in connection with the PLL Asset Purchase;

  (b) The purchase of the assets of PLL and reflect the $2,600,000 increase in customer list, assuming a 20 percent reduction in revenues of the Forensic Drug Testing Division due to the transition and consolidation of the Forensic Drug Testing Division with and into the Company and the purchase price adjustment of the acquired PLL assets;

  (c) The $900,000 of accrued customer list costs representing the current liability for future purchase price payments based upon gross revenues of the Forensic Drug Testing Division of PLL assuming a 20 percent reduction in revenues of the Forensic Drug Testing Division due to the transition and consolidation of the Forensic Drug Testing Division with and into the Company and the purchase price adjustment of the acquired PLL assets;

  (d) The $1,700,000 long-term liability representing bank indebtedness which funded in part the $1,600,000 payment at closing and the transaction costs of the PLL Asset Purchase;

  (e) The $678,460 reduction in gross revenues of the Forensic Drug Testing Division of PLL representing an anticipated 20 percent loss of revenues due to the transition and consolidation of the forensic drug testing operations with and into those of the Company;

  (f) The elimination of $2,163,081 direct operating expenses of the Forensic Drug Testing Division of PLL (consisting of $622,736 of salaries and employee benefits, $956,144 of supply costs, $173,669 of professional fees, $152,965 of equipment expenses, $77,237 of communications, postage and couriers expenses, $83,045 of depreciation and amortization expense, and $97,285 of other expenses), which are reflected and included in the adjustment for the Company's cost of sales (see (g) below);

  (g) The $1,126,400 increase in the cost of sales attributable to the lab revenues of the Forensic Drug Testing Division of PLL, as adjusted, based upon the historical cost of sales of the Company as a percent of revenues, which for the fiscal year ended December 31, 1996, was 44 percent of revenues;

  (h) The increase of $75,000 in selling expenses due to the addition of a sales representative to maintain the acquired PLL forensic customer base;

  (i) The $250,000 estimated increase in general and administrative expenses of the Company associated with the acquired customer base and revenues of the Forensic Drug Testing Division of PLL;

  (j) The $180,000 estimated increase in general and administrative expenses associated with operation of the additional office in Greenville, South Carolina;

  (k) The $173,333 increase in amortization of the acquired customer list of PLL, based upon a purchase price of $2,600,000 of the acquired assets of PLL and the straight-line amortization of the purchase price over 15 years;

  (l) The $1,290,091 elimination of indirect cost allocations (consisting of $1,268,167 of transportation, general and administrative expenses which are reflected and included in the adjustment for cost of sales (see (g) above) and $21,924 of interest expense) of the Forensic Drug Testing Division of PLL;

  (m) The $148,750 increase in interest expense attributable to the $1,700,000 long-term bank indebtedness obtained in connection with PLL Asset Purchase, assuming an interest rate of 8.75 percent on the outstanding principal balance of the indebtedness;

  (n) The $80,088 elimination of the income tax benefit of the Forensic Drug Testing Division of PLL; and

  (o) The $201,706 increase in income taxes at the effective combined federal and state statutory rates applicable during the period presented.

3.   CUSTOMER LIST:

  The customer list acquired in connection with the PLL Asset Purchase will be amortized on a straight-line basis over 15 years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of the customer list may warrant revision or that the remaining unamortized balance of the customer list may not be recoverable. When factors, such as operating losses, loss of customers, loss or suspension for an extended period of laboratory certification, or changes in the forensic drug testing industry, if present, indicate that goodwill or the customer list should be evaluated for possible impairment, the Company will use an estimate of the related undiscounted net income over the remaining life of the customer list in measuring whether the customer list is recoverable. Although management believes that the customer list will be recoverable over the amortization period, it is possible, due to a change in circumstances, that the carrying value of the customer list could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

4.    EARNINGS PER COMMON SHARE:

  Pro forma income per common share has been computed based upon the weighted average number of common shares outstanding during the year ended December 31, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  The following discussion should be read in conjunction with the financial statements and notes thereto of the Company and "Selected Financial Information" appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

  The following table sets forth selected results of operations for (i) the fiscal years ended December 31, 1996 and 1995, which are derived from the audited consolidated financial statements of the Company, and (ii) the three months ended March 31, 1997 and 1996, which are derived from the unaudited consolidated financial statements of the Company, which include, in the opinion of management of the Company, all normal recurring adjustments considered necessary for a fair statement of results for such periods. The results of operations for the periods presented are not necessarily indicative of the Company's future operations.


                                  FOR THE THREE MONTHS ENDED MARCH 31,                 FOR THE YEAR ENDED DECEMBER 31,
                            -----------------------------------------------  -------------------------------------------------
                                     1997                     1996                   1996                        1995
                            ---------------------    ----------------------  ---------------------       ---------------------
                              AMOUNT      PERCENT      AMOUNT       PERCENT    AMOUNT      PERCENT         AMOUNT     PERCENT
                            ----------    -------    ----------     -------  ----------    -------       ----------   --------
Revenues................... $2,587,222     100.0%    $1,948,536     100.0%   $8,726,799     100.0%       $6,925,716     100.0%
Cost of revenues...........  1,186,084      45.9%       840,161      43.1%    3,816,114      43.7%        3,246,470      46.9%
                            ----------     -----     ----------     -----    ----------     -----        ----------     -----
Gross profit...............  1,401,138      54.1%     1,108,375      56.9%    4,910,685      56.3%        3,679,246      53.1%
                            ----------     -----     ----------     -----    ----------     -----        ----------     -----
Operating expenses:
  Selling..................    132,129       5.1%       148,269       7.6%      601,945       6.9%          561,470       8.1%
  General and
   administrative..........    695,616      26.9%       524,523      26.9%    2,442,602      28.0%        2,157,410      31.2%
  Depreciation and
     amortization..........    140,849       5.4%        91,336       4.7%      504,123       5.8%          232,535       3.3%
  Asset impairment.........         --        --%            --        --%      124,531       1.4%               --        --%
                            ----------     -----     ----------     -----    ----------     -----        ----------     -----
Total operating expenses...    968,594      37.4%       764,128      39.2%    3,673,201      42.1%        2,951,415      42.6%
                            ----------     -----     ----------     -----    ----------     -----        ----------     -----
                               432,544      16.7%       344,247      17.7%    1,237,484      14.2%          727,831      10.5%
Other income (expense).....    (24,920)      1.0%          (315)       --%      (21,808)       .2%          421,134       6.1%
                            ----------     -----     ----------     -----    ----------     -----        ----------     -----
Income from continuing
  operations before
  income taxes.............    407,624      15.7%       343,932      17.7%    1,215,676      13.9%        1,148,965      16.6%
Income tax expense.........    173,621       6.7%       141,686       7.3%      527,171       6.0%          474,405       6.9%
                            ----------     -----     ----------     -----    ----------     -----        ----------     -----
Income from continuing
  operations...............    234,003       9.0%       202,246      10.4%      688,505       7.9%          674,560       9.7%
Discontinued Operations:
  Loss from operations of
   discontinued clinical
    business, net of tax
    benefit................         --        --%            --        --%     (500,636)      5.7%               --        --%
  Loss on disposal of
   clinical business, net
   of tax benefit..........         --        --%            --        --%     (773,580)      8.9%               --        --%
                            ----------     -----     ----------     -----    ----------     -----        ----------     -----
Net income (loss)..........    234,003       9.0%       202,246      10.4%     (585,711)      6.7%          674,560       9.7%
                                                                                                                        =====
Dividend on preferred
  stock(1).................         --        --%            --        --%           --        --%           13,344        .2%
                            ----------     -----     ----------     -----    ----------     -----        ----------     =====
Net income (loss)
 available for common
 stockholders.............. $  234,003       9.0%    $  202,246      10.4%   $ (585,711)      6.7%       $  661,216       9.5%
                            ==========     =====     ==========     =====    ==========     =====        ==========     =====

Primary earnings per share:
    Weighted average number
    of common stock and
    common stock
    equivalents outstanding  3,315,656                3,310,112               3,316,198                   3,301,582
    Continuing operations.. $      .07                      .06                     .21                         .20
   Discontinued operation..         --                       --                    (.39)                         --
                            ----------               ----------              ----------                  ----------
        Total.............. $      .07               $      .06              $     (.18)                 $      .20
                            ==========               ==========              ==========                  ==========

Fully diluted earnings per
 share: Weighted average
 number of common stock and
 common stock equivalents
 outstanding...............  3,891,723                4,025,117               3,954,787                   3,843,391
 Continuing operations.....        .06                      .05                     .17                         .17
 Discontinued operation....         --                       --                    (.32)                         --
                            ----------               ----------              ----------                  ----------
        Total.............. $      .06               $      .05              $     (.15)                 $      .17
                            ==========               ==========              ==========                  ==========

  During the three months ended March 31, 1997, and the fiscal year ended December 31, 1996, LSI experienced a 4.8 percent and a 4.7 percent decrease in the price per specimen, respectively, compared to the three months ended March 31, 1996, and the fiscal year ended December 31, 1995, principally due to increased price competition amongst providers of drug testing services, price per specimen being the most important factor in obtaining and maintaining customers. Management of LSI closely monitors its price per specimen, the prices of its competitors and the costs of processing specimens to remain competitive, as well as profitable. There can be no assurance that the price decline per specimen will not further decline during 1997 and thereafter. In the event price stabilization has not occurred, LSI will, as it has in the past, take appropriate measures to downsize its drug testing personnel and possibly further automate the testing processes and employ additional technology to continue profitability from operations, although there can be no assurance that such measures will assure profitability in the event of substantial price reductions within the short term. During the three months ended March 31, 1997, and the fiscal year ended December 31, 1996, the number of specimens analyzed increased 32.8 percent and 34.5 percent, respectively, compared to the three months ended March 31, 1996, and the fiscal year ended December 31, 1995.

          In connection with NPLI Acquisition, the Company acquired the clinical testing and analysis operation conducted by NPLI. After several attempts to sell the clinical testing analysis operation of NPLI, the Company discontinued the clinical testing and analysis operation in the fourth quarter of 1996. This resulted in a loss from the discontinued operation of $500,636 (after giving effect to the associated tax benefit of $257,904) and a loss on disposal of the clinical business of $773,580 (after giving effect to the associated tax benefit of $489,420), which resulted in a loss of $.39 per weighted average number of common shares and common share equivalents used to compute primary earnings per share for the fiscal year ended December 31, 1996. Before such discontinued operation, the Company's income from continuing operations for the fiscal year ended December 31, 1996 was $688,505 or $.21 per weighted average number of common shares and common share equivalents used to compute primary earnings per
share.   See "Business--Background--NPLI Acquisition."

          Through its acquisition strategy, management of the Company anticipates, although there can be no assurance, that the consolidation and assimilation of the operations associated with the additional companies acquired, if any, will result in increased testing volume with minimal indirect additional specimen processing cost, resulting in increased profitability and cash flows. See "Business--Growth Strategy." In the event the Company fails to make acquisitions which contribute to the profitability, the Company may be required to reduce general and administrative expenses.

          Comparison of the Three-Month Periods Ended March 31, 1997 and 1996

          Revenues increased to $2,587,222 in the three months ended March 31, 1997 (the "1997 Interim Period"), from $1,948,536 in the three months ended March 31, 1996 (the "1996 Interim Period"), an increase of 32.8 percent. The increase in revenues was due to a 38.3 percent increase in the number of specimens analyzed during the 1997 Interim Period as compared to the 1996 Interim Period, although partially offset by a decrease of 4.8 percent in the average price per specimen. The increase in number of specimens analyzed was attributable to the PLL Acquisition as well as LSI's normal sales and marketing efforts. The decrease in the average price per specimen was principally due to increased price competition amongst providers of drug testing services, price per specimen being an important factor in obtaining and maintaining clients. There can be no assurance that price decline per specimen will not further decline in 1997.

          Cost of revenues increased from $840,161 in the 1996 Interim Period to $1,186,084 in the 1997 Interim Period, an increase of 41.2 percent, and increased as a percentage of revenues from 43.1 percent to 45.9 percent. The increase was primarily due to an increase in certain laboratory supplies as compared to the first quarter of 1996. In addition, a key laboratory position was added in late 1996 resulting in increased salaries.

          Operating expenses increased from $764,128 in the 1996 Interim Period to $968,594 in the 1997 Interim Period, an increase of 26.8 percent, but decreased as a percentage of revenues from 39.2 percent to 37.4 percent. The increase in operating expenses was attributable to the increase in general and administrative expenses of $171,093 and depreciation and amortization expense of $49,513 while selling expense decreased by $16,140. The increase in general and administrative expenses was principally as a result of (i) an increase in executive officer compensation, (ii) the addition of several key positions at LSI and (iii) the addition of certain overhead costs associated with the PLL asset purchase. The decrease in selling expenses was due to the temporary reduction in the sales force for part of the first quarter of 1997. In addition, LSI withdrew from a national endorsement arrangement after the first quarter of 1996 which resulted in a savings in commissions expense.
Depreciation increased due to the addition of new laboratory equipment at LSI in March of 1996, while amortization increased due to the acquisition of PLL and the amortization of the PLL customer list.

          Interest expense increased from $10,493 in the 1996 Interim Period to $36,876 in the 1997 Interim Period, an increase of 251.4 percent. The increase in interest expense was the result of a capital lease agreement for certain laboratory equipment entered into late in the first quarter of 1996. Interest income increased from $9,971 in the 1996

Interim Period to $11,653 in the 1997 Interim Period, a 16.9 percent increase. The increase is a result of more cash held for investment. Other income increased from $207 in the 1996 Interim Period to $303 in the 1997 Interim Period, an increase of 46.4 percent. Net income, after provision for income taxes, increased from $202,246 in the 1996 Interim Period to $234,003 in the 1997 Interim Period, a 15.7 percent increase.

          Comparison of Fiscal 1996 and 1995

          Revenues increased to $8,726,799 in 1996 from $6,925,716 in 1995, an increase of 26 percent. The increase in revenues was due to a 34.5 percent increase in the number of specimens analyzed during 1996 as compared to 1995, although partially offset by a decrease of 4.7 percent in the average price per specimen. The increase in number of specimens analyzed was attributable to the NPLI Acquisition as well as the obtaining of additional accounts through LSI's normal sales and marketing efforts. The decrease in the average price per specimen was principally due to increased price competition among providers of drug testing services, price per specimen being the most important factor in obtaining and maintaining clients. There can be no assurance that the price per specimen will not further decline in 1997 which will directly impact profitability. See "Business--Competition." Cost of laboratory services increased $569,644 from $3,246,470 in 1995 to $3,816,114 in 1996. This increase was primarily due to the increased volume of specimen testing and decreased as a percentage of revenues by 3.2 percent. Gross profit on revenues increased as a percentage of revenues from 53.1 percent in 1995 to 56.3 percent in 1996.

          Operating expenses increased from $2,951,415 in 1995 to $3,673,201 in 1996, an increase of 24.5 percent, but decreased as a percentage of revenues from 42.6 percent to 42.1 percent. The increase in operating expenses was attributable to the increase in general and administrative expenses of $285,192, selling expense of $40,475, depreciation and amortization of $271,588, and the recognition of asset impairment of $124,531. The increase in general and administrative expenses was principally due to the increase in executive officer compensation of LSAI and accrued bonuses for certain key employees of LSI. The increase in selling expenses was due to the addition of one sales representative and increased personnel to assist in maintaining forensic drug testing clients and customers obtained in connection with the NPLI Acquisition, although partially offset by a reduction in commission expenses. Depreciation increased due to the acquisition of new laboratory equipment in March 1996, and amortization increased due to the amortization of the customer list and goodwill acquired in connection with the NPLI Acquisition. Asset impairment was attributable principally to the write-down, to the estimated fair market value, of LSI's current laboratory facilities which are held for sale.

          Interest expense increased from $29,651 in 1995 to $67,185 in 1996, a
126.6 percent increase. The increase in interest expense was the result of a capital lease agreement for certain laboratory equipment. Interest income decreased from $126,939 in 1995 to $41,208 in 1996, a 67.5 percent decrease.
The decrease resulted from a reduction of cash equivalents held for investment due to the NPLI Acquisition and other acquisition activities. Other income decreased from $323,846 in 1995 to $4,169 in 1996. The decrease in other income was primarily due to the receipt during 1995 of a non-reoccurring settlement of a lawsuit in which LSI was the plaintiff. Income from continuing operations, after provision for income taxes, increased from $674,560 in 1995 to $688,505 in 1996, a 2.1 percent increase. Income per share of common stock from continuing operations on a primary basis was $.21 ($.17 per share on a fully diluted basis) in 1996, compared to net income per share of common stock on a primary basis of $.20 ($.17 per share on a fully diluted basis) in 1995.

          During the fourth quarter of 1996, the clinical testing and analysis operation conducted by NPLI was discontinued, which resulted in a loss from discontinued operation of $500,636 (after giving effect to the associated tax benefit of $257,904) and a loss on disposal of the clinical business of $773,580 (after giving effect to the associated tax benefit of $489,420), which resulted in a net loss from continued and discontinued operations of $585,711. Net loss from continued and discontinued operations per share of common stock on a primary basis was $.18 and $.15 per share of common stock on a fully diluted basis.

          Pro Forma Effect of Stock-Based Compensation

          The Company has historically used options to retain and compensate its officers, directors, employees and others. During 1996 and 1995, the Company granted 310,000 stock options for the purchase of the Common Stock of LSAI to certain officers, directors, employees and others. In accordance with Accounting Principles Board Opinion No. 25, the compensation cost of such stock options is not recognized in the consolidated financial statements of the Company. The outstanding stock options granted in 1996 and 1995 had an estimated fair value at the date of grant of the options of $134,250, utilizing the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation. After giving effect to the estimated fair value of such options, the Company had a net pro forma loss of $673,516 ($.20 per common share on a primary basis and $.17 per common share on a fully diluted basis) for the year ended December 31, 1996, and had a net pro forma income of $614,771 ($.19 per common share on a primary basis and $.16 per common share on a fully diluted basis) for the year ended December 31, 1995.

          Quarterly Results of Operations

          LSI's operations are affected by seasonal trends to which drug testing laboratories are generally subject. In LSI's experience, testing volume tends to be higher in the second calendar quarter and lower in the winter-holiday season and the beginning of the first calendar quarter primarily due to hiring patterns which affect pre-employment drug testing. Because the general and administrative expenses associated with maintaining and adding to LSI's testing work force are relatively fixed over the short term, LSI's margins tend to increase in periods of higher testing volume and decrease in periods of lower testing volume. These effects are not always apparent because of the impact and timing of the startup of new businesses and other factors such as the timing and amount of price increases or decreases. Nevertheless, LSI's results of operations for a particular quarter may not be indicative of the results to be expected during other quarters.

          Income Taxes

          The provisions for accrued income taxes on pretax income were based on the effective combined federal and state graduated corporate income tax rates of approximately 40 percent for the three months ended March 31, 1997, 43 percent for 1996 and 41 percent for 1994. Income tax expenses during the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were $173,621, 527,171, and $474,405, respectively.

LIQUIDITY AND CAPITAL RESOURCES

          Historically, the Company financed its growth through the sale of equity securities and bank borrowings. Net cash provided by operating activities totaled $392,623 for the three months ended March 31, 1997, compared to $159,888 for the three months ended March 31, 1996. As of March 31, 1997, LSAI had a working capital deficit of $224,496, compared to working capital of $1,002,712, at December 31, 1996. The working capital deficit increase was in part due to the current liability classification of (i) the Company's estimated obligation to make four quarterly installment payments of approximately $810,000, in the aggregate, in connection with the PLL Asset Purchase, such installments are subject to adjustment based upon the forensic drug testing revenues obtained by the Company from the acquired customer base (see "Business--Background--PLL Asset Purchase"), and (ii) approximately $340,000 of the long-term debt incurred in connection with funding of the PLL Asset Purchase. At December 31, 1996 and March 31, 1997, short-term debt of the Company included a note, in the recorded amount of $334,460, payable to the former shareholders of NPLI by delivery of 152,282 shares of the Company's Common Stock. Informally, the former shareholders of NPLI have agreed to accept 103,333 shares of Common Stock in full satisfaction of this note payable. See "The Company--Background--NPLI Acquisition" and "Business--Litigation."

          During the three months ended March 31, 1997, in connection with the PLL Asset Purchase which was consummated on January 31, 1997, the Company paid and expended approximately $1,800,000 in partial payment of the purchase price at closing and the transaction costs of the PLL Asset Purchase. In connection with the NPLI

Acquisition, which was consummated on January 2, 1996, during the first quarter of 1996, the Company paid and expended approximately $1,740,000 as a result of payments to the former NPLI shareholders and payment of certain NPLI bank borrowings, shareholder loans and other indebtedness. See "Business--Background --NPLI Acquisition."

          In the event the Company's revenues increase as anticipated by management of the Company, the Company's working capital requirements will also increase and such requirements may exceed the net cash provided by operating activities and require that cash be used in operating activities from sources other than operations, including the available cash and cash equivalents (which were $643,413 at March 31, 1997) and borrowings. The increase in cash used in operations will principally be due to the timing differential between Company's payment for materials and services to its suppliers and employee work force, and the time at which the Company receives payment from its customers.

          On January 9, 1997, LSI entered in to a loan agreement with Hibernia National Bank (the "Bank") which established a credit facility comprised of a five-year term loan of up to $1,700,000 and a one-year revolving loan of $250,000 to be used for the acquisition of Pathology Laboratories Limited. As of March 31, 1997, the outstanding principal amount of the five-year term loan was $1,643,333. Advances on the revolving loan are based upon LSI maintaining certain ratios and compliance with the covenants of the loan agreement and LSI's liquid assets including its accounts receivable. The outstanding principal amount of the revolving loan bears interest at the Citibank, N.A. rate (which was 8.75 at March 31, 1997) and the term loan bears interest at such rate plus one-half percent. The loan is secured by the accounts receivable, intangible assets, and by a mortgage on the building owned by LSI, and is guaranteed by LSAI. The loan agreement contains various covenants, including certain financial ratios, all of which the Company was in full compliance with as of April 30, 1997.

FUTURE OPERATIONS AND LIQUIDITY

          On January 31, 1997, the Company acquired from Pathology Laboratories, Ltd. ("PLL") certain forensic drug testing assets pursuant to an Asset Purchase
Agreement dated January 31, 1997 (the "Purchase Agreement").   Pursuant to the
Purchase Agreement, the Company (i) paid $1,600,000 at closing and (ii) assumed the obligations of PLL under a certain lease, dated September 16, 1996, which requires monthly base rental payments of $2,083 and which expires on September 16, 1999. Furthermore, the Company is required to make four additional quarterly installment payments to PLL within 60 days following the end of each three-month period during the twelve months ending January 31, 1998. These quarterly payments are based on gross revenues directly attributable to each customer comprising the customer base of PLL for the year ending January 31, 1998, exceeding $1,600,000. The gross revenues attributable to this customer
base for the year ended December 31, 1996, were approximately $3,200,000.   See
"The Company--Background--PLL Asset Purchase."

          On December 3, 1996, LSI purchased a building to be renovated for relocation of its laboratory. The building purchase was financed by a note payable to the seller due on June 3, 1997, with no stated interest rate. This note has been classified as long-term based on a written commitment from a bank to refinance the purchase and construction costs up to the lesser of 80 percent of appraised value or cost, not to exceed $720,000. The bank note will be payable monthly based on a fifteen-year amortization with the balance due five years from issuance. In connection with the building renovation, LSI entered into an agreement to pay $439,572 upon completion of the renovation, which is expected during mid 1997.

          In February 1996, LSI entered into a capital lease obligation of approximately $650,000 with a vendor for the purchase equipment and certain lab supplies at a fixed price per drug screen performed. The minimum monthly amount payable under the agreement is approximately $47,000, with approximately $13,000 per month allocated to the principal and interest of the capital lease obligation, and the remaining cost being allocated to the cost of laboratory supplies. The agreement resulted in LSI recording approximately $650,000 in additional equipment, with an equal amount of capital lease obligation recorded as a long-term debt obligation payable over five years.

          As of the date of this Prospectus, other than as described above, the Company does not have any significant future capital commitments. The Company anticipates that existing cash equivalents and funds to be generated from future operations will be sufficient to fund operations and budgeted capital expenditures of the Company through 1997.

          FUTURE ASSESSMENT OF RECOVERABILITY AND IMPAIRMENT OF GOODWILL AND CUSTOMER LIST. In connection with the Peterson Share Exchange, the NDAC Asset Purchase, the NPLI Acquisition and PLL Asset Purchase, the Company recorded goodwill and customer lists, which are being amortized over periods of 15 to 40 years on a straight-line basis over the estimated period that the Company will be benefitted by such assets. At March 31, 1997, the unamortized portion of the goodwill and the customer lists was $2,637,422 and $4,412,635, respectively. The carrying value and recoverability of unamortized goodwill and customer lists will be periodically reviewed by management of the Company. If the facts and circumstances suggest that the goodwill or customer list may be impaired, the carrying value of goodwill or customer list will be adjusted which will result in an immediate charge against income during the period of the adjustment and/or the length of the remaining amortization period may be shortened, which will result in an increase in the amount of goodwill or customer list amortization during the period of adjustment and each period thereafter until fully amortized. Once adjusted, there can be no assurance that there will not be further adjustments for impairment and recoverability in future periods. Of the various factors to be considered by management of the Company in determining goodwill or customer list impairment, the most significant will be (i) losses from operations, (ii) loss of customers, (iii) developments within the drug testing industry, including the Company's inability to maintain its market share, development of drug testing technologies, imposition of additional regulatory and certification requirements, and (iv) loss or suspension for an extended period of laboratory certification, especially by SAMHSA. See "Risk Factors--Certification," and "Business--Certification and Government Regulation." In the event management of the Company determines that goodwill or the customer lists have become impaired, the adjustment for impairment and recoverability will most likely occur during a period of operations in which the Company has sustained losses or has only marginal profitability from operations, and the impairment and/or increased amortization amount will either increase such losses from operations or further reduce profitability.

                              WARRANT REDEMPTION

          Pursuant to this Prospectus, the Company is notifying the holders of the 1994 Warrants as of , 1997 (the "Record Date") and the Selling Shareholders, of the election of the Company to redeem 1994 Warrants for $.01 per warrant (the
"Redemption Price") at 5:00 p.m., Central Standard Time, on      , 1997 (the
"Redemption Date"). Each of the 1994 Warrants is exercisable for the purchase of two shares of Common Stock for $2.00 per share (the "Warrant Exercise Price"), on or before expiration of the Redemption Date. The Redemption Date may be extended by the Company, in its sole and absolute discretion, but not beyond
          , 1997. See "Exercise of 1994 Warrants--Expiration; Extensions; Termination; Amendments." The 1994 Warrants may be redeemed by the Company at any time in the event that the closing bid price of the Common Stock exceeds the Exercise Price for 10 consecutive trading days, and the Company has an effective registration statement (including the Registration Statement of which this Prospectus is a part) which includes the Common Stock to be issued to the holders of the 1994 Warrants (the "Warrant Holders) upon exercise of the 1994 Warrants.

EXTENSION OF REDEMPTION DATE

          The 1994 Warrants will expire on the Redemption Date (at 5:00 p.m.,
Central Standard Time, on      , 1997), unless and until the Company extends the
Redemption Date, in which event the 1994 Warrants will expire at the latest time and date to which the Redemption Date is extended. The Company expressly reserves the right at any time and from time to time, regardless of whether or not any of the conditions specified in "--Conditions of the Warrant Redemption" have been satisfied, to extend the Redemption Date, which will also extend the period during which the 1994 Warrants may be exercised by giving as promptly as practicable notification of such extension in a manner reasonably calculated to inform the Warrant Holders of such extension. Without limiting the manner in which the Company may choose to make any public announcement, the Company will not, unless otherwise required by applicable law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Redemption Date, Securities and Exchange Commission regulations require a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Redemption Date. The Company's decision regarding the advisability of extending the Redemption Date will be based upon factors and considerations that exist and that the Company deems material and appropriate at that time. As of the date of this Prospectus, such factors and considerations are undeterminable. There can be no assurance that the Company will exercise its right to extend the Redemption Date, and there is no limit on the number of times the Company may extend the Redemption Date.

CONDITIONS OF THE WARRANT REDEMPTION

          The Company may cancel the Warrant Redemption if, prior to the Redemption Date, (i) there shall be in effect any injunction prohibiting, restricting or delaying completion of the Warrant Redemption, (ii) there shall have occurred any general suspension of trading in, or limitation of prices for, securities in the over-the-counter markets; or (iii) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any governmental authority, which would prohibit or materially restrict or delay completion of the Warrant Redemption.

          The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time, in its sole discretion. Each right of the Company in connection with the foregoing conditions will be deemed an ongoing right that may be asserted any time and from time to time. The failure by the Company, at any time, to exercise its rights with respect to any of these conditions will not be deemed a waiver of any such conditions. Any determination by the Company concerning applicability of the conditions to the events set forth herein will be final and binding upon all parties.

          The Company expressly reserves the right to terminate the Warrant Redemption if any of the foregoing conditions are not satisfied.

                           EXERCISE OF 1994 WARRANTS

          Each of the 1994 Warrants is exercisable at any time on or before the Redemption Date to purchase two shares of Common Stock for $2.00 per share (the "Exercise Price"). The 1994 Warrants may only be exercised by a Warrant Holder (including the Selling Shareholders) in the event the Registration Statement of which this Prospectus is a part is effective with the Securities and Exchange Commission and the Common Stock is qualified for sale in the state of residence of the Warrant Holder. See "--Acceptance of 1994 Warrants; Delivery of Shares," and "Risk Factors--Securities Laws Restrictions on Exercise of 1994 Warrants" and "Description of Securities--1994 Warrants." Subject to the foregoing, the 1994 Warrants are exercisable at any time by the Warrant Holders prior to the Redemption Date by delivery of the warrant certificate evidencing the Public Warrant to Liberty Bank and Trust Company of Oklahoma City, N.A. (the "Warrant Agent") by mail to Attention: Stock Transfer, Post Office Box 25848, Oklahoma City, Oklahoma 73125, or by delivery to 100 Broadway, Oklahoma City, Oklahoma 73102, with the "Subscription Form" on the reverse of the certificate duly completed and signed, accompanied with payment of the Exercise Price in cash or by certified check or bank draft payable to the order of the Company. See "--How to Exercise."

ADVANTAGES AND DISADVANTAGES OF 1994 WARRANT EXERCISE

          Exercise of the 1994 Warrants prior to the Redemption Date by the Warrant Holders may have both significant adverse and advantageous consequences for Warrant Holders. The adverse consequences to the Warrant Holders who do not exercise their 1994 Warrants include (i) the 1994 Warrants ceasing to be issued and outstanding, (ii) the 1994

Warrants becoming worthless resulting in a loss to the Warrant Holders to the extent of their investment in the 1994 Warrants in excess of the $.01 Redemption Price, (iii) loss of any potential appreciation in the 1994 Warrants as a result of an increase in the trading market value of the Common Stock purchasable upon exercise of the 1994 Warrants, and/or (iv) loss of the ability to sell the 1994 Warrants as a tradable security. The advantageous consequences for those Warrant Holders that fail to exercise the 1994 Warrants will be entitlement to receipt of the $.01 Redemption Price per 1994 Warrant in the event the 1994 Warrants are redeemed by the Company.

          The advantageous consequences of exercise of the 1994 Warrants and receipt of the Common Stock include (i) acquisition and receipt of an equity ownership interest in the Company represented by the shares of Common Stock,
(ii) participation in the potential future growth of the Company and any potential market value appreciation of the Common Stock, and (iii) receipt of any investment liquidity that the Common Stock has or may have in the future. Although there may be advantages offered by exercise of the 1994 Warrants, the Warrant Holders should also understand and be aware that (i) exercise of the 1994 Warrants will constitute an investment in the Common Stock requiring payment of the $2.00 per share Exercise Price of the 1994 Warrants in addition to the amount invested in the 1994 Warrants, (ii) the issuance of Common Stock pursuant to exercise of outstanding stock options and other warrants may have an adverse effect upon the public trading price of the Common Stock, and (iii) there are various risks associated with such investment as disclosed in this Prospectus. See "Risk Factors" and "Description of Securities--Common Stock," "--1994 Warrants" and "--Outstanding Options and Other Warrants."

HOW TO EXERCISE

          For effective exercise of the 1994 Warrants, the "Subscription Form" on the reverse side of each 1994 Warrant certificate must be completed and executed as indicated thereon, and the 1994 Warrant must be accompanied by payment of the aggregate Exercise Price of the number of shares of Common Stock being purchased and any applicable transfer tax (see "--Transfer Taxes," below), in cash or certified or official bank check, made payable to Laboratory Specialists of America, Inc., together with any other required documents. The warrant certificate and payment must be transmitted to and received by the Warrant Agent at its address set forth on the back cover of this Prospectus on or before the Redemption Date, if the 1994 Warrants are being exercised. The beneficial holders of 1994 Warrants that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian are urged to contact such entity promptly if they wish to exercise the 1994 Warrants. The 1994 Warrants certificates, together with the cash or check and any other required documents to be delivered, should be delivered only by hand or by courier, or transmitted by mail, and only to the Warrant Agent and not to the Company. The method of delivery of the 1994 Warrants and all other required documents to the Warrant Agent is at the election and risk of the Warrant Holder, but if such delivery is by mail it is suggested that the Warrant Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Redemption Date to permit delivery to the Warrant Agent prior to the Redemption Date.

          Each signature of the Warrant Holders on the "Subscription Form" of a 1994 Warrant certificate must be guaranteed by a member firm of any registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").

          In the event the certificates for the 1994 Warrants are registered in the name of a person other than the person executing the "Subscription Form" of such 1994 Warrants, or if 1994 Warrants that are not accepted for exercise are to be returned to a person other than the registered owner, then the "Assignment" on the reverse side of the 1994 Warrant certificate must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificate, with the signatures on the "Assignment" or instruments of transfer guaranteed by an Eligible Institution.

          The issuance of the Common Stock in exchange for 1994 Warrants exercised will be made only after timely receipt by the Warrant Agent of the certificates for such 1994 Warrants and the cash or check, together with all other documents required. If less than the entire number of 1994 Warrants evidenced by a submitted certificate are to be exercised, the tendering Warrant Holder should indicate on the "Subscription Form," appearing on the reverse side of the certificate, the number of 1994 Warrants being tendered for exercise. With respect to those 1994 Warrants that are not exercised, the Warrant Holder will receive the Redemption Price per warrant.

WITHDRAWAL RIGHTS

          The 1994 Warrants tendered for exercise may not be withdrawn and will be irrevocable.

VALIDITY OF EXERCISE

          All questions with respect to the validity, form, eligibility (including time of receipt) and acceptance for exercise of the 1994 Warrants will be determined by the Company, in its sole discretion, which determination will be final and binding upon the Warrant Holder and the Company. The Company reserves the absolute right to reject any and all tenders of 1994 Warrants which it determines not to be in proper form, or the acceptance or exercise of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the exercise of the 1994 Warrants. The Company, Warrant Agent, or any other person will not be under any duty to give notification of any defects or irregularities in exercise, nor will they incur any liability for failure to give such notification. Exercise of the 1994 Warrants will not be deemed to have been properly made until any irregularities have been waived by, or cured to the satisfaction of, the Company.

ACCEPTANCE OF 1994 WARRANTS; DELIVERY OF SHARES

          1994 Warrants properly tendered will be promptly accepted for exercise. The Company will be deemed to have accepted for exercise properly tendered 1994 Warrants when, as and if the Company has given oral or written notice thereof to the Warrant Agent. Certificates for Common Stock will be issued as promptly as practicable after the 1994 Warrants are accepted for exercise. Any 1994 Warrants not exercised before the Redemption Date will be redeemed.

          In certain cases, the sale of the Common Stock by the Company upon exercise of 1994 Warrants could violate the securities laws of certain states or other jurisdictions. The Company has undertaken registration or qualification of the Common Stock for sale in California, Colorado, Georgia, Kentucky, Illinois, Louisiana, New Hampshire, New York, Ohio, Oklahoma, Pennsylvania, Tennessee, Virginia, Texas, Washington and Wisconsin; however, there is no assurance that such registration will become effective in such states. In addition, the Company may undertake registration of the Common Stock in additional states as determined in the sole discretion of the Company. Those Warrant Holders residing in states in which the Common Stock has not been registered or otherwise qualified for sale in such state, will not be permitted to exercise their 1994 Warrants.

          Prior to tendering of 1994 Warrants for exercise, a Warrant Holder should either contact the Company or the Warrant Agent to determine whether the Common Stock has been registered or qualified in the state of such Warrant Holder's residence. The Company has used and will continue to use its best efforts to cause the Registration Statement of which this Prospectus is a part to be declared effective under the laws of various states as may be required to cause the sale of the Common Stock upon exercise of 1994 Warrants to be lawful. However, the Company is not required to accept the exercise of the 1994 Warrants, if, in the opinion of counsel, the sale of the Common Stock upon such exercise would be unlawful. In such cases, the Warrant Holder may sell the 1994 Warrants in the open market, or continue to hold the 1994 Warrants until the Redemption Date and, in which case, receive the Redemption Price of the warrants.

          The Warrant Agent will act as agent for the tendering Warrant Holders of the 1994 Warrants for the purposes of receiving from the Company the Common Stock and transmitting such securities to the Warrant Holders. Tendered

1994 Warrants not accepted for exercise by the Company will be returned to the Warrant Holder and redeemed on the Redemption Date.

          In the event the Company extends the Redemption Date, is delayed in its acceptance for exercise or is unable to accept for exercise any 1994 Warrants for any reason, in such event, without prejudice to the Company's right hereunder, the Warrant Agent, at the request of the Company, may nevertheless retain 1994 Warrants tendered for exercise together with any cash or check and any other required documents, subject to delivery of the shares of Common Stock, until notified otherwise by the Company. See "--Withdrawal Rights," above.

TRANSFER TAXES

          The Warrant Holders are required to pay to the Company any applicable transfer tax, and, if requested by the Company, any other taxes or governmental charges which the Company may be required by law to collet in respect to exercise of the 1994 Warrants.

MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES

          Any holder whose certificates evidencing 1994 Warrants have been mutilated, lost, stolen or destroyed should contact the Warrant Agent at its address or telephone number indicated on the back cover page of this Prospectus for further instructions.

EXPENSES

          The Company will pay the Warrant Agent reasonable and customary fees for its services and will reimburse the Warrant Agent and Managing Agent for their reasonable out-of-pocket expenses in connection therewith. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of 1994 Warrants and in handling or forwarding tenders on behalf of their customers. The Company will also pay legal, accounting, printing, listing, filing and other similar fees and expenses in connection with the securities offered pursuant to this Prospectus.

MANAGING AGENT

          On June 5, 1997, the Company entered into an investment banking agreement (the "Agreement") with Barber & Bronson Incorporated ("BBI"). The investment banking services to be provided by BBI under the Agreement include acting as Managing Agent for the Company's redemption of the 1994 Warrants, as well as identifying prospective mergers, acquisitions, joint ventures, and similar transactions for the Company. In connection with serving as Managing Agent for the Warrant Redemption, BBI's responsibilities include, but are not limited to, providing advice and counsel to the Company with respect to maximizing the number of 1994 Warrants that are exercised, providing the Company with the appropriate forms upon which to make notification of the Warrant Redemption as well as for Warrant Holders to exercise their 1994 Warrants, assisting broker-dealers in notifying Warrant Holders, reviewing press releases related to the Warrant Redemption and exercise of the 1994 Warrants, providing input to the Company with respect to the Registration Statement, of which this Prospectus is a part, registering the shares underlying the 1994 Warrants, and providing instructional materials to the Company to assist in effectuation of the exercise of the 1994 Warrants. For providing such services, the Company has agreed to pay to the Managing Agent, in the event 132,000 or more of the 1994 Warrants are exercised, (i) a non-accountable expense allowance equal to four percent of the gross proceeds realized by the Company upon exercise of the 1994 Warrants and sale of Common Stock pursuant to such exercise and (ii) an additional fee of $50,000, such amount being subject to proportionate reduction in the event 90 percent of the 1994 Warrants are not exercised. In addition, the Company has agreed to issue to the Managing Agent (and/or its assigns and designees) warrants for the purchase of Common Stock (the "Managing Agent's Warrants"), at an exercise price of $2.375 per share, subject to adjustment. The number of shares subject to, and the corresponding exercise period (commencing on the Redemption Date) of, the Managing Agent's Warrants are based upon the percent of the 1994 Warrants exercised and range from 20,000 shares of Common Stock with a one year exercise period up to 170,000 shares of Common Stock with a three year exercise period. The Managing Agent's Warrants will not be transferable by the holder for one year from the date of this Prospectus, except (i) to the shareholders, directors, officers, employees or partners of the holder, (ii) by will, or (iii) by operation of law.

          The Managing Agent's Warrants contain provisions for appropriate anti-dilution adjustment in the event of any recapitalization, stock dividend, stock split, reorganization, merger, consolidation, or similar transaction.

          The Company has also agreed that if the Company participates in any merger, acquisition, joint venture or similar transaction prior to two years following termination of the Investment Banking Agreement, and such merger, acquisition, joint venture or similar transaction is as a consequence of any introduction made, directly or indirectly, by the Managing Agent or any of its affiliates during the term of the Investment Banking Agreement, then the Company will pay the Managing Agent an amount equal to five percent of up to $5 million of value paid or received in the transaction, four percent of the next $5 million, three percent of the next $5 million, two percent of the next $5 million and one percent in excess of $20 million.

          The Company has agreed to indemnify, defend and hold harmless the Managing Agent and its officers, directors, principals, affiliates and shareholders, and their successors and assigns, against certain losses, other than losses arising out of intentional misconduct or gross negligence of the Managing Agent, incurred by the Managing Agent by reason of, among others, the misstatement or omission to state material facts in connection with the statements made in this Prospectus and the Registration Statement of which this Prospectus is a part. The Managing Agent has in turn agreed to indemnify the Company and its officers, directors, principals, affiliates and shareholders, and their successors and assigns, against losses arising out of intentional misconduct or gross negligence of the Managing Agent. To the extent that such indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

          The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the copy of such agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

DELIVERIES AND ADDITIONAL INFORMATION

          All deliveries, correspondence and questions sent or presented to the Company or the Warrant Agent relating to the Warrant Redemption should be directed to one of their respective addresses or telephone number set forth on the back cover of this Prospectus.


                                   BUSINESS

          The Company, through LSI, its wholly-owned subsidiary, owns and operates a laboratory providing drug testing services to corporate and institutional customers seeking to detect and deter the use of illegal drugs. LSI's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), a federal agency and regulatory successor to the National Institute on Drug Abuse ("NIDA"), to conduct drug testing using procedures required for legal defensibility ("forensic") of test results. These procedures provide reliable and accurate test results and a secure chain-of-custody for each specimen from its collection to the reporting of the test results. LSI tests for a number of drugs of abuse, including cocaine, methamphetamine, heroin, PCP, marijuana and alcohol, primarily by urinalysis. In addition to forensic drug testing, LSI offers a range of services which are customized to assist customers in implementing cost-effective drug testing programs. LSI's high volume customers have enabled it to develop cost-efficient means of delivering its services while maintaining forensic testing standards.

          In connection with the Peterson Share Exchange, LSI acquired a drug testing kit developed by MBf USA under the trademark "AWARE CONFIDENTIAL DRUG CHECK" which consists of a small plastic specimen bottle with a foam-lined, cardboard mailing tube. The tube is typical of containers used by hospitals and drug testing laboratories when mailing urine specimens. The AWARE product has been approved by the Food and Drug Administration for use by clinicians, but has not been approved for over-the-counter sale. The AWARE product has not been previously marketed by MBf USA or LSI and a market study has not been conducted. At the date of this Prospectus, the Company does not have any plans to attempt to develop a market for the AWARE product.

INDUSTRY BACKGROUND

          The Office of National Drug Control Policy estimates that Americans spend more than $40 billion a year on illegal drugs. A NIDA 1990 National Survey concluded that 12.9 million Americans had used illegal drugs in the one-month period prior to the survey, including an estimated 10.2 million who had used marijuana and 1.6 million who had used cocaine. This study also estimated that
1.6 million Americans had used heroin in their lifetime. In addition, law enforcement data indicate that drugs are involved in a majority of the nation's violent crimes and that more than 60 percent of arrestees in 1990 had illegal drugs in their bodies. Government data indicate that drug abuse costs American business $100 billion annually in lost productivity, increased accidents, absenteeism, medical claims and employee theft.

          In the 1970s, drug testing was limited largely to criminal justice agencies and drug treatment programs. In the 1980s, however, increased awareness of the drug abuse problem and its consequences led to increased drug testing in the workplace. This, in turn, led to litigation which has settled many of the formerly open legal and constitutional questions on drug testing. These court decisions, generally favoring properly implemented drug testing programs, have reinforced the acceptance of drug testing in the workplace. In 1986, President Reagan signed an Executive Order which mandated drug testing for many key federal employees, and there are now comprehensive federal regulations for drug testing by many agencies. In the private sector, the number of the nations 200 largest corporations screening applicants and employees for drug use rose from three percent to 98 percent from 1983 to 1991, according to the Institute for a Drug Free Workplace. Furthermore, the Department of Transportation adopted additional regulations, which became effective in 1995, that substantially expanded the former regulations which mandated random drug testing of workers, especially in such safety-sensitive jobs such as trucking, aviation, transportation, railroads and pipelines. Under these recently adopted regulations, 50 percent of transportation workers (mass-transit workers, interstate truckers and bus drivers) are required to be tested annually. It is expected that under these additional regulations, 7.5 million workers are required to undergo drug testing each year, up from 3.5 million in years prior to 1995. Based upon industry studies, the Company believes the market for legally defensible ("forensic") drug testing services was more than $500 million in 1992, and as a result of expanded mandatory drug testing regulations adopted by the Department of Transportation, it is estimated that the drug testing market will exceed $625 million in 1997.

          Historically, the drug testing market has been served by national clinical laboratory chains, independent national drug testing laboratories and numerous regional and local laboratories such as LSI. Thousands of general clinical laboratories nationwide can conduct non-forensic drug testing. Over the past 10 years, however, many corporations and government agencies have begun to require drug testing laboratories to be certified to conduct forensic drug tests and to offer testing services on a cost-effective basis. In addition, many of the largest of these organizations, particularly those in the public sector, utilize a competitive bidding procedure to select their drug testing laboratories. The bidding process for these competitive contracts is increasingly limited to SAMHSA certified drug testing laboratories, such as LSI's laboratory, which can demonstrate the ability to meet the service and volume levels specified by the customers. As of June 4, 1997, there were approximately 69 laboratories certified by SAMHSA.

GROWTH STRATEGY

          The Company's strategy is to become a leading drug testing laboratory providing legally defensible ("forensic") test results through the acquisition of additional companies that perform and provide drug testing services and expansion of its current client base and services. There are no assurances that the Company will be able to achieve its expansion strategy or that its expanded operations will be successful. The Company's strategy includes the following key elements:

          Acquisitions. The Company has and intends to continue the expansion of its client base and drug testing services through the acquisition of companies and the assets of companies providing drug testing services compatible with and comparable to those provided by LSI. The Company completed the NDAC Asset Purchase in 1994, the NPLI Acquisition in 1996 and the PLL Asset Purchase in January 1997. See "The Company--Background." In connection with NPLI Acquisition, the Company acquired, in addition to the drug testing operations, the clinical testing and analysis operation conducted by NPLI. After several attempts to sell the clinical testing and analysis operation of NPLI, the Company discontinued the clinical testing and analysis operation in the fourth quarter of 1996. This resulted in a net loss from discontinued operation of $500,636 and a net loss on disposal of the clinical business of $773,580.
See "--Litigation," and "Management's Discussion and Analysis Financial Condition and Results of Operations--Results of Operations."

          The principal objective of the Company's acquisition strategy is to acquire companies that, through the consolidation and assimilation of the operations of drug testing companies acquired with and into the operations of LSI, will result in increased testing volume with minimal additional specimen processing cost, resulting in increased profitability and cash flows. Although the Company will not consummate an acquisition unless, at the time of the acquisition, it is anticipated that such acquisition will contribute to the profitability and provide positive cash flows from operations following consolidation and assimilation of the operations of the acquired company with those of LSI, there can be no assurance of such increased profitability and positive cash flows, as well as operations other than forensic drug testing may be acquired, which may be discontinued or disposed of at a loss. In the event the Company fails to make acquisitions which contribute to the profitability of the Company and provide positive cash flows to the Company, the Company may be required to reduce general and administrative expenses, possibly including consolidation of Company operations into the offices of LSI and reduction of management compensation, and may be required to utilize borrowings to fund negative cash flows from operations until such reductions of general and administrative expenses are achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Future Operations and Liquidity."

          In selecting companies for acquisition, the various criteria that will be considered include (i) the ability to consolidate and assimilate the operations of the acquisition target with and into those of LSI with the objective of achieving the anticipated increase in profitability and cash flows from operations, (ii) the ability on a post-acquisition basis to maintain the acquisition target's client base and market share, (iii) the ability to preserve the essential marketing personnel of the acquisition target, (iv) the terms of the acquisition, such as the cash requirements and willingness of the target's owners to accept equity securities of LSAI, (v) the revenue base of the acquisition target, and (vi) the legal and accounting costs of the acquisition.

          Such acquisitions will be completed through the issuance of Common Stock or Preferred Stock of LSAI, cash acquisitions utilizing available cash and cash equivalents, borrowings or other sources of equity capital. The non-specific nature of the acquisitions makes an estimation of amount to be allocated to acquisitions from these sources impossible to estimate or determine at the date of this Prospectus. LSAI's growth strategy will require expanded customer services and support, increased personnel, expanded operational and financial systems and implementation of control procedures. There can be no assurance that LSAI will be able to manage expanded operations effectively and efficiently. LSAI's acquisitions may involve a number of risks including the diversion of management's attention to the assimilation of the acquired company, adverse short-term effects on the Company's results of operations, the amortization of acquired intangible assets, and the possibility that the acquired company will not contribute to the Company's profitability and cash flows as expected, and the acquisition may include business operations, other than forensic drug testing, the may be discontinued or disposed of at a loss.

          LSAI's shareholders will, in all likelihood, not be afforded the opportunity to approve the terms of any such acquisitions because the Board of Directors will, in most cases, have the authority to consummate acquisitions without shareholder approval. Shareholders will also not have an opportunity, prior to consummation of an acquisition, to review the financial statements of an acquisition candidate, except where shareholder approval is required.

          Expanding its Client Base. LSI intends to continue to compete aggressively for clients, with a greater emphasis on potential clients currently served by competitors. In this effort, LSI intends to focus in particular on the institutional and private employers, where LSI believes demand for drug testing services is the greatest and the average price per specimen historically has been higher. LSI also is targeting numerous moderate volume clients which have yet to implement drug testing programs.

          Emphasizing Client Service. SAMHSA certification requirements have established a quality baseline for forensic drug testing. As a result, it has become increasingly difficult for laboratories to differentiate their drug testing services on the basis of quality. LSI has chosen to differentiate itself by providing drug testing services, customized to address each client's needs including assisting clients with the development of drug testing programs, training client personnel, managing specimen collection, arranging for transportation of specimens to LSI's laboratory, identifying trends in local and national drug use, interpreting test results and providing expert testimony concerning challenged test results. Unlike most of LSI's competitors, LSI specializes in drug testing, and, through specialization, LSI believes that its customer services equal or exceed those provided by its competitors.

          Improving Operating Efficiencies. LSI believes that price continues to be an important factor in obtaining new clients and maintaining current clients. LSI intends to continue focusing on being a low-cost provider by improving the efficiency of both its laboratory operations and customer services. Achievement of improved efficiency is primarily a function of increased specimen testing volume. Increased specimen testing volume reduces the cost per specimen tested because of the somewhat fixed nature of general and administrative costs and permits LSI to obtain volume purchase price concessions from its vendors which also lower the direct cost per specimen tested. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

DRUG TESTING OPERATIONS

          The essential elements of legally defensible (forensic) drug testing are a secure chain-of-custody for each specimen from its collection to the reporting of test results, and accurate and reliable testing in which a second independent test is performed to confirm each positive test result. LSI carefully controls each step of the testing process by following detailed written procedures and by using the specific forensic testing methods required for legal defensibility of results. LSI tests for drugs of abuse, including cocaine, methamphetamine, heroin, PCP, marijuana and alcohol, primarily by urinalysis. LSI performs all testing at its laboratory in Gretna, Louisiana which operates 24 hours per day, six days per week. The steps in LSI's forensic drug testing process are as follows:

          Collection and Transportation. Forensic drug testing begins with specimen collection conducted under carefully controlled conditions. Once a donor has provided a specimen which consists of two specimen bottles, each specimen is assigned a unique specimen identification number. A bar-coded or numbered label with this specimen identification number is affixed to each specimen bottle as a tamper-proof seal. The donor is then required to sign a statement on a chain-of-custody form which is bar-coded or numbered to match the specimen bottles. The donor certifies that the urine in the bottles belongs to the donor, that the bottles were sealed and labeled in the donor's presence and that the identification number on the bottles matches the number on the form. The collector also signs the form to certify the integrity of the collection process and then prepares the specimen for shipment to LSI's laboratory, together with a signed chain-of-custody form, which are delivered to LSI by overnight or same day courier or by U.S. mail.

          Receiving and Accessioning. LSI receives specimens in its restricted accessioning rooms, where they are inspected for tampering and checked for proper chain-of-custody documentation. The unique specimen identification number is entered into the laboratory computer which automatically orders the proper screening and confirmation testing and directs the reporting of test results. A small portion, or aliquot, of the specimen is then poured from one of the specimen bottles and prepared for screening. The specimen bottle is resealed with a tamper-proof seal and placed in locked cold storage for approximately 12 months.

          Screening. Each specimen submitted to LSI is screened for the presence of the drugs specified by the client. During 1996, LSI performed more than 5,800,000 screening tests on more than 70,000 specimens per month to determine the presence of drugs. In conducting these tests, LSI employs several different screening methods using automated analyzers and procedures which provide rapid, reliable screening of large numbers of specimens.

          Confirmation Testing. Specimens that screen negative are reported to the client without further testing. Specimens that screen positive are confirmed by testing a separate portion or aliquot using a different and independent technology from that used for initial screening. The confirmation technologies employed by LSI include those required by SAMHSA.

          Quality Assurance and Control. LSI carefully monitors the accuracy and reliability of its test results by internal and external quality assurance and control programs. LSI's staff evaluates laboratory performance by inserting "open" and "blind" quality control samples into each batch of client specimens during both screening and confirmation testing. An "open" sample is a urine specimen sample containing known quantities of one or more drugs of which the testing operator may have been informed contains drugs, but is not made aware of the kind and quantity of drugs contained in the sample. A "blind" sample is a urine specimen sample containing unknown quantities and kinds of drugs and which is indistinguishable from other specimen samples contained within a testing batch of samples. All specimens in a testing batch are retested if the results obtained for these control samples are not within specified limits. In addition, LSI is subject to frequent proficiency testing by various certifying bodies which send their own open and blind samples to the laboratory.

          LSI's laboratory is certified by SAMHSA, the College of American Pathology ("CAP"), as well as eight states and local jurisdictions. Of the various certifications, SAMHSA certification is considered the most important by LSI. SAMHSA is a federal regulatory agency charged with the responsibility and authority to license laboratories performing forensic drug testing services for the Federal Government and its agencies and industries which are federally regulated, such as the Department of Transportation, Department of Defense, etc. SAMHSA certifies, inspects, and monitors laboratories that perform forensic drug testing services under numerous specific mandated guidelines, including (i) strict adherence to chain-of-custody procedures, (ii) strict security of urine specimens from collection through testing, (iii) qualifications of technicians and the procedures employed in testing and the supervision thereof, (iv) segregation of SAMHSA-related specimens from non-SAMHSA-related specimens, (v) proficiency testing standards, and (vi) strict adherence to confidential reporting of test results.

          SAMHSA certification is essential to LSI's business because a major number of its clients are required to use certified laboratories, and many of its clients look to certification as an indication of reliability and accuracy of tests. In order to remain certified, LSI is subject to frequent inspections and proficiency tests. Failure to meet any of the numerous certification requirements, to which LSI is subject, could result in suspension or loss of certification. Such suspension or loss of certification could have a material adverse effect on LSI and LSAI. In such event, until the suspension is lifted or certification reobtained, LSI would be required to utilize the drug testing services of a SAMHSA certified competitor to process SAMHSA-related specimens, which would result in a substantial reduction in the number of specimens tested at LSI's laboratory and the price received per specimen received net of such competitor's cost to LSI of performing such testing services. In the event such suspension or loss of certification continued for a substantial period, LSI may be required to downsize its laboratory personnel and operations and, upon lifting of the suspension or reobtaining of SAMHSA certification, restaffing of the laboratory could occur over an extended period, and client base and market share may be required to be reestablished, all at substantial cost and expense to LSI.

          Data Review. Each test result, whether negative or positive, undergoes four independent levels of review before being reported. A result is first reviewed by the laboratory analyst conducting the test. Following the analyst's review, the screening or confirmation laboratory supervisor reviews the result. Next, a quality assurance and control technician reviews the result. Finally, the test result, including all chain-of-custody and testing documentation, is reviewed by a certifying scientist. It is only after all of these reviews have been successfully completed and all documentation is in order that the certifying scientist signs and releases a test result.

          Reporting of Results. LSI transmits an increasing number of its test results electronically through a secured national communications network. This network immediately encrypts and transmits each test result from the laboratory computer to the client's personal computer or secure fax machine as soon as it has been released by the certifying scientist. Using this network, LSI routinely reports results for specimens that screen negative within 24 hours of receipt in the laboratory and within 48 hours for specimens that require confirmation. Other clients receive test results via overnight courier or U.S. mail.

CONTRACTUAL ARRANGEMENTS

          Most large drug testing clients, including the majority of public employers and criminal justice agencies, use a formal competitive bid process in which the potential client provides a detailed specification of the drug testing services it requires. While price is an important factor, in most cases these organizations are not required to accept the lowest bid, but rather may choose the winning bidder on the basis of technical superiority and client service. LSI has previously obtained contracts through biding and procurement procedures and will continue to attempt to obtain such contracts through competitive bidding. Such contracts are typically long-term, but are also subject to termination on short notice with little or no penalty.

          Other than drug testing services performed pursuant to contracts obtained through competitive bidding procedures, LSI performs most of its drug testing services without a formal contract. In most cases, LSI accepts and tests specimens for an agreed price which is generally renegotiated periodically. Because LSI does not currently have any long-term contracts, which is typical of high volume clients, LSI is not dependent to any significant degree upon any one client or contractual relationship with a client, the termination of which would have a material adverse effect upon LSI.

COMPETITION

          Drug testing laboratories compete primarily on the basis of technical superiority, client service and price. The price per specimen is an important factor in obtaining and maintaining customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." The Company believes that LSI competes favorably in each of these categories. LSI competes with three types of companies which offer forensic drug testing services, i.e., national SAMHSA laboratory chains such as Smith-Kline Beecham Clinical Laboratories and Laboratory Corporation of America, regional SAMHSA laboratories such as LabOne, Inc. and Clinical Reference Lab and companies providing on site screening devices. Many of these competitors have greater financial resources than the Company. In addition, some clients and potential clients of LSI operate their own drug testing facilities, or may develop such facilities in the future.

CERTIFICATION AND GOVERNMENT REGULATION

          Companies which compete in the forensic drug testing market generally must be certified by SAMHSA and may be required to have other types of certification imposed by certain states or clients. LSI's laboratory is currently certified by SAMHSA and CAP, as well as eight states and local jurisdictions. LSI is subject to frequent inspections by certifying bodies, including two SAMHSA inspections per year, and is also subject to frequent proficiency testing by SAMHSA, CAP and other certifying bodies. Failure to meet certification requirements could result in suspension or loss of certification. Certification is essential to LSI's business because some of its clients are required to use a certified laboratory, and many of its clients look to certification as an indication of reliability and accuracy of test results. With respect to its operations, LSI considers SAMHSA certification to be the most important of its various certifications. In order to obtain SAMHSA certification, a laboratory must apply for certification, meet certain minimum facility requirements and then successfully complete a series of proficiency tests, which takes approximately 12 months to complete at substantial cost and expense. See "--Drug Testing Operations--Quality Assurance and Control."

          Employee drug testing by federal agencies and certain private employers is subject to regulation by certain federal agencies. Legislation currently exists in a number of states regulating the circumstances under which employers may test employees and the procedures under which such tests must be conducted. In addition, the circumstances under which drug testing can legally be required by employers is subject to court precedent and judicial review.

OTHER REGULATION

          The operations of LSAI and LSI are also subject to various federal, state and local requirements which affect businesses generally, such as taxes, postal regulations, labor laws, and environment and zoning regulations and ordinances.

ENVIRONMENTAL MATTERS

          Certain testing procedures used by LSI require the use of hazardous materials. Failure to comply with current or future federal, state or local environmental laws or regulations could have a material adverse effect on LSI and LSAI. LSI believes that it has adequately warned employees of potential risks associated with working at LSI and has provided a workplace safe from hazard, as required by the Occupational Safety and Health Administration and certain Louisiana laws.

EMPLOYEES

          As of June 30, 1997, LSAI had three full-time employees, and LSI had 104 full-time and 30 part-time employees, none of which are represented by a labor organization. LSAI considers its and LSI's relations with their employees to be good.

PROPERTIES

          LSAI maintains its executive office in approximately 1800 square feet at Suite 810, 101 Park Avenue, Oklahoma City, Oklahoma 73102. The office premises are occupied under a long-term lease which expires August 31, 2000, and the monthly rental payment is $1,685. LSAI considers such space to be adequate for its current needs.

          LSI's executive offices and laboratory are located in approximately 20,000 square feet at 1111 Newton Street, Gretna Louisiana 70053, in a building owned by LSI. The building was acquired in December 1996 and remodeling was completed in June 1997 at an estimated aggregate cost of $890,000. The Company believes that, with the acquisition of the building, the new location of the offices and laboratory will be adequate for the current and anticipated future needs of LSI. In addition, LSI's owns and holds for sale a 7,390 square foot building located at 113 Jarrell Drive, Belle Chasse, Louisiana, in which the laboratory and executive offices of LSI were formerly located.

          In connection with the PLL Asset Purchase (see "The Company-- Background--PLL Asset Purchase"), the Company assumed the obligations of Pathology Laboratories Limited ("PLL") under a certain Lease between Edith Schlien and PLL, dated September 16, 1996, covering approximately 2,500 square feet of office space located in Greenville, South Carolina. This lease requires monthly base rental payments of $2,083, and will expire on September 16, 1999.

LITIGATION

          In connection with the NPLI Acquisition, LSAI agreed to issue 153,282 additional shares of Common Stock to the former shareholders of NPLI in connection with the aggregate $462,911 reduction in the principal amounts of certain promissory notes issued to and held by the former NPLI shareholders. See "The Company--Background--NPLI Acquisition." The former NPLI shareholders made certain representations to LSAI regarding certain contracts and agreements for the providing of forensic drug testing, which were relied upon by LSAI in consummation of the NPLI Acquisition and which management of LSAI believes such representations to have been inaccurate and misleading based upon information obtained by LSAI following consummation of the NPLI Acquisition. LSAI has refused to make additional payments of accrued interest and principal of the promissory notes and has also refused to deliver the additional shares of Common Stock. On February 21, 1997, the former NPLI shareholders initiated an action against the Company, styled Kenneth O. Jobson and Haroutune K. Dekirmenjian v. Laboratory Specialists of America, Inc., Case No. 3:97-CV-117, in the United States District Court for the Eastern District of Tennessee at Knoxville, seeking recovery of the accrued interest and outstanding principal amounts of the promissory notes, which, based upon the NPLI Purchase Agreement, the Company has no obligation to pay. The Company filed its answer in this action and made a counterclaim against the former NPLI shareholders seeking a declaratory judgment that the Company is not in default under the terms of the promissory notes and recovery of an unspecified amount of damages for misrepresentation of known material facts with the intent that the Company would rely upon such misrepresentation in connection with the consummation of the NPLI Acquisition.

          On April 15, 1997, the Company initiated a legal action against the former NPLI shareholders, styled Laboratory Specialists of America, Inc. and National Psychopharmacology Laboratory, Inc. v. Kenneth O. Jobson and Haroutune
K. Dekirmenjian, Case No. 97-2582-63, in the District Court of Oklahoma County, State of Oklahoma, seeking a declaratory judgment that the Company is not in default under the terms of the promissory notes and recovery of damages in excess of $10,000 for misrepresentation of known material facts with the intent that the Company would rely upon such misrepresentation in connection with the consummation of the NPLI Acquisition. The former NPLI shareholders have not filed an answer in this action.

          The Company is vigorously defending and prosecuting the respective actions. It is believed by management of the Company that the former shareholders of NPLI will not be successful in obtaining payment of the accrued interest and formerly outstanding principal amounts of the promissory notes; however, there is no such assurance. Furthermore, there is no assurance that the Company will recover any damages based upon the representations of the NPLI stockholders made with the intent of inducing the Company to consummate the NPLI Acquisition. It is anticipated by management that the Company will eventually deliver all or a portion of the additional shares of Common Stock. The former NPLI shareholders and LSAI have reached tentative settlement of the pending litigation, although a formal settlement agreement has not been executed. Under the terms of the proposed settlement agreement, the former NPLI shareholders have informally agreed to accept 103,333 shares of the Company's Common Stock in full satisfaction of the promissory notes.

          Other than the litigation described above, LSAI does not have any pending litigation. In the ordinary course of their businesses, LSI and NPLI from time to time are sued by individuals who have tested positive for drugs of abuse or who allege that improper clinical analysis has been performed by NPLI. To date, LSI and NPLI have not experienced any material liability related to these claims, although there can be no assurance that LSI or NPLI will not at some time in the future experience significant liability in connection with these types of claims. Based upon the prior successful defense of similar-type litigation, management believes LSI and NPLI have valid defenses to the plaintiffs' claims in all pending litigation, and LSI and NPLI intend to vigorously defend themselves in such litigation. LSI and NPLI are not currently defendant parties in any legal proceedings other than routine litigation that is incidental to the business of LSI and NPLI, and management of LSI and NPLI believes the outcome of such legal proceedings will not have a material adverse effect upon the results of operations or financial condition of LSI and NPLI. Furthermore, management of LSI and NPLI believe that the liability insurance coverage is adequate with respect to the pending litigation and, in general, for the businesses of LSI and NPLI.


                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth certain information with respect to each executive officer and director of LSAI and LSI. Directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting and until their successors are elected and qualified. Executive officers are elected by the Board of Directors and serve at its discretion. LSAI's Bylaws authorize the Board of Directors to be constituted of not less than one and such number as the Board of Directors may from time to time determine by resolution or election. The Board currently consists of seven members.

     NAME                  AGE  POSITION WITH LSAI POSITION WITH LSI AND  NPLI
------------               ---  ------------------ ---------------------------
John Simonelli............. 50  Chairman of the
                                Board, Chief
                                Executive Officer,
                                Secretary, and
                                Director
Larry E. Howell............ 50  President and Chief  Vice President and
                                Operating Officer,   Director
                                and Director
Arthur R. Peterson, Jr..... 51  Treasurer and        President and Chief
                                Director             Executive Officer,
                                                     and Director
Robert A. Gardebled, Jr.... 32  Director             Controller, Secretary
                                                     and Director
Jerome P. Welch(1)......... 59  Director             --
Michael E. Dunn(1)......... 51  Director             --
Harry Gray Browne, M.D.(1). 66  Director             --
-----------------------

(1) Member of the Stock Option Committee and Compensation Committee. See "--Stock Option Plan," below.

          The executive officers of LSI devote their full-time to LSI's business, while Messrs. Simonelli and Howell devote such time to the business and affairs of LSAI as may be required, but not less than 50 percent of their time is and will continue to be devoted to the business and affairs of LSAI.

          The following is a brief description of the business background of the executive officers and directors of LSAI:

          John Simonelli is Chairman of the Board, Chief Executive Officer, Secretary and a Director of LSAI. Mr. Simonelli served as a Director, Chief Executive Officer and Secretary of Vantage Capital Resources, Inc. from March 1996 until its merger with Applied Intelligence Group, Inc. and thereafter served as a Director and Vice President of Applied Intelligence Group, Inc. until October 14, 1996. He served as Chairman of the Board and Chief Executive

Officer of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry, from February 1988 through June 1992. He served as Chief Executive Officer of Unico, Inc. (formerly CMS Advertising, Inc.), a publicly-held company engaged in the franchising of cooperative direct mail advertising businesses, from June 1986 to June 1988. From July 1981 through June 1985, he served in various capacities, including President and Director, with Moto Photo, Inc., a publicly-held company engaged in the business of franchising one-hour, photo development laboratories. Mr. Simonelli served as President and CEO, from May 1985 until November 1985, and a Director, from May 1985 through 1988, of TM Communications, Inc. (formerly Video Image, Inc. and TM Century, Inc.), a publicly-held company engaged in radio broadcasting and corporate communications.

          Larry E. Howell is President and Chief Operating Officer, and a Director of LSAI. Mr. Howell served as a Director, President and Treasurer of Vantage Capital Resources, Inc. from March 1996 until its merger with Applied Intelligence Group, Inc. and thereafter served as a Director and Vice President of Applied Intelligence Group, Inc. until October 14, 1996. He served as President and Chief Operating Officer of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry, from February 1988 through June 1992. From June 1986 to April 1988, Mr. Howell served first as Vice President and than as President and Chief Operating Officer of Unico, Inc. (formerly CMS Advertising, Inc.), a publicly-held company engaged in the franchising of cooperative direct mail advertising businesses. Since January 1982, Mr. Howell as the sole proprietor of Howell and Associates, Inc. provides consulting services principally related to corporate acquisitions and mergers.

          Arthur R. Peterson, Jr. was elected Treasurer and a Director of LSAI in July 1994. Mr. Peterson founded LSI in 1978 and served as its President and Chief Executive Officer and a Director from inception. From March 1989 until April 1994, he served as a Director of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly held company in the medical products and services industry and former parent of LSI. Prior to 1978, Mr. Peterson was Chairman of the Board and Chief Executive Officer of Clinical Laboratories of La., Inc., a company he founded which served the medical community in clinical studies.

          Robert A. Gardebled, Jr. was elected a Director of LSAI in July 1994. Since July 1989, he has served as an assistant to the President and was elected Controller of LSI and in connection with the LSI Acquisition, he was elected Secretary of LSI. From July 1991 until April 1994, Mr. Gardebled served as a Director of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly held company in the medical products and services industry and former parent of LSI. Prior to joining LSI, he was a Production Manager for Halter Yachts, Inc., a Louisiana ship building company.

          Jerome P. Welch was elected a Director of LSAI on August 26, 1994. Mr. Welch is President of Prospect Publishers, Inc., a publisher of literary hardback anthologies and newsletters. From May 1990 through June 1992, he served as a Director and in July 1990 was elected Secretary of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry. From July 1988 to January 1990, Mr. Welch served as President of Simon & Schuster Supplementary Publishers, a subsidiary of Paramount Communications, Inc. and was Senior Vice President and Publisher of McGraw Hill Educational Publishing from July 1987 to July 1988.

          Michael E. Dunn was elected a Director of LSAI on August 26, 1994. Since April 1980 to January 1995, he was a member, shareholder and director of the law firm of Zrenda Dunn & Swan, A Professional Corporation (formerly Bright Zrenda & Dunn), in Oklahoma City, Oklahoma, and President from April 1992 until January 1995. Mr. Dunn has been a member, shareholder and President of Dunn & Swan, A Professional Corporation, since February 28, 1995. He has been the owner of the Woodlake Racquet Club, a recreational athletic club, since 1981. From November 1991 to November 1992, he served as a director of Tide West Oil Company, a publicly-held, independent oil and gas exploration and production company. Mr. Dunn was graduated from the University of Oklahoma College of Law in 1972, and holds a Bachelor of Science in Accounting and pursued graduate studies at the University of Oklahoma.

          Harry Gray Browne, M.D. was elected a Director of LSAI on December 12, 1994. Dr. Browne is President and Chairman of the Board of NDA Corporation and held the same positions with National Drug Assessment Corporation until their merger on December 19, 1994. Further, he is Vice Chairman and Senior Vice President of Scientific Affairs of Therapeutic Antibodies, Inc., and a Director of Therapeutic Antibodies London, Ltd. (both are international biopharmaceutical companies), Chairman of the Board of Winchester Research Laboratories (a development stage, genetic research company), a Director of Harley Screen PLC (a clinical laboratory in London, England), and a member of the Board of Governors of Thomas Aquinas College (a liberal arts college in Santa Paula, California). Until December 1, 1994, National Drug Assessment Corporation was engaged in the providing of drug testing services. Dr. Browne received a Bachelor of Arts from Yale University in 1951 and a Medicinae Doctorate from Cornell University Medical College in 1956 and a Diploma of Tropical Medicine and Parasitology from the University of Havana in 1953.

EXECUTIVE COMPENSATION

          The following table sets forth certain information with respect to the total cash compensation, paid or accrued, of the President and Chief Executive Officer of LSAI and each of the executive officers that during 1996 received compensation in excess of $100,000.


                           OFFICER COMPENSATION TABLE



                                                          ANNUAL COMPENSATION
                                          -------------------------------------------------
                                                                              ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY(1)    BONUS(2)   COMPENSATION(3)
---------------------------               ----      ---------    --------   ---------------
John Simonelli........................... 1996....  $100,000     $    --          $12,600
   Chief Executive Officer of LSAI        1995....  $ 75,000     $    --          $12,000
                                          1994....  $ 75,000     $    --          $ 8,592

Larry E. Howell.......................... 1996....  $100,000     $    --          $14,100
  President and Chief Operating           1995....  $ 75,000     $    --          $12,000
    Officer of LSAI                       1994....  $ 75,000     $    --          $ 8,592

Arthur R. Peterson, Jr................... 1996....  $120,133     $50,000          $21,700
  Treasurer of LSAI and Chief Executive   1995....  $100,000     $50,000          $16,000
    Officer of LSI                        1994....  $100,000     $76,956          $16,000

------------------------
(1)  Dollar value of base salary earned during the year.
(2)  Dollar value of bonus earned during the year.
(3) The amounts reflected are for an automobile allowance and life and disability insurance premiums paid by the Company.

AGGREGATE OPTION GRANTS AND EXERCISES IN 1996 AND YEAR-END OPTION VALUES

          Stock Options and Option Values. The following table sets forth information related to options granted to the executive officers named in the Officer Compensation Table during 1996.


                                                  INDIVIDUAL GRANTS
                             -------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED RATES OF STOCK
                                           PERCENT OF TOTAL                                       PRICE APPRECIATION
                               NUMBER      OPTIONS GRANTED TO  EXERCISE OR                         FOR OPTION TERM(1)
                             OF OPTIONS      EMPLOYEES IN      BASE PRICE                    ----------------------------
NAME                          GRANTED            1996           PER SHARE    EXPIRATION DATE    FIVE PERCENT  TEN PERCENT
----                         ----------    ------------------  ----------    ---------------    ------------  -----------
John Simonelli.............    50,000            27%            $2.75        October 30, 2006      $223,973     $356,640
Larry E. Howell............    50,000            27%            $2.75        October 30, 2006      $223,973     $356,640
Arthur R. Peterson, Jr.....    50,000            27%            $2.75        October 30, 2006      $223,973     $356,640

------------------------
(1) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation of LSAI's Common Stock over the term of the options. These amounts do not take into consideration provisions restricting transferability and represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of LSAI's Common Stock and overall stock market conditions. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar amount.

          Aggregate Stock Option Exercise and Year-End and Option Values. The following table sets forth information related to the number of options exercised in 1996 and the value realized by the named executive officers, as well as, information related to the number and value of options held by the named executive officers at the end of 1996. During 1996, there were no options to purchase LSAI's Common Stock exercised by the named executive officers.



                               NUMBER OF UNEXERCISED OPTIONS       VALUED OF UNEXERCISED IN-THE-MONEY
                                  AS OF DECEMBER 31, 1996            OPTIONS AS DECEMBER 31, 1996(1)
                               -----------------------------       ----------------------------------
NAME                           EXERCISABLE     UNEXERCISABLE       EXERCISABLE          UNEXERCISABLE
----                           -----------     -------------       -----------          -------------
John Simonelli.............  10,000            50,000              $--                  $12,500
Larry E. Howell............  10,000            50,000              $--                  $12,500
Arthur R. Peterson, Jr.....  10,000            50,000              $--                  $12,500

------------------------
(1) The closing sale price of the Common Stock as quoted on Nasdaq SmallCap Market on December 31, 1996, was $3.00. Because the closing highest bid price of the Common Stock on December 31, 1996, was equal to the exercise price, exercisable options were not in the money on such date.


COMPENSATION OF DIRECTORS


          The directors of LSAI that are employees of LSAI or LSI are not currently compensated for attending meetings of directors and committees of the Board of Directors, but are reimbursed for out-of-pocket expenses. The compensation of non-employee directors has not been determined by the Board of Directors, but non-employee directors are reimbursed for out-of-pocket expenses incurred in attending meetings of directors and committees on which they serve. During 1996, all actions taken by the Board of Directors were pursuant to memoranda of action without formal meeting and the directors of LSAI were not paid any compensation nor was any compensation accrued.


EMPLOYMENT ARRANGEMENTS

          LSAI has employment agreements with Messrs. Simonelli and Howell, which were amended on April 15, 1996, and expire on April 15, 2000, each of which provides, among other things, (i) an annual base salary of $112,500, (ii) bonuses at the discretion of the Board of Directors, but not in excess of 10 percent of the net income of LSAI, (iii) eligibility for stock options under LSAI's Stock Option Plan, (iv) health and disability insurance benefits and life insurance, (v) an automobile allowance, and (vi) benefits consistent with similar executive employment agreements. The agreements require Messrs. Simonelli and Howell to devote not less than 50 percent of their time and attention to the business and affairs of LSAI. The agreements also restrict the employee's right to participate in other activities outside of LSAI to the extent such activities conflict with the employee's ability to perform his duties and that would violate his duty and loyalty to LSAI. The Board of Directors has delegated to the Compensation Committee, which is comprised of Messrs. Peterson, Welch and Dunn, the responsibility of determining the bonus compensation to be paid to the officers of LSAI.

          Furthermore, LSI has an employment agreement with Mr. Peterson which expires April 15, 2000, and which provides, among other things, (i) an annual base salary of $125,000, (ii) annual bonuses equal to the lesser of $50,000 or 10 percent of the net income of LSAI before provision for income taxes, (iii) eligibility for stock options under LSAI's Stock Option Plan, (iv) health and disability insurance benefits and life insurance, maintained at the Company's cost and expense, covering the life of Mr. Peterson in the face amount of $1,000,000, (v) an automobile allowance, and (vi) benefits consistent with similar executive employment agreements. The agreement requires Mr. Peterson to devote his full time and attention to the business and affairs of LSAI.

          Each of the employment agreements with the officers of LSAI and LSI may be terminated by LSAI or LSI in the event the Board of Directors determines in good faith that the officer is guilty of gross negligence or fraud materially injurious to LSAI or LSI.

STOCK OPTION PLAN

          LSAI established the Laboratory Specialists of America, Inc. 1994 Stock Option Plan (the "Stock Option Plan" or the "Plan") in May 1994. The Board of Directors amended and restated the Plan on October 30, 1996, which will not become effective unless and until approved of the shareholders of LSAI. The following summary of the Plan does not reflect the amended and restated Plan, which in part will increase the total number of shares of Common Stock authorized and reserved for issuance under the Plan to 425,000.

          The Plan provides for the issuance of incentive stock options ("ISO Options") with or without stock appreciation rights ("SARs") and nonincentive stock options ("NSO Options") with or without SARs to employees and consultants of the Company, including employees who also serve as directors of the Company. The total number of shares of Common Stock authorized and reserved for issuance under the Plan is 225,000. As of the date of this Prospectus, NSO Options to purchase 235,000 shares (exercisable after September 28, 1997 and on or before March 28, 2007) at an exercise price of $2.00 per share. The outstanding NSO Options were granted on March 28, 1997, in replacement of the then outstanding NSO Options which consisted of 50,000 (exercisable on or before July 20, 2005), and 185,000 shares (exercisable after April 30, 1997 and on or before October 30, 2006) of Common Stock at an exercise price of $3.00 and $2.75 per share, respectively, were outstanding. In the event the Plan as amended and restated is not approved by the shareholders, 10,000 of the NSO Options granted under the Plan will be canceled. No options have been exercised and no SARs have been granted under the Plan.

          The Stock Option Committee, which is currently comprised of Messrs. Browne, Welch and Dunn, administers and interprets the Plan and has authority to grant options to all eligible employees and determine the types of options granted, with or without SARs, the terms, restrictions and conditions of the options at the time of grant, and whether SARs, if granted, are exercisable at the time of exercise of the Option to which the SAR is attached.

          The option price of the Common Stock is determined by the Stock Option Committee, provided such price may not be less than the fair market value of the shares on the date of grant of the option. The fair market value of a share of the Common Stock is determined by averaging the closing high bid and low asked quotations for such share on the date of grant of the option as reported by Nasdaq or, if not quoted on Nasdaq, by the Stock Option Committee. Upon the exercise of an option, the option price must be paid in full, in cash or with an SAR. Subject to the Stock Option Committee's approval, upon exercise of an option with an SAR attached, a participant may receive cash, shares of Common Stock or a combination of both in an amount or having a fair market value equal to the excess of the fair market value, on the date of exercise, of the shares for which the option and SAR are exercised over the option exercise price.

          Options granted under the Plan may not be exercised until six months after the date of the grant and rights under an SAR may not be exercised until six months after the SAR is attached to an option, if not attached at the time of the grant of the option, except in the event of death or disability of the participant. ISO Options and any SARs are exercisable only by participants while actively employed as an employee or a consultant by LSAI or a subsidiary of LSAI, except in the case of death, retirement or disability. Options may be exercised at any time within three months after the participant's retirement or within one year after the participant's disability or death, but not beyond the expiration date of the option. No option may be granted after April 30, 2004. Options are not transferable except by will or by the laws of descent and distribution.

          AMENDMENT AND RESTATEMENT OF THE PLAN. On October 30, 1996, the Board of Directors approved the amendment and restatement of the Plan, subject to approval by the shareholders of LSAI. The amendments to the Plan, if approved by the shareholders, will (a) remove the prohibition on participation by non-employee members of the Board of Directors as permitted by the recently amended and adopted rules under Section 16 of the Securities Exchange Act of 1934, as amended (the "Rules"), (b) increase in the number of shares of Common Stock of the Company reserved and available for granting of options to purchase pursuant to the Plan to 425,000, and (c) make other revisions to comply with the provisions of the recently adopted Rules that do not require stockholder approval.

INSIDER TRADING POLICY AND NON-PUBLIC INFORMATION DISCLOSURE

          The Company has adopted policies relating to insider trading to prevent the misuse of material and non-public information by officers, directors and employees of the Company, as well as the disclosure of such information to any person outside of the Company. Under this policy, officers, directors and employees of the Company are prohibited from engaging in transactions in the securities of the Company when such person possesses material information (i.e., information that would affect an investor's decision to purchase or sell the securities of the Company or any other publicly-held company) which has not previously been made public ("non-public information"). In addition, officers, directors and employees of the Company are prohibited from disclosing any non-public information to any person outside of the Company, whether such information is related to the Company or any other company which has been obtained as a result of or in connection with the position of the officer, director or employee with the Company, and from using such information in connection with securities transactions of the Company or any other publicly-held company. These policies also provide guidelines regarding maintenance of confidentiality of non-public information to avoid dissemination of such information prior to public disclosure of such non-public information and requiring the obtaining of confidentiality agreements from persons outside the Company. See "Business--Growth Strategy--Acquisitions."

OFFICER AND DIRECTOR LIABILITY

          As permitted by the provisions of the Oklahoma General Corporation Act, the Certificate of Incorporation (the "Certificate") eliminates in certain circumstances the monetary liability of directors of LSAI for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to LSAI or its shareholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act), or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit the rights of LSAI or its shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

          The Certificate and Bylaws of LSAI provide that LSAI shall indemnify all directors and officers of LSAI to the full extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of LSAI. The Certificate and Bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the Bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Act may be permitted to directors and officers of LSAI pursuant to the foregoing provisions, or otherwise, LSAI has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          LSAI may enter into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, it is anticipated that LSAI will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (i) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of LSAI or its affiliate or (ii) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of LSAI or its affiliate or is or was serving at the request of LSAI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. It is anticipated that the payments which LSAI will be obligated to make thereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and cost of investigation and costs of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds.

                             CERTAIN TRANSACTIONS

          Set forth below is a description of transactions entered into between LSI and LSAI and certain of its officers, directors and shareholders during the last two years. Certain of these transactions will continue in effect during and following this offering and may result in conflicts of interest between LSAI and such individuals. Although these persons have fiduciary duties to the Company and its shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of the Company.

          In connection with the LSI Acquisition (see "The Company--Background-- LSI Acquisition"), Arthur R. Peterson, Jr. exchanged all outstanding common stock of LSI for 1,000,000 shares of Common Stock and 300,000 shares of Series I Cumulative Convertible Preferred Stock ("Series I Preferred Stock") of LSAI. The Series I Preferred Stock was fully redeemed on July 10, 1995, at the aggregate stated value of $300,000 and cumulative dividends of $24,748 were paid in full.

          Until June 1996, LSAI's offices located at 1101-A Sovereign Row in Oklahoma City were subleased from Unico, Inc. ("Unico") on a month-to-month basis currently for $1,500 per month, and the lessors of such premises to Unico include Messrs. Simonelli and Howell, who are officers and directors of LSAI. Messrs Simonelli and Howell own, in the aggregate, a 50 percent undivided interest in such premises, and are former directors of Unico. During 1996 and 1995, LSAI paid Unico, pursuant to the sublease, aggregate monthly rent of $6,000 and $21,000, respectively.

          During 1995, the law firm of Zrenda Dunn & Swan, A Professional Corporation, performed legal services as counsel to LSI and LSAI. During 1994, Michael E. Dunn, a Director of the Company, was President, a Director and a shareholder of Zrenda Dunn & Swan. During 1995, LSAI paid Zrenda Dunn & Swan $8,520 for services rendered and $993 in reimbursement of expenses advanced on behalf of LSAI. During 1996 and 1995, LSAI paid Dunn Swan & Cunningham, A Professional Corporation, $27,525 and $112,530, respectively, for services rendered and $3,577 and $5,577, respectively, in reimbursement of expenses advanced on behalf of LSAI. During 1996 and 1995, Michael E. Dunn, a Director of the Company, was President, a Director and a shareholder of Zrenda Dunn & Swan and Dunn Swan & Cunningham.

          On July 20, 1995, Jerome P. Welch, Michael E. Dunn and Harry Gray Browne, M.D., were each granted option to purchase 5,000 shares of LSAI Common Stock at $3.00 per share, which became exercisable on January 20, 1996, and remain exercisable until July 20, 2005. On November 28, 1996, in replacement of the previously granted stock options, Messrs. Welch and Dunn and Dr. Browne were each granted options to purchase 5,000 shares of LSAI Common Stock at $2.00 per share, exercisable after September 28, 1997, and on or before March 28, 2007.

          The Board of Directors of LSAI believes that the terms of the transactions described above were at least as favorable as could be obtained from unaffiliated third parties. LSAI has adopted policies that any loans to officers, directors and five percent or more shareholders ("affiliates") are subject to approval by a majority of the disinterested independent directors of LSAI and that further transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and approved by a majority of the disinterested independent directors. As of the date of this Prospectus, the Board of Directors is comprised of the seven members of which three are independent directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table presents certain information as to the beneficial ownership of the Common Stock as of the date of this Prospectus, and the beneficial ownership of the Common Stock, as adjusted to give effect to this offering (assuming exercise of the 1994 Warrants and Underwriters' Warrants in full), of (i) each person who is known to LSAI to be the beneficial owner of more than five percent thereof, (ii) each director and executive officer of LSAI, and (iii) all executive officers and directors as a group, together with their percentage holdings of the outstanding shares, and, as adjusted, after giving effect to this offering. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships between the executive officers and directors of LSAI.



                                                      COMMON STOCK
                                          -------------------------------------
                                                               PERCENT OF
                                                             COMMON STOCK(2)
                                              SHARES       --------------------
                                           BENEFICIALLY      BEFORE     AFTER
 NAME AND ADDRESS OF BENEFICIAL OWNER         OWNED(1)      OFFERING   OFFERING
-------------------------------------      -------------    --------   --------
Arthur R. Peterson, Jr.(3)(4)............      550,000         15.8%      10.9%
Joan F. Peterson (5).....................      490,000         14.3%       9.8%
John Simonelli(6)(7).....................      260,000          7.4%       5.1%
Larry E. Howell(6)(8)....................      260,000          7.4%       5.1%
Robert A. Gardebled, Jr.(3)(9)...........       50,000          1.5%       1.0%
Jerome P. Welch(10)......................       24,000           .7%        .5%
Michael E. Dunn(10)......................        5,000           .2%        .1%
Harry Gray Browne, M.D.(10)..............        5,000           .2%        .1%
Executive Officers and Directors as a
 group (seven persons)(11)...............    1,154,000         31.7%      22.1%

---------------------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding for determining the amount and percentage of Common Stock owned by such person. To the Company's knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.
(2) Rounded to the nearest one-tenth of one percent, based upon 3,416,738 shares of Common Stock outstanding before this offering and 5,000,738 shares of Common Stock after this offering, assuming the 1994 Warrants and the Underwriters' Warrants are exercised in full. See "Description of Securities--1994 Warrants" and "--Underwriters' Warrants."
(3) The business address of the named person is 1111 Newton Street, Gretna, Louisiana 70053.
(4) The shares and each percent include 490,000 shares held of record by Mr. Peterson and exercisable stock options to purchase 60,000 shares of Common Stock.
(5)       The address of Ms. Peterson is 3712 Fran Street, Metairie, Louisiana
          70001.
(6) The business address of the named person is 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102.
(7) The number of shares and each percent include 200,000 shares held of record by Mr. Simonelli and exercisable stock options to purchase 60,000 shares of Common Stock.
(8) The number of shares and each percent include 200,000 shares held of record by Mr. Howell and exercisable stock options to purchase 60,000 shares of Common Stock.
(9) The number of shares and each percent include 25,000 shares of held of record by Mr. Gardebled and exercisable stock options to purchase 25,000 shares of Common Stock.
(10) The number of shares and each percent include exercisable stock options to purchase 5,000 shares of Common Stock.
(11) The number of shares and each percent include exercisable stock options to purchase 220,000 shares of Common Stock.


                           DESCRIPTION OF SECURITIES


          Pursuant to its Certificate of Incorporation, LSAI is currently authorized to issue up to 30,000,000 shares of capital stock, consisting of 20,000,000 shares of Common Stock, $.001 par value ("Common Stock"), and 10,000,000 shares of Preferred Stock, $.001 par value ("Preferred Stock"), of which 300,000 shares were designated by the Board of Directors as the Series I Cumulative Convertible Preferred Stock (the "Series I Preferred Stock"). The Series I Preferred Stock was redeemed in full on July 10, 1995, at the aggregate stated value of $300,000 and ceased to be issued and outstanding. This offering consists of (i) 1,452,000 shares of Common Stock which are being offered in the event of exercise of the 1994 Warrants at $2.00 per share and (ii) 66,000 Units, each consisting of two shares of Common Stock and one 1994 Warrant, which are being offered in the event of exercise of the Underwriters' Warrants at $7.32 per Unit. The shares of Common Stock and the 1994 Warrant comprising each Unit will be immediately detachable and separately tradeable upon issuance. After giving effect to this offering and assuming full exercise of the Underwriters' Warrants and the 1994 Warrants (including the 1994 Warrants offered and issued as a portion of the Units pursuant to full exercise of the Underwriters' Warrants), the issued and outstanding capital stock of LSAI will consist of 5,000,738 shares of Common Stock. See "--Common Stock," "1994 Warrants," "-- Underwriters' Warrants," and "--Preferred Stock."

          The following description of certain matters relating to the capital stock and the 1994 Warrants and the Underwriters' Warrants is a summary and is qualified in its entirety by the provisions of LSAI's Certificate of Incorporation, the Warrant Agreement between LSAI and Liberty Bank and Trust Company of Oklahoma City, N.A. (the "Warrant Agent"), and the Representative's Warrant evidencing each of the Underwriters' Warrants, all of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

          Pursuant to its Certificate of Incorporation, LSAI is authorized to issue up to 20,000,000 shares of Common Stock. The holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that may be outstanding. In the event of liquidation, dissolution and winding-up of LSAI, the holders of outstanding Common Stock are entitled to share ratably in all assets available for distribution to the Common Stock shareholders after payment of all liabilities of LSAI, subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. Holders of outstanding Common Stock are entitled to one vote per share on matters submitted to a vote by the Common Stock shareholders of LSAI. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors subject to election. In general, a majority vote of shares represented at a meeting of Common Stock shareholders at which a quorum (a majority of the outstanding shares of Common Stock) is present is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of any Preferred Stock that from time to time may be outstanding and entitled to vote with the holders of the Common Stock. Upon issuance of the Common Stock pursuant to this offering (including the shares of Common Stock comprising the Units), all of the outstanding shares of Common Stock will be fully paid and nonassessable.

1994 WARRANTS

          The Board of Directors of LSAI has authorized the issuance and sale of 726,000 1994 Warrants (the "1994 Warrants"), of which 660,000 were issued as components of the units (each consisting of two shares of Common Stock and one 1994 Warrant) in connection with LSAI's initial public offering, which was completed on October 11, 1994 (the "IPO Offering"), and 66,000 are reserved for issuance in the event of exercise the Underwriters' Warrants for purchase of the Units offered pursuant to this Prospectus. See "--Underwriters' Warrants," below. The terms and conditions of the 1994 Warrants are set forth in the Warrant Agreement.

          Each 1994 Warrant entitles the holder to purchase two shares of Common Stock at any time during the five-year period ending September 27, 1999 (the "Expiration Date"), for a current exercise price of $2.00 per share, subject to adjustment as described below (the "Exercise Price"). During the period commencing after April 15, 1998, and ending on the Expiration Date, the Exercise Price of the 1994 Warrants is subject to an increase adjustment to $2.50 per share of Common Stock and may be subject to further increase adjustment based upon the Company achieving certain levels of net income per share of Common Stock for the fiscal year ended December 31, 1997. In the event net income per share of Common Stock for the fiscal year ended December 31, 1997, is $.40 or more, the Exercise Price will be increased to $3.50 per share of Common Stock, or in the event such net income per share of Common Stock is less than $.40 but $.30 or more, the Exercise Price will be increased to $3.00 per share of Common Stock, or in the event such net income per share of Common Stock is less than $.30, the Exercise Price will be increased to $2.50 per share of Common Stock.

          For purposes of adjustment of the Exercise Price of the 1994 Warrants, "Net Income Per Share of Common Stock" means the primary net income per share of the Common Stock (and any other securities of LSAI purchasable upon exercise of the 1994 Warrants) for the fiscal year ended December 31, 1997, determined in accordance with generally accepted accounting principles, adjusted to the extent required based upon the assumption that the outstanding 1994 Warrants, at fiscal year end, were not issued and outstanding during such fiscal year. Therefore, the net income per share of Common Stock determined for financial accounting purposes on a fully diluted basis may not represent the Net Income Per Share of Common Stock for purposes of determining the adjusted exercise price of the 1994 Warrants.

          The number and kind of securities or other property for which the 1994 Warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution.

          In certain cases, the sale of securities by LSAI upon exercise of 1994 Warrants could violate the securities laws of the United States, certain states thereof or other jurisdictions. LSAI has agreed to use its best efforts to cause a registration statement with respect to such securities under the 1933 Act to continue to be effective during the term of the 1994 Warrants and to take such other actions under the laws of various states as may be required to cause the sale of securities upon exercise of 1994 Warrants to be lawful. However, LSAI will not be required to honor the exercise of 1994 Warrants if, in the opinion of counsel, the sale of securities upon such exercise would be unlawful. In certain cases, LSAI may, but is not required to, purchase 1994 Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such 1994 Warrants.

          The 1994 Warrants may be exercised by filling out and signing the Subscription Form on the reverse side of the certificate evidencing the 1994 Warrants and mailing or delivering the 1994 Warrants to the Warrant Agent in time to reach the Warrant Agent by the Redemption Date, accompanied by payment in full of the exercise price for the 1994 Warrants being exercised (and any applicable transfer tax and, if requested by the Company, any other taxes or governmental charges which the Company may be required by law to collect in respect to such exercise) in United States funds (in cash or by check or bank draft payable to the order of LSAI). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price (and taxes and governmental charges) and as described above.

UNDERWRITERS' WARRANTS

          In connection with the its initial public offering ("IPO Offering"), LSAI issued the Underwriters' Warrants (as evidenced by each of the Representative's Warrants, dated October 11, 1994) to the underwriters and their assigns (the "Selling Shareholders") of the IPO Offering to purchase 66,000 Units (120,000 shares of Common Stock and 60,000 1994 Warrants) at an exercise price of $7.32 per Warrant). The Underwriters' Warrants are exercisable at any time during the period ending October 11, 1999. The number and kind of securities or other property for which the Underwriters' Warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. During the term of the Underwriters' Warrants, the holder thereof is given the opportunity to profit from a rise in the market price of the Common Stock and 1994 Warrants. LSAI may find it more difficult to raise additional equity capital while the Underwriters' Warrants are outstanding. At any time at which the Underwriters' Warrants are likely to be exercised by the Selling Shareholders (or their assignees), LSAI will probably be able to obtain additional equity capital on more favorable terms. LSAI has registered the Units (and the shares of Common Stock underlying Units and the 1994 comprising in part the Units) underlying the Underwriters' Warrants under the 1933 Act pursuant to the Registration Statement of which this Prospectus is a portion and has agreed, at its expense, to maintain such registration in force until October 11, 1995, the expiration date of the Underwriters' Warrants.

          The Underwriters' Warrants are not redeemable by LSAI. However, as a result of the Warrant Redemption, the Selling Shareholders (or their assignees) are required to be notified of the redemption call in the same manner as the holders of the 1994 Warrants. Pursuant to this Prospectus, the Company hereby notifies the Selling Shareholders of the Warrant Redemption. Accordingly, the Selling Shareholders have the right to exercise the Underwriters' Warrants for the purchase of the 1994 Warrants comprising in part the Units for $.12 per 1994 Warrant and exercise the 1994 Warrants prior to the Redemption Date. Following the Redemption Date, the Underwriters' Warrants will remain exercisable for the purchase of the Units (then consisting of two shares of Common Stock) at an exercise price of $7.20 per Unit.

          The Underwriters' Warrants may be exercised by presentation and surrender of the Underwriter Warrant to LSAI at its principal office accompanied by the duly executed Purchase Form annexed to the Underwriter Warrant and payment, in cash, certified or official bank check payable to Laboratory Specialists of America, Inc. in the amount of the exercise price of the number of Units being purchased. Upon exercise, LSAI will deliver to the Selling Shareholder (or the assignee holder) one or more certificates evidencing the Common Stock and 1994 Warrants. In the event the exercise is in part only, LSAI will promptly execute and deliver a new Underwriters' Warrant evidencing the rights of the Selling Shareholder (or the assignee holder) to purchase the balance of the Units purchasable pursuant to the Underwriters' Warrants.

          The Underwriters' Warrants may be assigned by surrender of the Underwriters' Warrants to the Company at its principal office with the Assignment Form annexed thereto duly executed and funds sufficient to pay any transfer tax. In such event, LSAI will, without charge, execute and deliver a new Underwriters' Warrant in the name of the assignee. The Underwriters' Warrants may be divided or combined with other Underwriters' Warrants.

PREFERRED STOCK

          Pursuant to its Certificate of Incorporation, LSAI has an authorized class of Preferred Stock of 10,000,000 shares, $.001 par value, of which 300,000 shares were designated the Series I Preferred Stock. On July 10, 1995, the Series I Preferred Stock was redeemed in full at the aggregated stated value of $300,000 and thereafter there were no shares of Preferred Stock issued and outstanding. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of LSAI, without further approval of its shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. Management of LSAI believes that having such a class of Preferred Stock provides LSAI with greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any additional shares of Preferred Stock, in the event of any issuance, the holders of Common Stock will not have any preemptive or similar rights to acquire any of such Preferred Stock.

          The Board of Directors has the authority to issue shares of Preferred Stock and to determine its rights and preferences to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of LSAI.

OUTSTANDING OPTIONS AND OTHER WARRANTS

          The Board of Directors is authorized to issue options and other stock purchase rights pursuant to The Laboratory Specialists of America, Inc. 1994 Stock Option Plan. As of the date of this Prospectus, 235,000 options under such Stock Option Plan have been granted. See "Management--Stock Option Plan." In addition, 15,000 stock options have been granted to the three non-employee directors of LSAI, each option is exercisable on or before March 28, 2007, for the purchase of one share of Common Stock at $2.00 per share. See "Certain Transaction." Furthermore, the Company has an additional 60,000 outstanding stock options (of which 10,000 are exercisable on or before March 27, 1998, and 50,000 are exercisable on or before February 14, 2001) exercisable at $3.00 per share of Common Stock.

          In connection with this offering, the Company has agreed to issue and deliver to Barber & Bronson, Incorporated, the Managing Agent, for its services in connection with the Warrant Redemption, warrants to purchase up to 170,000 shares of Common Stock at $2.375, during a period of up to three years from the date of this Prospectus. See "Exercise of 1994 Warrants--Managing Agent."

ANTI-TAKEOVER PROVISIONS

          The Certificate of Incorporation of LSAI and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include availability of authorized but unissued Common Stock and Preferred Stock.

          COMMON AND PREFERRED STOCK. The Certificate of Incorporation authorizes the issuance of Common Stock and Preferred Stock in classes, and the Board of Directors to set and determine the voting rights, redemption rights, conversion rights and other rights relating to such class of Common Stock or Preferred Stock, and to issue such stock in either private or public transactions. In some circumstances, the Common Stock or Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the LSAI's Board of Directors opposes.

          OKLAHOMA ANTI-TAKEOVER STATUTE. During any period that LSAI has 1,000 or more shareholders, LSAI will be subject to Sections 1145 through 1155 of the Oklahoma General Corporation Act (the "anti-takeover provisions"). In general, shares ("interested shares") of voting stock acquired (within the meaning of a "control share acquisition" under the anti-takeover provisions) become nonvoting stock for a period of three years following such control share acquisition, unless a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares. Any person ("acquiring person") who proposes to make a control share acquisition may, at the person's election, and any acquiring person who has made a control share acquisition is required to deliver an acquiring person statement to the corporation at its principal office setting forth (i) the identity of the acquiring person, (ii) the number of shares owned, directly or indirectly, the acquisition date and price at which the shares were or are to be acquired, (iii) the voting power the acquiring person would be entitled but for the anti-takeover provisions, (iv) the form of resolution to be considered by the shareholders to approve reinstatement of voting rights with respect to the shares acquired, and (v) in the event the control share acquisition has not been consummated, a description in reasonable detail of the terms of the proposed control share acquisition and representations, together with a statement in reasonable detail of the facts upon which they are based, that the proposed control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition. The corporation is required to present to the next annual meeting of the shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition, unless the acquiring person requests a special meeting of shareholders for such purpose and undertakes to pay the costs and expenses of such special meeting within 10 days thereafter. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the corporation have dissenters' rights entitling them to receive the fair value of their shares which will not be less than the highest price paid per share by the acquiring person in the control share acquisition.

          Within the meaning of the anti-takeover provisions, "control share acquisition" means the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, control shares (generally shares having more than 20 percent of all voting power in the election of directors of a publicly held corporation), other than an acquisition (and then only if made in good faith and not for the purpose of circumventing the anti-takeover provisions) (i) pursuant to the laws of descent and distribution, (ii) pursuant to the satisfaction of a pledge or other security interest, (iii) pursuant to an agreement of merger, consolidation, or share acquisition to which the corporation is a party and is effected in compliance with certain Sections of the Oklahoma General Corporation Act, (iv) by a donee receiving the shares pursuant to an inter vivos gift, (v) by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares, (vi) an increase in voting power resulting from any action taken by the corporation, provided the person whose voting power is thereby affected is not an affiliate of the corporation,

(vii) pursuant to proxy solicitation under and in accordance with the Exchange Act or the laws of Oklahoma, (viii) pursuant to transfer between or among immediate family members, or between or among persons under direct common control, or (ix) from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired.

SHAREHOLDER ACTION

          Pursuant to the Certificate of Incorporation of LSAI, with respect to any act or action required of or by the shareholders, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in the Certificate.

          Pursuant to Oklahoma law, shareholders of a corporation with less than 1,000 shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of the capital stock of LSAI entitled to vote thereon been present at a meeting. Upon completion of the Offering (assuming exercise of the 1994 Warrants and the Underwriters' Warrants in full), the current officers and directors of LSAI will beneficially own approximately 19.3 percent of the outstanding Common Stock. Pursuant to the rules and regulations of the Commission, if shareholder action is taken by written consent, LSAI will be required to send each shareholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

TRANSFER AGENT AND WARRANT AGENT

          Liberty Bank and Trust Company of Oklahoma City, N.A. is the registrar and transfer agent for the Common Stock and the Warrant Agent for the 1994 Warrants, whose address is 100 Broadway, Oklahoma City, Oklahoma 73102, and mailing address is Post Office Box 25848, Oklahoma City, Oklahoma 73125. The Company is the transfer agent of the Underwriters' Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

          As of the date of this Prospectus, LSAI has 3,416,738 shares of Common Stock outstanding, assuming 103,333 shares of Common Stock are issued in connection with the NPLI Acquisition. See "The Company--Background-- NPLI Acquisition." Upon completion of this offering (assuming exercise of the 1994 Warrants and the Underwriters' Warrants in full), LSAI will have outstanding 4,868,738 shares of Common Stock and an aggregate of 315,000 outstanding stock options exercisable for the purchase of Common Stock. See "Description of Securities--Outstanding Options and Other Warrants." No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of LSAI in the public market could adversely affect the prevailing market price of the Common Stock and could impair LSAI's ability to raise capital through sales of its equity securities.

          The 66,000 Units (and the component shares of Common Stock and 1994 Warrants of the Units) and 1,452,000 shares of Common Stock (assuming exercise of the 1994 Warrants and the Underwriters' Warrants in full) offered in this offering will be immediately eligible for resale in the public market without restriction or further registration under the 1933 Act, except for Common Stock and Units purchased by an "affiliate" (as that term is defined under the 1933
Act) of LSAI, which will be subject to the resale limitations of Rule 144 promulgated under the 1933 Act. In addition, there are 1,886,405 shares of Common Stock (assuming additional shares of Common Stock are not issued in connection with the NPLI Acquisition) (the "Restricted Shares") outstanding which have not been registered under the 1933 Act, of which 934,000 are held by the executive officers and directors of LSAI, all of which may be sold without registration under the 1933 Act pursuant to Rule 144, subject to the limitations thereunder and the contractual restrictions described below.

          In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of LSAI's Common Stock or (ii) an amount equal to the average weekly reported volume of trading in such shares during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about LSAI. Restricted Shares properly sold in reliance on Rule 144 are thereafter freely tradable without restrictions or registration under the 1933 Act, unless thereafter held by an affiliate of LSAI. In addition, affiliates of LSAI must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not Restricted Shares (such as shares of Common Stock acquired by affiliates of LSAI in this offering). As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such issuer. If two years have elapsed since the later of the date of any acquisition of Restricted Shares from LSAI or from any affiliate of LSAI, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of LSAI at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market pursuant to Rule 144(k) without regard to volume limitations, manner of sale restrictions, or public information or notice requirements.

          Pursuant to a Promotional Share Escrow Agreement imposed by the Oklahoma Department of Securities, John Simonelli and Larry E. Howell, officers and directors of LSAI, agreed with LSAI to place with Liberty Bank and Trust Company of Oklahoma City, N.A., as escrow agent, the 200,000 shares of Common Stock held of record by each of them, and, in connection therewith, are prohibited from selling, transferring or otherwise disposing of such Common Stock during the period ending September 27, 1997. This Agreement was imposed by the Oklahoma Department of Securities in connection with the registration and qualification of the initial public offering of the Company.

          Pursuant to Rule 144A promulgated under the 1933 Act, under certain circumstances permits qualified institutional buyers, as defined in the Rule, to more easily acquire and sell "restricted securities." The Company is unable to predict the effect that Rule 144A will have on the prevailing market price of LSAI's Common Stock due to the recent adoption of the Rule.

                             PLAN OF DISTRIBUTION

          The Common Stock and Units are being offered on a best efforts basis by the Company and its officers and directors, without their receipt of or entitlement to commissions, selling fees or direct or indirect remuneration. From the proceeds of this offering received by the Company, the costs (which are estimated to be $100,000) incurred with respect to this offering will be paid by the Company. Offers by the Company will be limited to the holders of the 1994 Warrants and the Underwriters' Warrants. The Common Stock sold to the Selling Shareholders upon exercise of the Underwriters' Warrants and which is reoffered for sale pursuant to this Prospectus is being offered on a best efforts basis by the respective Selling Shareholders.

          The outstanding 1994 Warrants were issued in connection with LSAI's initial public offering of 660,000 units (each consisting of two shares of Common Stock and one 1994 Warrant) (the "IPO Offering") and the Underwriters' Warrants were issued to Barron Chase Securities, Inc., J. Alexander Securities, Inc., Princeton Securities Corp. and Euro-Atlantic Securities, Inc. (the "IPO Underwriters") and their assigns as a portion of the underwriting compensation of the IPO Offering which was closed on October 11, 1994. See "The Company-- Background--Initial Public Offering," and "Description of Securities--1994 Warrants" and "--Underwriters' Warrants." Subject to the terms and conditions set forth in the Underwriting Agreement, dated September 27, 1994, entered into with Barron Chase Securities, Inc., LSAI has agreed, upon the exercise of any 1994 Warrant to pay the IPO Underwriters responsible for exercise of 1994 Warrants a fee of up to but not in excess of five percent of the aggregate exercise price of each 1994 Warrant, if (i) the market price of LSAI's Common Stock is greater than the exercise price of such 1994 Warrant on the date of exercise, (ii) the exercise of such 1994 Warrant was solicited by a member of the National Association of Securities Dealers, Inc., (iii) such 1994 Warrant is not held in a discretionary account, and (iv) the solicitation of such 1994 Warrant was not in violation of Rule 10b-6 (currently Regulation M) promulgated under the Securities Exchange Act of 1934, as amended.

          LSAI has agreed to indemnify those IPO Underwriters responsible for exercise of the 1994 Warrants against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments that the IPO Underwriters may be required to make in respect thereof. In the opinion of the Commission, such indemnification against liabilities under the 1933 Act is against public policy and is therefore unenforceable.

          The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the copy of such agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."


                                 LEGAL MATTERS


          The validity of issuance of the shares of Common Stock and Units offered hereby and certain other legal matters in connection with this offering will be passed upon for LSAI by its counsel, Dunn Swan & Cunningham, A Professional Corporation, of Oklahoma City, Oklahoma.


                                    EXPERTS

          The financial statements of the Company included in this Prospectus and Registration Statement to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

          The statements of net assets, statements of divisional operations and statements of divisional cash flows of the Forensic Drug Testing Division of Pathology Laboratories, Ltd. as of December 31, 1996 and 1995, and for the years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

          The Company has filed a Registration Statement on Form SB-2 (herein, together with all amendments thereto, the "Registration Statement"), of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference. The

Registration Statement (including the exhibits thereto) may be inspected at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. In addition, the Registration Statements and certain other filings, including annual and quarterly reports, made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request, a copy of any information incorporated by reference in this Prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Laboratory Specialists of America, Inc. at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102, telephone: (405) 232-9800.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, the Company files reports and other information with the Commission (File No. 33-25701), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

          The Company distributes to its shareholders annual reports containing financial statements audited by its independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information. Such requests should be directed to Laboratory Specialists of America, Inc. at 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102, telephone: (405) 232-9800.

                         INDEX TO FINANCIAL STATEMENTS

LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES:

  Unaudited Pro Forma Consolidated Balance Sheet, December 31, 1996.........................  21
  Unaudited Pro Forma Consolidated Statement of Income for the Year
      Ended December 31, 1996...............................................................  23
  Notes to Unaudited Pro Forma Consolidated Financial Statements............................  24

Consolidated Balance Sheets (Unaudited), March 31, 1997, and December 31, 1996.............. F-2
  Consolidated Statements of Income (Unaudited) for the
      Three Months Ended March 31, 1996 and 1997............................................ F-4
  Consolidated Statements of Cash Flows (Unaudited) for the
      Three Months Ended March 31, 1996 and 1997............................................ F-5
  Notes to Consolidated Financial Statements (Unaudited).................................... F-6


  Report of Independent Public Accountants.................................................. F-8
  Consolidated Balance Sheets, December 31, 1996 and 1995................................... F-9
  Consolidated Statement of Income for the Pre-Acquisition Period
      of January 1, 1994, through April 17, 1994............................................ F-11
  Consolidated Statements of Income for the Post-Acquisition Periods of
      the Years Ended December 31, 1996 and 1995, and April 18, 1994
      through December 31, 1994............................................................. F-12
  Consolidated Statement of Stockholders' Equity for the Pre-Acquisition Period
      of January 1, 1994, through April 17, 1994............................................ F-13
  Consolidated Statements of Stockholders' Equity for the Post-Acquisition
      Periods of the Years Ended December 31, 1996 and 1995, and
      April 18, 1994 through December 31, 1994.............................................. F-14
  Consolidated Statement of Cash Flows for the Pre-Acquisition Period
      of January 1, 1994, through April 17, 1994............................................ F-15
  Consolidated Statements of Cash Flows for the Post-Acquisition Periods of the
      Years Ended December 31, 1996 and 1995, and April 18, 1994 through
      December 31, 1994..................................................................... F-16
  Notes to Consolidated Financial Statements................................................ F-17

FORENSIC DRUG TESTING DIVISION OF PATHOLOGY LABORATORIES, LTD.:

  Report of Independent Public Accountants.................................................. F-27
  Statements of Net Assets as of  December 31, 1996 and 1995................................ F-28
  Statements of Divisional Operations for the Years Ended
      December 31, 1996 and 1995............................................................ F-29
  Statements of Divisional Cash Flows for the Years Ended
      December 31, 1996 and 1995............................................................ F-30
  Notes to Divisional Financial Statements for the Years Ended
      December 31, 1996 and 1995............................................................ F-31

           LABORATORY SPECIALISTS OF AMERICA, INC. AND  SUBSIDIARIES

           CONSOLIDATED BALANCE SHEETS (UNAUDITED)    (PAGE 1 OF 2)



                                          DECEMBER 31,    MARCH  31,
              ASSETS                          1996           1997
              ------                      ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents...............  $  727,381   $   643,413
  Accounts receivable, net of
   allowances of $597,499
   in 1996 and $627,499 in 1997...........   1,696,744     1,967,508
  Income tax refund receivable............     312,664       139,043
  Inventories.............................      99,754       116,143
  Prepaid expenses and other..............     146,859       132,272
  Deferred tax asset......................     211,078       211,078
                                            ----------   -----------

    Total current assets..................   3,194,480     3,209,457
                                            ----------   -----------
PROPERTY, PLANT AND EQUIPMENT, net of
 accumulated depreciation of $900,948 in
 1996 and $954,510 in 1997................   1,592,599     1,789,992
                                            ----------   -----------
OTHER ASSETS:
  Goodwill, net of accumulated
   amortization of $171,355 in
   1996 and $197,784 in 1997..............   2,663,850     2,637,422
  Customer list, net of accumulated
   amortization of $216,429
   in 1996, and $277,288 in 1997..........   1,863,061     4,412,635
  Deferred costs..........................      80,818        93,801
                                            ----------   -----------

    Total other assets....................   4,607,729     7,143,858
                                            ----------   -----------

    Total assets..........................  $9,394,808   $12,143,307
                                            ==========   ===========

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND  SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS (UNAUDITED)    (PAGE 2 OF 2)


                                                 DECEMBER 31,   MARCH 31,
  LIABILITIES AND STOCKHOLDERS' EQUITY              1996          1997
  ------------------------------------           ------------  ------------
CURRENT LIABILITIES:
  Accounts payable..............................   $  521,705   $   710,005
  Accrued payroll...............................      300,103       281,395
  Accrued expenses..............................       57,310        93,640
  Accrued customer list costs...................           --       810,000
  Obligations from discontinued                       784,272       679,823
   operations...................................
  Short-term debt...............................      410,293       398,627
  Current portion of long-term debt.............      118,085       460,463
                                                   ----------   -----------

    Total current liabilities...................    2,191,768     3,433,953
                                                   ----------   -----------

LONG-TERM DEBT, net of current portion..........    1,245,690     2,518,000
                                                   ----------   -----------

DEFERRED INCOME TAXES...........................      307,100       307,100
                                                   ----------   -----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:

 Common stock, $0.001 par value,
  20,000,000 shares authorized, 3,313,405
  shares issued and outstanding at
  12/31/96 and 3/31/97..........................        3,313         3,313

 Paid in capital in excess of par,
  common stock..................................    5,366,027     5,366,027
 Retained earnings..............................      280,910       514,914
                                                   ----------   -----------

    Total stockholders' equity..................    5,650,250     5,884,254
                                                   ----------   -----------

    Total liabilities and stockholders'            $9,394,808   $12,143,307
     equity.....................................   ==========   ===========


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE BALANCE SHEETS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                FOR THE THREE   FOR THE THREE
                                                MONTHS ENDED     MONTHS ENDED
                                               MARCH 31, 1996   MARCH 31, 1997
                                               --------------   --------------
REVENUES.....................................      $1,948,536       $2,587,222

COST OF LABORATORY SERVICES..................         840,161        1,186,084
                                                   ----------       ----------

  Gross profit...............................       1,108,375        1,401,138
                                                   ----------       ----------
OPERATING EXPENSES:
  Selling....................................         148,269          132,129
  General and administrative.................         524,523          695,616
  Depreciation and amortization..............          91,336          140,849
                                                   ----------       ----------

    Total operating expenses.................         764,128          968,594
                                                   ----------       ----------

    Income from operations...................         344,247          432,544
                                                   ----------       ----------

OTHER INCOME (EXPENSE):
  Interest expense...........................         (10,493)         (36,876)
  Interest income............................           9,971           11,653
  Other income...............................             207              303
                                                   ----------       ----------

    Total other income (expense).............            (315)         (24,920)
                                                   ----------       ----------

    Income before income taxes...............         343,932          407,624

INCOME TAX EXPENSE...........................         141,686          173,621
                                                   ----------       ----------

    Net income...............................      $  202,246       $  234,003
                                                   ==========       ==========

DIVIDEND ON PREFERRED STOCK..................              --               --
                                                   ----------       ----------

    Net income available to common
     stockholders............................      $  202,246       $  234,003
                                                   ==========       ==========
PRIMARY EARNINGS PER SHARE:
  Weighted Average Number Of Common
   Stock and Common Stock
   Equivalents Outstanding...................       3,310,112        3,315,656
                                                   ==========       ==========

  Earnings Per Common Stock and Common
   Stock Equivalents.........................      $      .06       $      .07
                                                   ==========       ==========
FULLY DILUTED EARNINGS PER SHARE:
  Weighted Average Number Of Common
   Stock and Common Stock
   Equivalents Outstanding...................       4,025,117        3,891,723
                                                   ==========       ==========

  Earnings Per Common Stock and Common
   Stock Equivalents.........................      $      .05       $      .06
                                                   ==========       ==========


       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

          LABORATORY SPECIALISTS  OF AMERICA,  INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                           FOR THE THREE   FOR THE THREE
                                                           MONTHS ENDED    MONTHS ENDED
                                                          MARCH 31, 1996  MARCH 31, 1997
                                                          --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................. $   202,246      $   234,003
  Adjustments to reconcile net income
  to net cash provided by operating activities -
  Depreciation and amortization...........................      91,336          140,849
  Provision for bad debts and other.......................      12,000           30,000
  Impact of changes in assets and
  liabilities:
    Accounts receivable...................................    (264,746)        (300,764)
    Income tax refund receivable..........................     160,989          173,621
    Inventories...........................................      (5,541)         (16,389)
    Prepaid expenses and other............................      31,676              290
    Accounts payable and accrued
     expenses.............................................     (68,072)         131,013
                                                          ------------     ------------
      Net cash provided by operating
       activities.........................................     159,888          392,623
                                                          ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................................     (38,171)        (217,431)
  Purchase of NPLI Stock, net of cash acquired............  (1,022,597)              --
  Purchase of PLL Customer List...........................          --       (1,650,433)
  Acquisition costs.......................................     (76,622)        (193,058)
                                                          ------------     ------------
      Net cash used in investing
       activities.......................................... (1,137,390)      (2,060,922)
                                                           -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on short-term borrowings.......................    (528,212)         (11,666)
  Payments on long-term borrowings........................     (20,542)         (85,312)
  Proceeds from long-term borrowings......................          --        1,681,309
                                                           -----------      -----------
      Net cash provided by (used in)
       financing activities...............................    (548,754)       1,584,331
                                                           -----------      -----------
 DECREASE IN CASH AND CASH EQUIVALENTS....................  (1,526,256)         (83,968)
                                                           -----------      -----------

CASH AND CASH EQUIVALENTS, beginning of
 period...................................................   2,411,051          727,381
                                                           -----------      -----------
CASH AND CASH EQUIVALENTS, end of period.................. $   884,795      $   643,413
                                                           ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid during the period for interest................ $    10,501      $    36,876
                                                           ===========      ===========
  Cash paid during the period for taxes................... $     6,034      $        --
                                                           ===========      ===========


       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA,  INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION FOR THE THREE  MONTHS ENDED MARCH 31, 1997 AND 1996, IS UNAUDITED.)

1.   GENERAL

     The consolidated financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and include all adjustments which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited by an independent accountant. The consolidated balance sheet at December 31, 1996, has been derived from the audited balance sheet of the Company.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-KSB filed by the Company with the Securities and Exchange Commission on April 22, 1997. The financial data for the interim periods presented may not necessarily reflect the results to be expected for the full year.

2.   PLL ASSET PURCHASE

     On January 31, 1997, the Company acquired from Pathology Laboratories, Ltd., a Mississippi corporation ("PLL"), certain forensic drug testing assets (the "PLL Asset Purchase") pursuant to an Asset Purchase Agreement dated January 31, 1997 (the "PLL Purchase Agreement"). The assets purchased included the customer list of PLL and all contracts, contract rights and agreements, correspondence with the customers for which PLL has provided forensic drug testing services, and all assets owned by PLL used in connection with the PLL office in Greenville, South Carolina.

     Pursuant to the Purchase Agreement, (i) the Company paid $1,600,000 at closing and (ii) the Company assumed the obligations of PLL under a certain Lease between Edith Schlien and PLL, dated September 16, 1996, covering approximately 2,500 square feet of office space located in Greenville, South Carolina, which requires monthly base rental payments of $2,083 and which expires on September 16, 1999. Furthermore, the Company agreed to make four additional installment payments to PLL within 60 days following the end of each three month period during the 12 months ending January 31, 1998, as follows: (i) the first installment payment being equal to 75 percent of Forensic Testing Revenues (as defined below) during the first three month period ending April 30, 1997, in excess of $400,000; (ii) the second installment payment being equal to 75 percent of Forensic Testing Revenues during the six month period ending July 31, 1997, in excess of the aggregate sum of the prior installment payment and $800,000, (iii) the third installment payment being equal to 85 percent of Forensic Testing Revenues during the nine month period ending October 30, 1997, in excess of the aggregate sum of the prior installment payments and $1,200,000, and
     (iv) the fourth installment being equal to Forensic Testing Revenues during the 12 month period ended January 31, 1998, in excess of the aggregate sum of the prior installment payments and $1,600,000. Under the Purchase Agreement, "Forensic Testing Revenues" defined as the gross revenues during the calendar quarter or 12 month period ending January 31, 1998, directly attributable to each customer comprising the customer base of PLL acquired by the Company.

3.   EARNINGS PER COMMON SHARE

     Both Primary and Fully Diluted Earnings per common share were computed using the weighted average number of common shares outstanding after adding the dilutive effect, if any, of the conversion of stock options, outstanding warrants and contingent shares. In the fully diluted earnings per share calculation the outstanding warrants were calculated using the lowest possible exercise price during the term of the warrants.

4.     GOODWILL AND CUSTOMER LIST

       Goodwill and customer lists are being amortized on a straight-line basis over twenty to forty years and fifteen years, respectively. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and customer lists may warrant revision or that the remaining unamortized balance of goodwill or customer lists may not be recoverable. When factors, such as operating losses, loss of customers, loss or suspension for an extended period of laboratory certification, or changes in the drug testing industry, if present, indicate that goodwill or customer lists should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted cash flows over the remaining life of the goodwill or customer lists in measuring whether the goodwill and the customer lists are recoverable. Although management believes that goodwill and the customer lists are currently recoverable over the respective remaining amortization periods, it is possible, due to a change in circumstances, that the carrying value of goodwill and the customer lists could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

5.     CONTINGENT LIABILITIES

       Incidental to its business, the Company from time to time is sued by individuals who have tested positive for drugs of abuse or who allege that improper analysis has been performed, generally arising from Laboratory Specialists, Inc.'s, the company's wholly owned subsidiary ("LSI"), alleged failure to properly administer drug urinalysis tests. LSI is currently a defendant in several such lawsuits. Based upon prior successful defense of similar-type lawsuits, the Company believes it has valid defenses to each of such lawsuits, and intends to vigorously defend in such actions. Although LSI maintains insurance to protect itself against such liability, and LSI's insurance carriers have assumed the defense of LSI in connection with certain actions, the extent of such insurance coverage is limited, both in terms of types of risks covered by the policies and the amount of coverage. In the opinion of the Company's management and it's legal counsel, these suits and claims should not result in judgments or settlements which would have a material adverse effect on the Company's results of operations or financial position. Although LSI has not experienced any material liability related to such claims, there can be no assurance that LSI, and possibly LSAI, will not at some time in the future experience significant liability in connection with such claims and such liability may exceed the extent of such insurance coverage, both in terms of risks covered by the policies and the amount of coverage, which could have a material adverse effect upon the results of operations and financial condition of the Company.

       In connection with the Pathology Laboratories, Ltd. Purchase (see Item
       2), LSI has recorded a liability of $810,000 based upon estimated future quarterly payments.

6.     SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

       A capital lease obligation of approximately $650,000 was incurred when LSI entered into an agreement with a vendor to buy equipment and certain lab supplies at a fixed price per drug screen performed. The minimum monthly amount under the agreement is approximately $47,000, with approximately $13,000 per month allocated to the principal and interest of the capital lease obligation, and the remaining cost being allocated to the cost of laboratory supplies. The agreement resulted in LSI recording approximately $650,000 in additional equipment, with an equal amount of capital lease obligation recorded as long-term debt obligation payable over five years. The above transactions, except the monthly payment to the vendor, are non-cash transactions and have been excluded from the accompanying statements of cash flows.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Laboratory Specialists of America, Inc.:

We have audited the accompanying consolidated balance sheets of Laboratory Specialists of America, Inc. (an Oklahoma corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the period January 1, 1994 through April 17, 1994 (pre-acquisition), and the period April 18, 1994 through December 31, 1994 (post-acquisition), and for each of the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laboratory Specialists of America, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the period January 1, 1994 through April 17, 1994 (pre-acquisition), and the period April 18, 1994 through December 31, 1994 (post-acquisition), and the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

                                 ARTHUR ANDERSEN LLP



Oklahoma City, Oklahoma,
March 7, 1997

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1996 AND 1995

                                                                  1996        1995
                                                               ----------  ----------

                 ASSETS
                 ------
CURRENT ASSETS:
    Cash and cash equivalents................................  $  727,381  $2,411,051
    Accounts receivable, net of allowance
     of $597,499 in 1996 and $91,546 in 1995.................   1,696,744   1,096,477

    Income tax refund receivable.............................     312,664     131,626
    Inventories..............................................      99,754      87,542
    Prepaid expenses and other...............................     146,859     115,491
    Deferred tax asset.......................................     211,078          --
                                                               ----------  ----------

        Total current assets.................................   3,194,480   3,842,187
                                                               ----------  ----------

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
   depreciation of $900,948 in 1996 and $899,559 in 1995.....   1,592,599     830,660
                                                               ----------  ----------
OTHER ASSETS:
   Goodwill, net of accumulated amortization of $171,355 in
     1996 and $69,104 in 1995................................   2,663,850   1,539,045

   Customer lists, net of accumulated amortization of
     $216,429 in 1996 and $77,783 in 1995....................   1,863,061   1,001,707
    Deferred costs...........................................      80,818     105,437
                                                               ----------  ----------

        Total other assets...................................   4,607,729   2,646,189
                                                               ----------  ----------

        Total assets.........................................  $9,394,808  $7,319,036
                                                               ==========  ==========

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                  1996        1995
                                                               ----------  ----------

  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------

CURRENT LIABILITIES:
    Accounts payable.......................................... $  521,705  $  446,223
    Accrued payroll expenses..................................    300,103     215,308
    Other accrued expenses....................................     57,310      51,838
    Short-term debt...........................................    410,293          --
    Current portion of long-term debt.........................    118,085          --
    Obligations related to discontinued operation.............    784,272          --
                                                               ----------  ----------

        Total current liabilities.............................  2,191,768     713,369
                                                               ----------  ----------

LONG-TERM DEBT................................................  1,245,690     353,123
                                                               ----------  ----------

DEFERRED INCOME TAXES.........................................    307,100      40,958
                                                               ----------  ----------

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY:
    Common stock, $0.001 par value, 20,000,000 shares
      authorized, 3,313,405 shares issued and
      outstanding in 1996 and 3,298,405 shares issued and
      outstanding in 1995.....................................      3,313       3,298
    Paid in capital in excess of par, common stock............  5,366,027   5,341,667
    Retained earnings.........................................    280,910     866,621
                                                               ----------  ----------

        Total stockholders' equity............................  5,650,250   6,211,586
                                                               ----------  ----------

        Total liabilities and stockholders' equity............ $9,394,808  $7,319,036
                                                               ==========  ==========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
      STATEMENTS.

            LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                        PRE-ACQUISITION PERIOD (NOTE 1)



                                                                     FOR THE PERIOD
                                                                    JANUARY 1, 1994
                                                                         THROUGH
                                                                     APRIL 17, 1994
                                                                    ---------------
REVENUES................................................................ $1,294,775

COST OF LABORATORY SERVICES.............................................    635,653
                                                                         ----------

        Gross profit....................................................    659,122
                                                                         ----------

OPERATING EXPENSES:
    Selling.............................................................    121,764
    General and administrative..........................................    381,899
    Depreciation and amortization.......................................     41,830
                                                                         ----------

        Total operating expenses........................................    545,493
                                                                         ----------

OTHER INCOME (EXPENSE):
    Interest expense....................................................     (7,966)
    Interest income.....................................................         57
    Other income........................................................         32
                                                                         ----------

        Total other expense.............................................     (7,877)
                                                                         ----------

        Income before income taxes......................................    105,752

INCOME TAX EXPENSE......................................................     32,249
                                                                         ----------

        Net income...................................................... $   73,503
                                                                         ==========

Weighted average number of common stock shares outstanding..............  1,550,000
                                                                         ==========

Primary earnings per share.............................................. $     0.05
                                                                         ==========

Fully diluted earnings per share........................................ $     0.05
                                                                         ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
  STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                       POST-ACQUISITION PERIODS (NOTE 1)



                                                                                                  FOR THE PERIOD
                                                                    FOR THE YEAR   FOR THE YEAR   APRIL 18, 1994
                                                                       ENDED          ENDED          THROUGH
                                                                    DECEMBER 31,   DECEMBER 31,     DECEMBER 31,
                                                                       1996            1995             1994
                                                                    ------------   ------------   --------------
REVENUES............................................................. $8,726,799     $6,925,716       $3,705,749
COST OF LABORATORY SERVICES..........................................  3,816,114      3,246,470        1,655,692
                                                                      ----------     ----------       ----------
        Gross profit.................................................  4,910,685      3,679,246        2,050,057
                                                                      ----------     ----------       ----------
OPERATING EXPENSES:
    Selling..........................................................    601,945        561,470          311,156
    General and administrative.......................................  2,442,602      2,157,410        1,299,823
    Depreciation and amortization....................................    504,123        232,535          117,054
    Asset impairment.................................................    124,531             --               --
                                                                      ----------     ----------       ----------
        Total operating expenses.....................................  3,673,201      2,951,415        1,728,033
                                                                      ----------     ----------       ----------
OTHER (EXPENSE) INCOME:
    Interest expense.................................................    (67,185)       (29,651)         (24,409)
    Interest income..................................................     41,208        126,939           31,422
    Other income.....................................................      4,169        323,846           66,546
                                                                      ----------     ----------       ----------
        Total other (expense) income.................................    (21,808)       421,134           73,559
                                                                      ----------     ----------       ----------
        Income from continuing operations before income taxes........  1,215,676      1,148,965          395,583

INCOME TAX EXPENSE...................................................    527,171        474,405          178,774
                                                                      ----------     ----------       ----------
       Income from continuing operations.............................    688,505        674,560          216,809

DISCONTINUED OPERATION:
    Loss from operations of discontinued clinical business,
       net of tax benefit of $257,904................................   (500,636)            --               --

    Loss on disposal of clinical business, net of tax benefit
       of $489,420...................................................   (773,580)            --                --
                                                                      ----------     ----------        ----------
        Net (loss) income............................................   (585,711)       674,560          216,809

DIVIDENDS ON PREFERRED STOCK.........................................         --         13,344           11,404
                                                                      ----------     ----------       ----------
  Net (loss) income available for common stockholders................ $ (585,711)    $  661,216       $  205,405
                                                                      ==========     ==========       ==========

PRIMARY EARNINGS PER SHARE:
    Weighted average number of common stock and common
       stock equivalents outstanding.................................  3,316,198      3,301,582        2,227,498
                                                                      ==========     ==========       ==========
    Continuing operations............................................ $     0.21     $     0.20       $     0.09
    Discontinued operation...........................................      (0.39)            --               --
                                                                      ----------     ----------       ----------
        Total........................................................ $    (0.18)    $     0.20       $     0.09
                                                                      ==========     ==========       ==========
FULLY DILUTED EARNINGS PER SHARE:
    Weighted average number of common stock and common
      stock equivalents outstanding..................................  3,954,787      3,843,391        2,227,498
                                                                      ==========     ==========       ==========
    Continuing operations............................................ $     0.17     $     0.17       $     0.09
    Discontinued operation...........................................      (0.32)            --               --
                                                                      ----------     ----------       ----------
        Total........................................................ $    (0.15)    $     0.17       $     0.09
                                                                      ==========     ==========       ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
    STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                        PRE-ACQUISITION PERIOD (NOTE 1)


                                                       FOR THE PERIOD
                                                       JANUARY 1, 1994
                                                           THROUGH
                                                       APRIL 17, 1994
                                                       --------------
Common stock, $0.001 par value...........................  $    1,550

Paid in capital in excess of par, common stock:
    Balance, beginning of period.........................   2,290,152
    Dividends to MBf (Note 1)............................    (949,082)
                                                           ----------

        Balance, end of period...........................   1,341,070
                                                           ----------

Retained earnings:
    Balance, beginning of period.........................     139,868
    Net income...........................................      73,503
                                                           ----------

        Balance, end of period...........................     213,371
                                                           ----------

        Total stockholders' equity.......................  $1,555,991
                                                           ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
  STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       POST-ACQUISITION PERIODS (NOTE 1)




                                                                                                                    FOR THE PERIOD
                                             FOR THE YEAR                       FOR THE YEAR                        APRIL 18, 1994
                                                 ENDED                              ENDED                              THROUGH
                                              DECEMBER 31,                       DECEMBER 31,                        DECEMBER 31,
                                                  1996                               1995                               1994
                                           ------------------              -----------------------               -------------------

Preferred stock, $0.001 par value,
$1 stated value:
    Balance, beginning of period............   $      --                         $  300,000                         $       --
    Issuance of stock in
     connection with the
     Exchange (Note 1)......................          --                                 --                            300,000
    Issuance to MBf in
     connection with
     Peterson's acquisition
     of LSI (Note 1)........................          --                                 --                            658,896
    Effect of the Exchange
     (Note 1)...............................          --                                 --                           (658,896)
    Redemption of stock
     (Note 1)...............................          --                           (300,000)                                --
                                              ----------                         ----------                         ----------
        Balance, end of
         period.............................          --                                 --                            300,000
                                              ----------                         ----------                         ----------
Common stock, $0.001 par
 value:
    Balance, beginning of
     period.................................       3,298                              3,298                              1,550
    Issuance of stock in
     connection with the
     Exchange (Note 1)......................          --                                 --                                239
    Public offering of
     stock (Note 1).........................          --                                 --                              1,320
    Issuance of stock in
     connection with the
     purchase of the
     customer list (Note 3).................          --                                 --                                189
    Other issuance of stock.................          15                                 --                                 --
                                              ----------                         ----------                         ----------
        Balance, end of
         period.............................       3,313                              3,298                              3,298
                                              ----------                         ----------                         ----------
Paid in capital in excess
 of par, common stock:
    Balance, beginning of
     period.................................   5,341,667                          5,341,667                          1,341,070
    Eliminate retained
     earnings and record
     the effect of
     Peterson's
     acquisition of LSI
     (Note 1)...............................          --                                 --                             29,023
    Effect of the Exchange
     (Note 1)...............................          --                                 --                            427,923
    Public offering of
     stock (Note 1).........................          --                                 --                          3,260,340
    Issuance of stock in
     connection with the
     purchase of
     the customer list
     (Note 3)...............................          --                                 --                            283,311
    Other issuance of stock.................      24,360                                 --                                 --
                                              ----------                         ----------                         ----------
        Balance, end of.....................   5,366,027                          5,341,667                          5,341,667
         period.............................  ----------                         ----------                         ----------

Retained earnings:
    Balance, beginning of
     period.................................     866,621                            205,405                            213,371
    Net (loss) income.......................    (585,711)                           674,560                            216,809
    Eliminate retained
     earnings and record
     the effect of
     Peterson's
     acquisition of LSI
     (Note 1)...............................          --                                 --                           (213,371)
    Preferred stock
     dividends..............................          --                            (13,344)                           (11,404)
                                              ----------                         ----------                         ----------
        Balance, end of
         period.............................     280,910                            866,621                            205,405
                                              ----------                         ----------                         ----------
        Total
         stockholders'
         equity.............................  $5,650,250                         $6,211,586                         $5,850,370
                                              ==========                         ==========                         ==========


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
    STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                        PRE-ACQUISITION PERIOD (NOTE 1)

                                                                          FOR THE PERIOD
                                                                            JANUARY 1,
                                                                           1994 THROUGH
                                                                          APRIL 17, 1994
                                                                          --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income..............................................................  $  73,503
    Adjustments to reconcile net income to net cash provided
        by operating activities-
        Depreciation and amortization.......................................     42,421
        Provision for bad debts and other...................................     45,229
        Impact of changes in assets and liabilities-
            Accounts receivable.............................................   (218,844)
            Inventories.....................................................      3,460
            Prepaid expenses and other......................................     35,515
            Other assets....................................................        567
            Accounts payable and accrued expenses...........................    137,963
                                                                              ---------

                Net cash provided by operating activities...................    119,814
                                                                              ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures....................................................     (8,097)
    Due to/from affiliate...................................................    (75,000)
                                                                              ---------

                Net cash used in investing activities.......................    (83,097)
                                                                              ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments under line of credit...........................................   (110,858)
    Payments on long-term debt..............................................    (20,376)
                                                                              ---------

                Net cash used in financing activities.......................   (131,234)
                                                                              ---------

DECREASE IN CASH AND CASH EQUIVALENTS.......................................    (94,517)

CASH AND CASH EQUIVALENTS, beginning of period..............................     94,517
                                                                              ---------

CASH AND CASH EQUIVALENTS, end of period....................................  $      --
                                                                              =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for interest................................  $   7,966
                                                                              =========

    Cash paid during the period for income taxes............................  $      --
                                                                              =========



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
     STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       POST ACQUISITION PERIODS (NOTE 1)

                                                                                             FOR THE PERIOD
                                                      FOR THE YEAR        FOR THE YEAR       APRIL 18, 1994
                                                         ENDED               ENDED              THROUGH
                                                      DECEMBER 31,         DECEMBER 31,       DECEMBER 31,
                                                          1996                1995               1994
                                                      ------------        -------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income...............................  $  (585,711)         $  674,560          $  216,809
    Adjustments to reconcile net (loss)
     income to net cash provided by operating
     activities-
        Depreciation and amortization...............      550,933             232,535             116,463
        Provision for bad debts and other...........      446,087              84,246              73,011
        Gain on sales of assets.....................      (50,000)                 --              (3,631)
        Deferred income taxes.......................     (744,936)            (18,694)                 --
        Asset impairment............................      174,531                  --                  --
        Disposal of clinical business...............    1,263,000                  --                  --
        Impact of changes in assets and
         liabilities-
            Accounts receivable.....................     (411,079)           (222,300)           (186,042)
            Income tax refund receivable............      (54,939)              8,600            (140,226)
            Inventories.............................       43,582              (3,745)            (18,001)
            Prepaid expenses and other..............       64,182             (13,045)            (34,814)
            Other assets............................           --                  --                 433
            Accounts payable and accrued
             expenses...............................     (222,849)             (7,682)            233,273
                                                      -----------          ----------          ----------
                Net cash provided by
                 operating activities...............      472,801             734,475             257,275
                                                      -----------          ----------          ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures............................     (127,915)           (211,886)           (127,747)
    Proceeds from sales of assets...................       50,000                  --               5,300
    Purchase of customer list.......................           --                  --            (787,440)
    Purchase of NPLI stock, net of cash
     acquired.......................................   (1,022,597)                 --                  --
    Acquisition costs...............................     (301,816)           (101,826)                 --
                                                      -----------          ----------          ----------

            Net cash used in investing
             activities.............................   (1,402,328)           (313,712)           (909,887)
                                                      -----------          ----------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid..................................           --             (24,748)                 --
    Redemption of preferred stock...................           --            (300,000)                 --
    Warrant offering costs..........................           --             (38,821)                 --
    Payments on short-term debt.....................     (598,515)                 --             (89,142)
    Payments on long-term debt......................     (155,628)            (90,585)            (75,464)
    Net proceeds from issuance of
     common stock...................................           --                  --           3,261,660
                                                      -----------          ----------          ----------

            Net cash (used in) provided
             by financing activities................     (754,143)           (454,154)          3,097,054
                                                      -----------          ----------          ----------

(DECREASE) INCREASE IN CASH AND
    CASH EQUIVALENTS................................   (1,683,670)            (33,391)          2,444,442

CASH AND CASH EQUIVALENTS, beginning of
 period.............................................    2,411,051           2,444,442                  --
                                                      -----------          ----------          ----------

CASH AND CASH EQUIVALENTS, end of period............  $   727,381          $2,411,051          $2,444,442
                                                      ===========          ==========          ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for
     interest.......................................  $   112,698          $   29,651          $   24,409
                                                      ===========          ==========          ==========

    Cash paid during the period for
     income taxes...................................  $   631,564          $  480,405          $  319,000
                                                      ===========          ==========          ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
     STATEMENTS.

           LABORATORY SPECIALISTS OF AMERICA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   GENERAL:

     Effective July 8, 1994, Laboratory Specialists of America, Inc. (the "Company" or "LSAI"), an Oklahoma corporation, acquired all of the capital stock of Laboratory Specialists, Inc. ("LSI"), and LSI became a wholly owned subsidiary of LSAI. This transaction was accounted for as a reverse acquisition of LSAI by LSI, and LSI is treated as the acquiror for accounting purposes. Therefore, the accompanying financial statements for the periods prior to July 8, 1994, are those of LSI and not those of LSAI.

     Through LSI, the Company operates an independent forensic drug testing laboratory providing integrated drug testing services to corporations and governmental bodies, by negotiated contract, for detection of illegal drug use by employees and prospective employees. The Company's customers are primarily in the construction, transportation, service, mining and manufacturing industries, principally located in the southeast and southwest United States.

     On February 27, 1992, LSI's then parent, American Drug Screens, approved a transaction whereby American Health Products Corporation ("AHP"), a Texas corporation, acquired control of American Drug Screens. The transaction was accounted for as a purchase. The excess purchase price over the fair value of the net assets acquired amounting to $2,875,703 was recorded as goodwill, of which $1,125,703 was allocated to the Company and $1,750,000 to AHP. The goodwill allocated to the Company is being amortized using the straight-line method over 40 years. The retained earnings of the Company at the date of acquisition were eliminated in accordance with purchase accounting. Subsequent to the date of the transaction, American Drug Screens changed its name to MBf USA, Inc. ("MBf").

     On February 23, 1994, LSI's then parent, MBf, exchanged its common stock investment in LSI for 1,300,000 shares of MBf's common stock (having a market value of $1,178,125) held by LSI's president and former owner, Arthur R. Peterson, Jr., and 706,244 shares of cumulative, redeemable, convertible preferred stock of LSI (the "LSI Preferred Stock"). Additionally, LSI paid a cash dividend of $75,000, declared a noncash dividend forgiving amounts due from MBf of approximately $545,000, and issued a note payable to MBf in the amount of $353,123. These transactions have been reflected as dividends to MBf reducing the Company's paid in capital balance in the accompanying consolidated statement of stockholders' equity. The acquisition of the LSI common stock by Mr. Peterson was accounted for under the purchase method of accounting. The purchase price exceeded the fair market value of the net tangible assets of LSI by approximately $1,565,000 which was recorded as goodwill on April 18, 1994, to be amortized over 40 years. All of the above transactions, except the $75,000 cash dividend, are noncash transactions, and have been excluded from the accompanying statement of cash flows.

     The pre-acquisition period presented is not comparable to the post-acquisition period due to the purchase accounting adjustments recorded by LSI. The primary difference is the recording of additional goodwill, as described above, and the increase in the related amortization of $11,000 annually. Retained earnings of LSI at the date of acquisition were eliminated in accordance with purchase accounting.

     On July 8, 1994, (i) Arthur R. Peterson, Jr. exchanged all of the outstanding common stock of LSI for 1,000,000 shares of common stock and 300,000 shares of Series I Cumulative Redeemable Convertible Preferred Stock (the "Series I Preferred Stock") of LSAI, and (ii) MBf exchanged all of its LSI Preferred Stock for 239,405 shares of common stock of LSAI (the "Exchange"). The Series I Preferred Stock was entitled to annual cumulative dividends based upon the national prime rate which initially was 6.75% subject to a maximum 2% rate increase or decrease adjustment. LSAI redeemed the Series I Preferred Stock in July 1995 at $1.00 per share, totaling $300,000. As a result of the Exchange, LSI became a subsidiary of LSAI. The Exchange was accounted for as a reverse acquisition of LSAI by LSI and LSI was treated as the acquiror for accounting purposes.

     On October 11, 1994, LSAI completed a public offering of 660,000 units comprised of two shares of common stock and one 1994 warrant at a price of $6.10, which resulted in net proceeds to the Company of approximately $3,260,000, net of underwriting discounts, commissions and other offering expenses.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CASH AND CASH EQUIVALENTS

     Cash equivalents consist of all highly liquid debt instruments with a maturity of three months or less at the date of purchase. The Company invests excess cash overnight in repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     INVENTORIES

     Inventories consist of supplies of laboratory chemicals and specimen collection materials. Inventories are valued at the lower of cost, on a first-in, first-out basis, or market.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, and are depreciated over the estimated useful lives of the assets using the straight-line method as follows:

                                                                 ESTIMATED
                                                               USEFUL LIVES      1996         1995
                                                              -------------  ----------   ----------
     Land..................................................        N/A       $   29,353   $   29,353
     Building and improvements.............................   10 - 40 Years     867,110      631,244
     Equipment.............................................   5 - 12 Years    1,492,633      987,480
     Vehicles..............................................      5 Years         32,419       26,511
     Furniture and fixtures................................   5 - 10 Years       72,032       55,631
                                                                             ----------   ----------

                                                                              2,493,547    1,730,219
     Less- Accumulated depreciation and amortization.......                    (900,948)    (899,559)
                                                                             ----------   ----------

                                                                             $1,592,599   $  830,660
                                                                             ==========   ==========

     GOODWILL AND CUSTOMER LISTS

     Goodwill is amortized on a straight-line basis over 20 or 40 years and the customer lists are amortized on a straight-line basis over fifteen years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill or the customer lists may warrant revision or that the remaining unamortized balance of goodwill or the customer lists may not be recoverable. When factors, such as operating losses, loss of customers, loss or suspension of laboratory certification for an extended period, or changes in the drug testing industry, if present, indicate that goodwill or the customer lists should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted net cash flows over the remaining life of the goodwill or the customer lists in measuring whether they are recoverable. Although management believes that goodwill and the customer lists are currently recoverable over the respective remaining amortization periods, it is possible, due to a change in circumstances, that the carrying value could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

     DEFERRED COSTS

     Deferred costs at December 31, 1996, include $38,821 of legal and accounting expenses incurred in connection with the pending registration of the Company's outstanding warrants (see Note 12), $33,523 related to construction in progress, and $8,474 other. The deferred registration costs will be recorded as a reduction of the proceeds from the exercise of the warrants; if the warrants are not exercised, the costs deferred will be expensed. The Company will begin depreciating the deferred building costs when the related building is put into use during 1997.

     EMPLOYEE STOCK OPTION PLAN

     The Company accounts for its employee stock option plan using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (see Note 11).

     INCOME TAXES

     Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

     EARNINGS PER COMMON SHARE

     Earnings per common share for the pre-acquisition period presented have been computed using the number of common shares outstanding prior to the Exchange and public offering as the Securities and Exchange Commission requires promotional shares issued within one year of the initial filing date of the public offering to be treated as outstanding for all reported periods. Primary earnings per common share for the post-acquisition periods were computed using the weighted average number of common shares outstanding after adding the dilutive effect of the conversion of stock options. Outstanding warrants and a note payable to be paid in stock are included in the fully diluted weighted average shares outstanding calculation for the years ended December 31, 1996 and 1995.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates as additional information becomes known.

3.   BUSINESS ACQUISITIONS:

     NATIONAL DRUG ASSESSMENT CORPORATION

     On December 1, 1994, the Company acquired from National Drug Assessment Corporation ("NDAC"), pursuant to an Asset Purchase Agreement dated November 30, 1994, certain intangible assets. The assets purchased included the customer list of NDAC and all contracts, contract rights and agreements, correspondence with the customers for which NDAC provided drug testing services (the "customer list"), all specimens with respect to which testing was in process and had not been completed, all rights to business conducted by NDAC related to drug testing, and all rights in the name "National Drug Assessment" or "National Drug Assessment Corporation" (the "Purchased Assets"). The purchase price of these assets included: (i) a cash payment of $750,000; (ii) the issuance of 189,000 shares of LSAI common stock; and (iii) the contingent issuance, on or before February 1, 1996, of such number of additional shares of common stock that have, in the aggregate, a value equal to the revenues attributable to the customer list during the 12 months ended December 1, 1995, in excess of $1,175,000. Based on the revenues attributable to the customer list during the Company's first 12 months of ownership, no additional shares were issued by LSAI. The $1,070,940 purchase price of the NDAC purchased assets was allocated entirely to the customer list and recorded as an intangible asset on December 1, 1994, to be amortized over 15 years. The issuance of 189,000 shares of common stock has been excluded from the accompanying consolidated statement of cash flows as it is a non-cash transaction.

     NATIONAL PSYCHOPHARMACOLOGY LABORATORY, INC.

     On January 2, 1996, the Company acquired all of the issued and outstanding capital stock (the "NPLI Stock") of National Psychopharmacology Laboratory, Inc., a Tennessee corporation ("NPLI"), and purchased goodwill

     (the "NPLI Goodwill"), pursuant to a Stock Purchase Agreement dated January 1, 1996 (the "Purchase Agreement"), and NPLI became a wholly owned subsidiary of the Company (the "NPLI Acquisition"). NPLI is engaged in forensic drug testing (urine drug screening with chain of custody) and clinical testing and analysis.

     Pursuant to the Purchase Agreement and in connection with the NPLI Acquisition, (i) the Company agreed to pay $1,585,000 for the NPLI Stock (the "NPLI Stock Purchase Price") of which $1,075,000 was paid at closing to the shareholders of NPLI (the "NPLI Shareholders"), and two unsecured promissory notes (the "NPLI Promissory Notes"), with an aggregate adjusted face value of $510,000, were issued and delivered to the NPLI Shareholders,
     (ii) the Company agreed to pay $140,000 for the NPLI Goodwill payable in 24 monthly installments commencing on February 1, 1996, (iii) assumed net liabilities of NPLI of approximately $875,000, and (iv) incurred deferred income taxes of approximately $800,000 as a result of NPLI's tax basis being significantly less than the purchase price of the NPLI Stock. All of the above resulted in a total purchase price of approximately $3,400,000, substantially all of which was recorded as intangible assets.

     The forensic portion of NPLI's business was merged into LSI's operation effective February 1996. The Company intended to sell the clinical business during 1996, but after negotiations with three potential buyers failed, the Company shut down the clinical operations effective in the fourth quarter of 1996. The revenues related to the discontinued clinical operation for the year ended December 31, 1996, were approximately $3,413,000. The related operating loss and shut down expenses of the clinical business are included in the accompanying income statement as "Discontinued Operation" and "Disposition of Discontinued Operation," respectively. Assuming the acquisition had occurred at the beginning of 1995, the unaudited consolidated pro forma results of operations (excluding the clinical business) for the year ended December 31, 1995, are as follows (in thousands of dollars):

                                                                       (Unaudited)
                                                                       -----------

     Revenues....................................................      $8,626,000

     Net income from continuing operations.......................         851,000

     Primary earnings per share from continuing operations.......            0.26


4.   OTHER INCOME:

     Other income, as reflected in the consolidated statement of income for the year ended December 31, 1995, includes proceeds of $320,000 received from the settlement of litigation brought by LSI.

5.   ACCOUNTING CHANGES:

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets, certain identifiable intangibles and goodwill related to those assets be reviewed for impairment. The adoption resulted in no adjustment to the financial statements. During the fourth quarter of 1996, the Company made a decision to hold for sale the laboratory building, which resulted in an impairment of approximately $111,000 being recorded, which reduced the net book value to $225,000. The impairment is included in "Asset Impairment" in the accompanying income statements.

     The Financial Accounting Standards Board also recently issued SFAS No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share. This statement is effective for financial statements with periods ending after December 15, 1997. Management has not determined the impact this standard will have on earnings per share.

6.   TRANSACTIONS WITH RELATED PARTIES:

     During the years 1996, 1995 and 1994, LSAI incurred approximately $30,000, $130,000 and $125,000, respectively, for legal services rendered by a director of the Company who also serves as legal counsel for the

     Company. Management believes that the amounts incurred approximate those which would have been paid to unrelated parties for the same services.

     Until June 1996, LSAI's office in Oklahoma City was subleased from Unico, Inc. ("Unico") on a month-to-month basis. Rental expense paid to Unico for 1996, 1995 and 1994 totaled approximately $6,000, $21,000 and $13,000, respectively. The lessors of such premises to Unico include the President and Chief Executive Officer of LSAI, who own, in the aggregate, a 50 percent undivided interest in such premises and are former directors of Unico.

7.   LINE OF CREDIT:

     In December 1995, LSI entered into a $1 million line of credit arrangement, which matured in December 1996. The line of credit was renewed for $250,000 in January 1997, maturing in January 1998, with an interest rate equal to the Citibank N.A. rate, which was 8.25% at the date of renewal. LSAI is a guarantor of any balances outstanding under the line of credit, which is collateralized by LSI's accounts receivable, intangibles, inventories, equipment, and furniture and fixtures. No drawings had been made against the line of credit as of December 31, 1996.

8.   DEBT:

     Short-term debt at December 31, 1996, consists of a note payable to the former shareholders of NPLI with a recorded amount of $334,460, representing the discounted value of approximately 153,282 shares reserved for issuance pursuant to the NPLI Purchase Agreement. The Company has not issued and delivered these shares to the former shareholders based upon certain representations made by the NPLI shareholders which the Company believes to have been misleading and false at the closing of the NPLI Acquisition. The remaining short-term debt of $75,833 relates to the note payable for NPLI Goodwill (see Note 3).

     Long-term debt consists of the following at December 31, 1996 and 1995:

                                                  1996        1995
                                               ----------   --------
     Note payable to MBf, due February 1999,
      interest rate 7%,collateralized by
      substantially all of the assets of
      LSI (see Note 1)........................ $  353,123   $353,123

     Note payable for purchase of laboratory
      building................................    450,000         --

     Capital lease agreement with
      Boehringer-Mannheim Corporation.........    560,652         --
                                               ----------   --------
     Total long-term debt.....................  1,363,775    353,123

     Less-Current portion.....................   (118,085)        --
                                               ----------   --------
                                               $1,245,690   $353,123
                                               ==========   ========

     In late 1996, the Company purchased a building to be renovated for its new laboratory. The purchase was financed by a note payable to the seller due on June 3, 1997, with no stated interest rate. This was a noncash transaction and has been excluded from the accompanying consolidated statement of cash flows. This note has been classified as long-term based on a written commitment from a bank to refinance the purchase and construction costs up to the lesser of 80% of appraised value or cost, not to exceed $720,000. The bank note will be payable monthly based on a fifteen-year amortization with the balance due five years from issuance. In connection with the renovation of the new laboratory, the Company entered into an agreement to pay $439,572 upon completion of the renovation, which is expected during mid 1997.

     During February 1996, LSI entered into an agreement with Boehringer-Mannheim Corporation through February 2001, to purchase equipment and certain lab supplies at a fixed price, per drug screen performed. The agreement resulted in the Company recording approximately $650,000 in additional equipment, with an equal amount recorded as a capital lease obligation payable over five years. The amortization of the capital lease assets is included in depreciation expense in the accompanying consolidated statement of income. The total monthly payment during 1995 was $46,740. The agreement was amended during December 1996, and the new monthly payment will be $59,750, with $13,223 allocated to the principal and interest of the capital lease obligation, with the remaining cost allocated to the cost of laboratory supplies. The future minimum lease payments related to the capital lease obligation are as follows:



          1997.........................................  $ 158,670
          1998.........................................    158,670
          1999.........................................    158,670
          2000.........................................    158,670
          2001.........................................     26,446
                                                         ---------
                                                           661,126

          Less-Interest on capital lease obligation....   (100,474)
                                                         ---------
             Total future minimum lease payments.......  $ 560,652
                                                         =========

9.   INCOME TAXES:

     For the pre-acquisition periods presented, LSI filed a consolidated income tax return with its former parent and calculated its income taxes as though a separate income tax return were filed. Prior to 1995, the Company had no material differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, except for certain goodwill which is not deductible for tax purposes, and treated as a permanent difference.

     The 1996 and 1995 provision (benefit) for income taxes on income from continuing operations is summarized below:



                                                 1996       1995
                                              ----------  ---------
     U.S. Federal-
         Current............................  $ 581,467   $390,008
         Deferred...........................   (166,115)    (8,735)
                                              ---------   --------

                                                415,352    381,273

     State..................................    111,819     93,132
                                              ---------   --------
            Total...........................  $ 527,171   $474,405
                                              =========   ========

       Deferred tax liabilities (assets) at December 31, 1996 and 1995, are composed of the following:

                                                   1996       1995
                                                ----------  ---------
       Net deferred tax liability:
       Accelerated depreciation...............  $ (69,748)  $ 56,818
       Customer list, net of amortization.....    372,000         --
       Deferred taxable revenue, long-term....      4,848     32,432
                                                ---------   --------

                                                  307,100     89,250
                                                ---------   --------
       Net deferred tax asset:
       Allowance for doubtful accounts........   (134,273)   (37,534)
       Accrued liabilities....................   (105,180)   (35,522)
       Deferred taxable revenue, short-term...     28,375     27,699
       Operating loss carryforward............         --     (2,935)
                                                ---------   --------

                                                 (211,078)   (48,292)
                                                ---------   --------

       Total deferred taxes...................  $  96,022   $ 40,958
                                                =========   ========

     The results of the discontinued operation include a tax benefit of $747,324.

     In the following table, the U.S. Federal income tax rate is reconciled to the Company's 1996 and 1995 effective tax rates from continuing operations for income as reflected in the consolidated statements of income.


                                              1996   1995
                                              ----   ----
     U.S. statutory rate..................... 34.0%  34.0%
         Increases resulting from-
             State income taxes..............  6.1    5.4
             Goodwill amortization...........  2.9    1.2
             Other...........................   .4     .7
                                              ----   ----

                                              43.4%  41.3%
                                              ====   ====

10.  COMMITMENTS AND CONTINGENCIES:

     CONTINGENT LIABILITIES

     Incidental to its business, the Company from time to time is sued by individuals who have tested positive for drugs of abuse, generally arising from LSI's alleged failure to properly administer drug urinalysis tests. LSI is currently a defendant in several such lawsuits. Based upon prior successful defense of similar-type lawsuits, the Company believes it has valid defenses to each of such lawsuits, and intends to vigorously defend in such actions. Although LSI maintains insurance to protect itself against such liability, and LSI's insurance carriers have assumed the defense of LSI in connection with certain actions, the extent of such insurance coverage is limited, both in terms of types of risks covered by the policies and the amount of coverage. In the opinion of the Company's management and its legal counsel, these suits and claims should not result in judgments or settlements which would have a material adverse effect on the Company's results of operations or financial position. Although, LSI has not experienced any material liability related to such claims, there can be no assurance that LSI, and possibly LSAI, will not at some time in the future experience significant liability in connection with such claims and such liability may exceed the extent of such insurance coverage, both in terms of risks covered by the policies and the amount of coverage, which could have a material effect upon the results of operations and financial condition of the Company.

     CERTIFICATION

     The Company's laboratory is certified by the Substance Abuse and Mental Health Services Administration ("SAMHSA"), the successor to the National Institute on Drug Abuse, as well as certain state and local jurisdictions. Certification by SAMHSA is essential to the Company's business, as certain clients are required to use certified laboratories, and many of its clients look to certification as an indication of reliability and accuracy of tests. In order to remain certified, the Company is subject to frequent inspections and proficiency tests. Failure to meet any of the numerous certification requirements could result in suspension or loss of certification. Such suspension or loss of certification could have a material adverse effect on the Company.

     EMPLOYMENT AGREEMENTS

     LSAI has written employment agreements with its President and Chief Executive Officer which provide, among other things, the following: (i) a term of four years from April 16, 1996; (ii) a base salary of $112,500 each; (iii) bonuses at the discretion of the Board of Directors; (iv) eligibility for stock options under LSAI's Stock Option Plan (see Note 11);
     (v) health and disability insurance benefits and life insurance of $500,000; (vi) an automobile allowance; and (vii) benefits consistent with similar executive employment agreements. The agreements also restrict the right to participate in other activities outside of LSAI to the extent such activities conflict with the ability to perform duties and that would violate duty and loyalty to LSAI.

     LSI has a written agreement with its President and verbal employment agreements with four key employees, each of which provides, among other things, the following: (i) with respect to the President, a base salary of $125,000 for a term of five years from April 16, 1996, and a bonus equal to 10 percent of the pre-tax income of LSI, not to exceed $50,000; (ii) with respect to the four key employees, bonuses equal to 1 percent for each employee of the pre-tax income of LSI; (iii) eligibility for stock options under the stock option plan of its parent, LSAI (see Note 11); and (iv) eligibility for health, disability and life insurance benefits on the same terms as other employees. The agreements require the Company's President and the four key employees to devote their full time and attention to the business of LSI.

     JUDICIAL DECISIONS AND GOVERNMENT POLICY

     Employee drug testing by federal agencies and certain private employers is subject to regulation by certain federal agencies. Legislation currently exists in a number of states regulating the circumstances under which employers may test employees and the procedures under which such tests must be conducted. In addition, the circumstances under which drug testing can legally be required by employers is subject to court precedent and judicial review.

     HAZARDOUS MATERIALS

     Certain testing procedures employed by the Company require the use of hazardous materials. Failure to comply with current or future federal, state or local environmental laws or regulations could have a material adverse effect on the Company.

11.  STOCK OPTION PLAN:

     LSAI established the Laboratory Specialists of America, Inc. 1994 Stock Option Plan (the "Stock Option Plan" or the "Plan") on May 10, 1994. On October 30, 1996, the Plan was amended, subject to shareholder approval, and the total number of shares of common stock authorized and reserved for issuance was increased from 225,000 to 425,000. The Plan provides for the issuance of both incentive stock options ("ISO Options") and nonqualified stock options with or without stock appreciation rights ("SARs") to directors, executive officers, key employees and independent contractors and consultants of the Company and its subsidiaries. ISO Options may be granted only to employees of the Company and its subsidiaries. The Board of Directors interprets the Plan and establishes certain committees to administer the Plan. These committees or the Board of Directors have authority to grant options to all eligible employees and determine the types of options granted, with or without SARs, the terms, restrictions and conditions of the options at the time of grant, and whether SARs, if granted, are exercisable at the time of the exercise of the option to which the SAR is attached. The option price of the common stock is determined by the Board of Directors or the various committees. The price may not be less than 85 percent of the fair market value of the shares on the date of the grant of the option, with the exception of ISO options, which may not be less than the fair market value of the shares on the date of grant. The Company's stock options are fixed-price options granted at the fair market value of the underlying common stock on the date of grant. Generally, the options vest and become exercisable six months from the grant date and expire five to ten years after the grant date.

     The following table shows the activity for options issued under the plan as well as other options issued:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                                  EXERCISE PRICE
                                                         OPTIONS    PER OPTION
                                                         -------  --------------
      Balance outstanding January 1, 1995..............       --      $   --
          Options granted..............................  125,000        3.00
                                                         -------

      Balance outstanding December 31, 1995............  125,000        3.00
          Options granted..............................  185,000        2.75
                                                         -------

      Balance outstanding December 31, 1996............  310,000        2.85
                                                         =======

      Options exercisable:
          December 31, 1995............................   10,000        3.00
          December 31, 1996............................  125,000        3.00

     Following are the range of exercise prices, the weighted-average remaining life of all stock options outstanding at December 31, 1996, and the weighted-average price within each price range of those options outstanding and those options exercisable at year-end 1996.




                                                                    OPTIONS EXERCISABLE AT
                          OPTIONS OUTSTANDING AT DECEMBER 31, 1996    DECEMBER 31, 1996
                          ----------------------------------------  ----------------------
                              WEIGHTED-
                               AVERAGE       WEIGHTED-                    WEIGHTED-
                  EXERCISE    REMAINING       AVERAGE                      AVERAGE
                   PRICE     CONTRACTUAL   EXERCISE PRICE               EXERCISE PRICE
      OPTIONS    PER OPTION  LIFE (YEARS)    PER OPTION    OPTIONS        PER OPTION
      -------    ----------  ------------  --------------  -------      --------------
      125,000    $     3.00           6.3           $3.00  125,000               $3.00

      185,000          2.75           9.8            2.75       --                  --
      -------                                              -------

      310,000     2.75-3.00           8.4            2.85  125,000                3.00
      =======                                              =======


      SFAS No. 123, "Accounting for Stock-Based Compensation," prescribes a fair-value method of accounting for employee stock options under which compensation expense is measured based on the estimated fair value of stock options at the grant date and recognized over the period that the options vest. The Company will continue to account for its stock option plan under the optional intrinsic value method of APB No. 25, whereby no compensation expense is recognized for fixed-price stock options. Had compensation expense been determined in accordance with SFAS No. 123, the estimated weighted-average, grant-date fair value would have been $1.14 and $1.23 per option for those options granted in 1996 and 1995, respectively, and the resulting compensation expense would have reduced net income and primary earnings per share as shown in the following pro forma amounts. These amounts may not be representative of compensation expense that might be expected to result in future years using the fair-value method of accounting for employee stock options, as the number of options granted in a particular year may not be indicative of the number of options granted in future years.

                                         1996       1995
                                      ----------  --------
      Net (loss) income:
        As reported.................. $(585,711)  $661,216
        Pro forma....................  (673,516)   614,771

      (Loss) earnings per share:
        Primary, as reported......... $   (0.18)  $   0.20
        Fully diluted, as reported...     (0.15)      0.17
        Primary, pro forma...........     (0.20)      0.19
        Fully diluted, pro forma.....     (0.17)      0.16

      The fair value of each option granted in 1996 and 1995 was estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:



                                           1996   1995
                                          -----  -----
      Expected life (years)...............   5      5
      Risk-free interest rate.............   6%     6%
      Expected dividend yield.............  --     --
      Expected volatility.................  35%    35%

12.   COMMON STOCK WARRANTS:

      In connection with the public offering, the Company issued 660,000 warrants which expire on September 27, 1999. Until April 15, 1997, each warrant may be exercised to purchase two shares of common stock, for $3.50 per share. After April 15, 1997, and on or before April 15, 1998, each warrant may be exercised to purchase two shares of common stock for $2.00 per share. After April 15, 1998, the exercise price adjusts based on certain levels of net income per share of common stock for the year ended December 31, 1997, as follows:



                                           NET INCOME PER SHARE OF COMMON STOCK  EXERCISE PRICE PER SHARE
                                           ------------------------------------      OF COMMON STOCK
         EXERCISE PERIOD         YEAR ENDED      AMOUNT OF NET INCOME PER SHARE  DURING EXERCISE PERIOD
      ----------------------  -----------------  ------------------------------  ------------------------
      After April 15, 1998    December 31, 1997  $.40 or more per share .......           $3.50
                                                 Less than $.40 but $.30
                                                 or more per share.............           $3.00
                                                 Less than $.30 per share......           $2.50


     No warrants had been exercised at December 31, 1996 or 1995. The warrants may be redeemed by the Company at any time, upon 30 days notice, at a price of $.01 per warrant, only in the event the common stock trades in excess of the exercise price of the warrant for 10 consecutive trading days.


     As a portion of underwriting compensation, the Company issued warrants to purchase 66,000 units at $7.32 per unit, consisting of two shares of common stock and one warrant for two additional shares of common stock, exercisable during a four-year period commencing on October 11, 1995. None of these warrants had been exercised at December 31, 1996 or 1995. The warrant included within each unit is exercisable under the same terms as the warrants issued in connection with the public offering as described above.


13.  SUBSEQUENT EVENTS:

     On January 31, 1997, LSAI acquired from Pathology Laboratories, Ltd. ("PLL") certain intangible assets pursuant to an Asset Purchase Agreement dated January 31, 1997 (the "Purchase Agreement"). PLL is a privately held corporation. The assets purchased included the forensic drug testing customer list of PLL and all contracts, contract rights and agreements, correspondence with the customers for which PLL has provided forensic drug testing services, and all assets owned by PLL used in connection with the PLL office in Greenville, South Carolina. Pursuant to the Purchase Agreement, (i) the Company paid $1,600,000 at closing and (ii) the Company assumed the obligations of PLL under a certain lease, dated September 16, 1996, which requires monthly base rental payments of $2,083 and which expires on September 16, 1999. Furthermore, the Company is required to make four additional quarterly installment payments to PLL within 60 days following the end of each three-month period during the twelve months ending January 31, 1998. These quarterly payments are based on gross revenues directly attributable to each customer comprising the customer base of PLL for the year ending January 31, 1998, exceeding $1,600,000. The gross revenues attributable to this customer base for the year ended December 31, 1996, were approximately $3,200,000. The initial purchase price of $1,600,000 was financed with additional long-term bank indebtedness. The Company consolidated the drug testing services with its current laboratory in March 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Pathology Laboratories, Ltd.:

We have audited the accompanying statements of net assets of the Forensic Drug Testing Division (the "Division") of Pathology Laboratories, Ltd. (the "Company") as of December 31, 1996 and 1995, and the related statements of divisional operations and divisional cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Forensic Drug Testing Division of Pathology Laboratories, Ltd., as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As more fully disclosed in Note 1a, the accompanying financial statements have been prepared from the separate records of the Forensic Drug Testing Division of Pathology Laboratories, Ltd. and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred had the Division been operated as an unaffiliated company.

Deloitte & Touche LLP
    Jackson, Mississippi
    March 7, 1997

                         FORENSIC DRUG TESTING DIVISION
                          PATHOLOGY LABORATORIES, LTD.

                            STATEMENTS OF NET ASSETS
                           DECEMBER 31, 1996 AND 1995

                                                                  1996      1995
                                                                --------  --------
                               ASSETS
                               ------
CURRENT ASSETS:
   Cash and cash equivalents................................... $     --  $     --
   Accounts receivable (net of allowance
      for doubtful accounts of approximately
      $43,000 in 1996 and $46,000 in 1995).....................  333,385   322,590
                                                                --------  --------

        Total current assets...................................  333,385   322,590
                                                                --------  --------

PROPERTY AND EQUIPMENT, net....................................  163,455   158,519

OTHER ASSETS:
  Excess of cost over net assets of business acquired, net
      of accumulated amortization of approximately $14,000
      in 1996 and $9,000 in 1995...............................   55,284    59,891
  Non-compete agreements, net of accumulated amortization
      of approximately $9,000 in 1996 and $6,000 in 1995.......    6,000     9,000
                                                                --------  --------

TOTAL ASSETS...................................................  558,124   550,000
                                                                --------  --------
CURRENT LIABILITIES--
  Current maturities on equipment note and lease obligations...   63,375    74,999
                                                                --------  --------
EQUIPMENT NOTE AND LEASE
  OBLIGATIONS, less current maturities.........................   33,314    41,872
                                                                --------  --------

TOTAL LIABILITIES..............................................   96,689   116,871
                                                                --------  --------

COMMITMENTS AND CONTINGENCY (Note 5)

NET ASSETS..................................................... $461,435  $433,129
                                                                ========  ========



                      SEE NOTES TO FINANCIAL STATEMENTS.

                        FORENSIC DRUG TESTING DIVISION
                         PATHOLOGY LABORATORIES, LTD.

                      STATEMENTS OF DIVISIONAL OPERATIONS
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                      1996         1995
                                                   -----------  -----------
LAB REVENUE....................................... $3,238,460   $2,937,598

DIRECT OPERATING EXPENSES
  Salaries and employee benefits..................    622,736      633,078
  Supply Costs....................................    956,144      845,191
  Professional fees...............................    173,669      177,779
  Equipment expenses..............................    152,965      171,272
  Communications, postage and couriers expenses...     77,237       95,150
  Depreciation and amortization expense...........     83,045      110,132
  Other expenses..................................     97,285       84,165
                                                   ----------   ----------

        Total direct operating expenses...........  2,163,081    2,116,767
                                                   ----------   ----------

INDIRECT COST ALLOCATIONS
  Transportation, general and administrative......  1,268,167    1,157,226
  Interest expense................................     21,924       31,476
                                                   ----------   ----------

         Total indirect cost allocations..........  1,290,091    1,188,702
                                                   ----------   ----------

LOSS BEFORE INCOME TAX BENEFIT....................   (214,712)    (367,871)

INCOME TAX BENEFIT................................     80,088      137,216
                                                   ----------   ----------

NET LOSS.......................................... $ (134,624)  $ (230,655)
                                                   ==========   ==========

                      SEE NOTES TO FINANCIAL STATEMENTS.

                        FORENSIC DRUG TESTING DIVISION
                         PATHOLOGY LABORATORIES, LTD.

                      STATEMENTS OF DIVISIONAL CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                       1996        1995
                                                                    ----------  ----------

OPERATING ACTIVITIES:
  Net loss........................................................  $(134,624)  $(230,655)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
      Depreciation and amortization...............................     83,045     110,132
      Provision for doubtful accounts.............................     12,057       4,347
      Changes in operating assets and liabilities--
        Increase in accounts receivable...........................    (22,852)    (21,127)
                                                                    ---------   ---------

        Net cash used in operating activities.....................    (62,374)   (137,303)
                                                                    ---------   ---------
INVESTING ACTIVITIES:
  Property and equipment purchased................................    (17,374)    (23,074)
  Proceeds from sale of property and equipment....................         --      41,977
                                                                    ---------   ---------

        Net cash (used in) provided by investing activities.......    (17,374)     18,903
                                                                    ---------   ---------
FINANCING ACTIVITIES:
  Contributions from Pathology....................................    134,624     230,655
  Proceeds from long-term debt....................................         --     160,000
  Repayments of long-term debt and capitalized lease obligations..    (83,182)   (149,135)
                                                                    ---------   ---------

        Net cash provided by financing activities.................     51,442     241,520
                                                                    ---------   ---------

NET (INCREASE) DECREASE IN NET ASSETS.............................  $ (28,306)  $ 123,120
                                                                    =========   =========
SUPPLEMENTAL DISCLOSURES
  Non-cash activity -- equipment purchase through
    lease obligation..............................................  $  63,000   $      --
                                                                    =========   =========

  Interest paid...................................................  $   7,400   $  14,500
                                                                    =========   =========

                      SEE NOTES TO FINANCIAL STATEMENTS.

                        FORENSIC DRUG TESTING DIVISION
                         PATHOLOGY LABORATORIES, LTD.

                   NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

1.   SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Pathology Laboratories, Ltd. ("the Company") was incorporated on September 26, 1972 for the purpose of establishing and maintaining medical and industrial testing laboratories and presently provides clinical and pathological laboratory testing services in the Southeastern United States. The Company conducts the majority of its business under the name of Puckett Laboratory, which was originally founded in 1955.

     Effective January 31, 1997, the Company sold the customer base and certain assets of its Forensic Drug Testing Division to Laboratory Specialists of America, Inc. ("LSAI") for cash and notes approximating $3,200,000.

     A. BASIS OF PRESENTATION AND USE OF ESTIMATES -- The accompanying statements of net assets and the related statements of divisional operations and divisional cash flows have been prepared using the December 31, 1996 and 1995 account balances and the related revenues and expenses for the years then ended which relate to the Forensic Drug Testing Division of the Company.

        The results of operations include all operating activities directly related to the Forensic Drug Testing Division and indirect cost allocations of all transportation, general and administrative, and interest expense. These indirect expenses were allocated pro-rata to the divisional results of operations based upon the ratio of revenues of the Forensic Drug Testing Division to total revenues of all of the Company's various revenue producing divisions.

        The results of operations reported herein are not necessarily indicative of results that would have been obtained had the division operated as an independent entity for the years presented.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     B. CASH AND CASH EQUIVALENTS -- The Company utilizes a common cash account for all operating divisions. Accordingly, these divisional financial statements do no present any cash or cash equivalents for any period presented.

     C. ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION -- Sales and accounts receivable are recorded upon completion of rendered services or the related procedures based upon the estimated amounts realizable from third party payors.

        The Company maintains an allowance for doubtful accounts to reflect amounts realizable from third party payors.

     D. PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Major additions and betterments are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed. Depreciation of property and equipment is provided using both straight-line and accelerated methods over the estimated useful lives of the related assets which range from five to ten years.

     E. INTANGIBLE ASSETS -- Intangible assets consist of non-compete agreements and the excess of cost over net assets of businesses acquired related to the Forensic Drug Testing Division resulting principally from business acquisitions consummated in 1994 and 1993. The costs are being amortized by the straight-line basis over periods ranging from five to fifteen years.

     F. INCOME TAXES -- The benefit for income taxes is allocated to these divisional financial statements based upon the Company's effective rate of 37.3%. This benefit and any applicable deferred tax liabilities and assets are included in the net assets of the division.

     G. EMPLOYEE BENEFIT PLANS -- The Company has a 401(k) profit-sharing plan which covers substantially all full-time employees. Matching contributions by the Company to the plan are based upon the Board of Director discretion. Allocated contributions based upon the personnel involved with the Forensic Drug Testing Division approximated $400 in 1996 and 1995.

2.   BUSINESS DISPOSITION

     Effective January 31, 1997, the Company entered into an agreement to sell its forensic drug testing customer base and certain related operating assets of LSAI for cash and a note estimated to approximate $3,200,000. In connection therewith, LSAI assumed the obligations under a lease agreement.

     The aggregate principal amount of the notes (estimating $1,600,000) is subject to adjustment in the event revenues from forensic drug testing within the first year after closing are greater or lesser than a predefined level as specified in the agreement.

3.   PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:



                                        1996      1995
                                      --------  --------
     Technical equipment............. $127,000  $113,560
     Computer equipment..............  131,804    82,126
     Furniture and fixtures..........   95,210    94,685
     Vehicles........................   83,830    67,099
                                      --------  --------

                                       437,844   357,470

     Less accumulated depreciation...  274,389   198,951
                                      --------  --------

     Property and equipment, net..... $163,455  $158,519
                                      ========  ========

4.   EQUIPMENT NOTE AND LEASE OBLIGATIONS

     The Company's Forensic Drug Testing Division was obligated under various equipment note and capital lease obligations for computer and technical equipment as follows:



                                                                         1996      1995
                                                                        -------  --------
     7.75% note payable to a bank, in monthly installments of
       $906, including interest, with the final payment due
       January, 1997, and collateralized by computer equipment.......   $   900  $ 10,969

     10% note payable to a company, in monthly installments of
       $10,065, including interest, with the final payment due
       July, 1997, and collateralized by laboratory equipment........    46,632   105,902

     Capital lease, payable to a company in monthly installments
       of $1,753 with the final payment due on April 15, 2000........    49,157        --
                                                                        -------  --------
             Total liabilities.......................................    96,689   116,871

     Less current maturities.........................................    63,375    74,999
                                                                        -------  --------

     Total long-term debt............................................   $33,314  $ 41,872
                                                                        =======  ========


     Aggregate future principal payments on these obligations, were as follows:

     Year ended December 31,
            1998................................... $63,375
            1999...................................  15,843
            2000...................................  17,471
                                                    -------
                                                    $96,689
                                                    =======


5.   COMMITMENTS AND CONTINGENCY

     The Company's Forensic Drug Testing Division leases various laboratory facilities and certain equipment under noncancelable operating lease agreements. Rent expense relative to these and other cancelable lease arrangements approximated $110,000 in 1996 and $133,000 in 1995. Future lease payments under these agreements, which expire in 1997 and 199, approximate $89,000. Included in these future lease payments are monthly rental payments of $2,083 through September 1999, which were assumed by LSAI pursuant to the Asset Purchase Agreement described in Note 2.

     In connection with a business acquisition of assets of the division consummated prior to 1994, the Company and seller entered into a referral agreement wherein the Company agreed to pay a royalty fee of 18% of gross revenues from customers retained and any new customers referred by the seller medical facility for a period of five years. This agreement expires in 1998. Fees paid approximated $170,000 in 1996 and $171,000 in 1995.

                                *  *  *  *  *  *

================================================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                 ------------


               The Warrant Agent for the Warrant Redemption is:

                        LIBERTY BANK AND TRUST COMPANY,
                              OKLAHOMA CITY, N.A.

             By Mail:                         By Hand:
             P.O. Box 25848                   100 Broadway
             Oklahoma City,                   Oklahoma City,
             Oklahoma 73125                   Oklahoma 73102


                                   Telephone:
                                (405) 231-6711

                                 ------------


   UNTIL             , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

                               1,452,000 SHARES

                                 COMMON STOCK

                           ISSUABLE UPON EXERCISE OF
                               THE 1994 WARRANTS

                                 66,000 UNITS

                            EACH UNIT CONSISTING OF
                                 TWO SHARES OF
                               COMMON STOCK AND
                               ONE 1994 WARRANT

                            LABORATORY SPECIALISTS

                               OF AMERICA, INC.



                                 ------------

                                  PROSPECTUS

                                 ------------



   Holders of 1994 Warrants who require information about the procedures for exercise and tendering of the 1994 Warrants should contact the Warrant Agent. Requests for general information or additional copies of the Prospectus should be directed to the Managing Agent or the Company.


   Any requests for information concerning the Warrant Redemption may be made by calling the Company's office at (405) 232-9800 or by writing to Laboratory Specialists of America, Inc., 101 Park Avenue, Suite 810, Oklahoma City, Oklahoma 73102, Attention: Larry E. Howell.

                                  -----------


                                        ,1997


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

     The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

     These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act").

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       S.E.C. Registration Fees..................... $  1,000.00
       N.A.S.D. Filing Fees.........................    3,242.00
      *State Securities Laws (Blue Sky) Legal Fees..   12,000.00
      *State Securities Laws Filing Fees............   10,000.00
      *Printing and Engraving.......................   15,000.00
      *Legal Fees...................................   45,000.00
      *Accounting Fees and Expenses.................   10,000.00
      *Transfer and Warrant Agent's Fees............    2,000.00
      *Miscellaneous................................    1,758.00
                                                     -----------
          Total..................................... $100,000.00
                                                     ===========

________________________________________
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Registrant has sold and issued the securities described below within the past three years which were not registered under the Act.

     Pursuant to a certain Exchange Agreement, effective June 30, 1994, Registrant issued 1,000,000 shares of its Common Stock, $.001 par value per share, and 300,000 shares of its Series I Cumulative Convertible Preferred Stock, $1.00 stated value per share (the "Preferred Stock"), to Arthur R. Peterson, Jr. (who became and is a director and an officer of Registrant) in exchange for 1,000 shares of the common stock of Laboratory Specialists, Inc., a Louisiana corporation (the "Exchange"), and issued to MBf USA, Inc. 239,405 shares of Registrant's Common Stock in exchange for 706,244 shares of convertible preferred stock of Laboratory Specialists, Inc.

     In addition, in connection with a private placement pursuant to Regulation D under the Securities Act of 1933, Registrant issued 150,000 shares of the Common Stock, $.001 par value, to the following persons for cash, which sales were not registered under the Securities Act of 1933:

                                      PURCHASE   NUMBER OF
                            DATE OF   PRICE PER   SHARES        NET
           NAME             PURCHASE    SHARE    PURCHASED  PROCEEDS(1)
--------------------------  --------  ---------  ---------  -----------
Thomas M. Hunt............    5/6/94       1.00     50,000   $50,000
Robert A. Gardebled(2)....    5/6/94       1.00      5,000     5,000
Patricia A. Pizzo.........    5/6/94       1.00      5,000     5,000
W.J. Hankins, Jr..........    5/6/94       1.00      5,000     5,000
J. Hugh Martin............    5/6/94       1.00      5,000     5,000
John Peterson.............    5/6/94       1.00      5,000     5,000
John Lestino..............    5/6/94       1.00      5,000     5,000
R. Randall Richison.......    5/6/94       1.00     15,000    15,000
Warren H. Carey...........   4/20/94       1.00     10,000    10,000
Tom Howell................    5/6/94       1.00      5,000     5,000
Patricia M. Simonelli(3)..    5/6/94       1.00      5,000     5,000
John H. Brown.............    5/6/94       1.00     10,000    10,000
Patsy S. Fancher..........    5/6/94       1.00      5,000     5,000
Gary Massad...............    5/6/94       1.00     10,000    10,000
Terry Bell................   5/23/94       1.00      5,000     5,000
Frank G. McGuire III......    6/1/94       1.00      5,000     5,000

-------------------
(1) No underwriting discounts or commissions were paid with respect to such sales.
(2)  Director of Registrant.
(3)  Wife of John Simonelli, an officer and director of Registrant.

     Pursuant to a certain Asset Purchase Agreement, dated November 30, 1994, Registrant issued 189,000 shares of its Common Stock, $.001 par value per share, to National Drug Assessment Corporation, pursuant to Regulation D under the Securities Act of 1933, in exchange for certain of its assets.

     Registrant relied on Rule 504 and Sections 3(b) and 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act. Each investor was furnished information concerning the formation and operations of Registrant, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the foregoing persons in connection with the purchase of the Common Stock and Preferred Stock of his, her or its intent to acquire such Common Stock and/or Preferred Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof; each of the certificates representing the Common Stock and Preferred Stock of Registrant was stamped with a legend restricting transfer of the securities represented thereby, and Registrant issued stop transfer instructions to Liberty Bank and Trust Company of Oklahoma City, N.A., the Transfer Agent for the Common Stock of the Company, concerning all certificates representing the Common Stock held by the aforementioned shareholders of Registrant.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT NO.
     -----------

        2.1 The Exchange Agreement, among Registrant, Arthur R. Peterson, Jr., MBf USA, Inc., John Simonelli and Larry E. Howell, dated June 30, 1994.

        2.2 The Asset Purchase Agreement with National Drug Assessment Corporation, dated November 30, 1994.(3)

        2.3 The Stock Purchase Agreement with National Psychopharmacology Laboratory, Inc., Haroutune K. Dekirmenjian and Kenneth O. Jobson, dated January 1, 1996.(4)

        3.1   Registrant's Certificate of Incorporation.(5)

        3.2   Registrant's Bylaws.(5)

        4.1   Form of Certificate of Common Stock of Registrant.(6)

        4.2   Form of 1994 Warrant.(6)

        4.3 Form of Warrant Agreement between Registrant and Liberty Bank and Trust Company of Oklahoma City, N.A.(6)

        4.4   Form of Representative's Warrants ("Underwriters' Warrants").(6)

        4.5 Form of Warrant for Purchase of Common Stock (the "Managing Agent's Warrant").

        4.6 Laboratory Specialists of America, Inc. 1994 Stock Option Plan, adopted May 10, 1994.(5)

        4.7 Laboratory Specialists of America, Inc. 1994 Stock Option Plan (Amended and Restated October 30, 1996).

        5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.

        10.1  Employment Agreement with John Simonelli, dated April 15, 1996.(7)

        10.2  Employment Agreement with Larry E. Howell, dated April 15,
              1996.(7)

        10.3 Employment Agreement between Arthur R. Peterson, Jr. and Laboratory Specialists, Inc., dated April 15, 1996.(7)

        10.4 Standard Oklahoma Business Complex Lease with 101 Park L.L.C., dated June 25, 1996.(7)

        10.5 Garden Offices Building Lease Agreement between Swiss/M Ltd Partners and Laboratory Specialists, Inc., dated July 22, 1996.(7)

        10.6 Credit Sale Agreement among Hugh O'Connor, Laboratory Specialists, Inc. and Laboratory Specialists of America, Inc., dated December 3, 1996.(8)

        10.7 Standard Form of Agreement between Owner and Contractor among Kerry O'Connor General Contractor, Inc., Laboratory Specialists, Inc. and Laboratory Specialists of America, Inc.(8)

        10.8 The Stock Purchase Agreement with National Psychopharmacology Laboratory, Inc., Haroutune K. Dekirmenjian and Kenneth O. Jobson, dated January 1, 1996.(4)

        10.9 Loan Agreement between Hibernia National Bank and Laboratory Specialists, Inc., dated December 27, 1995.(8)

        10.10 Promissory Note issued by Laboratory Specialists, Inc. to Hibernia National Bank, dated December 27, 1995.(8)

        10.11 Investment Banking Agreement between Laboratory Specialists of America, Inc. ("Registrant") and Barber & Bronson Incorporated, dated June 5, 1997.

        22.1  Subsidiary of Registrant.

        23.1  Consent of Arthur Andersen LLP, dated June 25, 1997.

        23.2  Consent of Deloitte & Touche LLP, dated July 3, 1997.

        23.3 Consent of Dunn Swan & Cunningham, A Professional Corporation, dated July 7, 1997.

        25.1  Power of Attorney of John Simonelli, dated July 7, 1997.

        25.2  Power of Attorney of Larry E. Howell, dated July 7, 1997.

        25.3  Power of Attorney of Arthur R. Peterson, Jr.,July 7, 1997.

        25.4  Power of Attorney of Robert A. Gardebled, Jr., dated July 7, 1997.

        25.5  Power of Attorney of Jerome P. Welch, dated July 7, 1997.

        25.6  Power of Attorney of Michael E. Dunn, dated July 7, 1997.

        28.1 Loan Agreement between Hibernia National Bank and Laboratory Specialists, Inc., dated November 8, 1993.**

        28.2 Stock Exchange Agreement between and among Laboratory Specialists, Inc., MBf USA, Inc. and Arthur R. Peterson, Jr., dated February 23, 1994.(5)

        28.3 Promissory Note issued to MBf USA, Inc. by Laboratory Specialists, Inc., dated February 23, 1994.(5)

______________________________________________________
(1)  To be furnished by amendment.
(2)  Previously furnished.
(3) Incorporated by reference to Form 8-K, dated December 1, 1994, filed with the Commission on December 15, 1994.
(4) Incorporated by reference to Form 8-K, dated January 2, 1996, filed with the Commission on April 9, 1997.
(5) Incorporated by reference to Form SB-2 Registration Statement No. 33-82058-D as filed with the Central Regional Office of the Commission on July 28, 1994.
(6) Incorporated by reference to Amendment No. 2 to Form SB-2 Registration Statement No. 33-82058-D as filed with the Central Regional Office of the Commission on September 21, 1994.
(7) Incorporated by reference to Form 10-QSB Quarterly Report for the quarterly period ended June 30, 1996, filed with the Commission on August 15, 1996.
(8) Incorporated by reference to Form 10-KSB Annual Report for the year ended December 31, 1995, filed with the Commission on April 15, 1996.

ITEM 28.  UNDERTAKINGS

     (a) RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) To include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) RULE 430A.

     Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 7th day of June, 1997.



                              LABORATORY SPECIALISTS OF AMERICA, INC.
                              (Registrant)


                              By: /s/ LARRY E. HOWELL
                                    Larry E. Howell, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                         TITLE                       DATE
     ---------                         -----                       ----

/s/ JOHN SIMONELLI              Chairman of the Board, Chief     July 7, 1997
    John Simonelli              Executive Officer, Secretary
                                and Director

/s/ LARRY E. HOWELL             President and Chief Operating    July 7, 1997
    Larry E. Howell             Officer and Director

/s/ ARTHUR R. PETERSON, JR.     Treasurer and Director           July 7, 1997
    Arthur R. Peterson, Jr.

/s/ ROBERT A. GARDEBLED, JR.    Director                         July 7, 1997
    Robert A. Gardebled, Jr.

/s/ MICHAEL E. DUNN             Director                         July 7, 1997
    Michael E. Dunn

/s/ JEROME P. WELCH             Director                         July 7, 1997
    Jerome P. Welch